Shearman & Sterling
599 Lexington Avenue
New York, New York 10028

July 14, 1994

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C. 20549

Attention:   Document Control--EDGAR

SUBJECT: Corning Incorporated and Corning Delaware, L.P.-- Amendment No. 4 to
         Registration Statement on Form S-3 (Registration No. 33-53821)


Ladies and Gentlemen:

     On behalf of Corning Incorporated ("Corning") and Corning Delaware, L.P. ("Corning Delaware"), we are hereby filing under the Securities Act of 1933, as amended, Amendment No. 4 to the Corning and Corning Delaware Registration Statement on Form S-3 (Registration No. 33-53821).

     If you should have any questions or comments concerning this filing, please call me at (212) 848-8983 or Cornelius J. Dwyer, Jr. at (212) 848-7019.

Very truly yours,

VIRGINIA A. MELVIN
Virginia A. Melvin



Enclosure

                            Corning Incorporated
                            One Riverfront Plaza
                            Corning, New York 14831



                                         July 14, 1994



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

                  Corning Incorporated and Corning Delaware, L.P.

                            (the "Registrants")
                  ------------------------------------


Dear Commissioners:


                Pursuant to Rule 461 of the Securities Act of 1933, as amended, we hereby request that the Registrants' Registration Statement on Form S-3 (No. 33-53821), as amended, be declared effective on July 13, 1994. The request for acceleration from the underwriters will be furnished by separate letter.


                Pursuant to Rule 12d1-2 of the Securities Exchange Act of 1934, as amended, we hereby request that Corning Delaware, L.P.'s Registration Statement on Form 8-A be declared effective on July 13, 1994.



                                          Very truly yours,

                                          CORNING INCORPORATED




                                          By /s/William C. Ughetta
                                             ---------------------

                                          CORNING DELAWARE, L.P.

                                          By Corning Incorporated,
                                           as General Partner



                                         By /s/William C. Ughetta
                                            -----------------------




cc:     Terry Hatfield, Branch Chief
        Knute Salhus
        Joseph Lesko
        Robert W. Reeder

July 14, 1994



Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Re: Corning Delaware, L.P.
Corning Incorporated
Registration Statement on Form S-3
(File No. 33-53821)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended (the "Act"), we hereby join in the request of the registrant that the effectiveness of the above-mentioned Registration Statement, as amended (the "Registration Statement"), be accelerated to 9:00 a.m., New York City time, July 13, 1994 or as soon thereafter as practicable.

Pursuant to Rule 460 under the Act, the following information with respect to the distribution of the Preliminary Prospectus dated July 29, 1994 is furnished in connection with the acceleration of the effective date of the Registration Statement. Between June 30, 1994 and July 12, 1994, the number of Preliminary Prospectuses, dated June 29, 1994, distributed was as follows: 2,654 to 19 prospective underwriters, 2,475 to 2,475 institutions, 0 to 0 prospective dealers, 14 to 3 rating agencies, 1 to 1 individual and 40 to 8 others.

Very truly yours,

GOLDMAN, SACHS & CO.
LAZARD FRERES & CO.

By: GOLDMAN, SACHS & CO.

Name
Title

As filed with the Securities and Exchange Commission on July 14, 1994
                                                    Registration No 33-53821


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                             AMENDMENT NO. 4 TO
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                                  CORNING
                               DELAWARE, L.P.
              (Exact name of registrant as specified in charter)

                           CORNING INCORPORATED
              (Exact name of registrant as specified in charter)

             DELAWARE                               NEW YORK
   (State or other jurisdiction of       (State or other jurisdiction of
   incorporation or organization)        incorporation or organization)
            16-1460072                             16-0393470
  (IRS Employer Identification No.)     (IRS Employer Identification No.)

           c/o William C. Ughetta                             William C. Ughetta
             Corning Incorporated                            Corning Incorporated
             One Riverfront Plaza                            One Riverfront Plaza
            Corning, New York 14831                        Corning, New York 14831
                (607) 974-9000                                  (607) 974-9000
  (Name, address, including zip code, and        (Name, address, including zip code, and
  telephone number, including area code, of agent telephone number, including area code, of agent
                 for service)                                    for service)

                                  COPIES TO:

 Cornelius J. Dwyer, Jr.                        Robert W. Reeder, III
   Shearman & Sterling                           Sullivan & Cromwell
  599 Lexington Avenue                             250 Park Avenue
   New York, NY 10022                             New York, NY 10177
     (212) 848-4000                                 (212) 558-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[x]

                     CALCULATION OF REGISTRATION FEE

                                                        Proposed        Proposed
                                                        Maximum         Maximum             Amount of
Title of Each Class of              Amount to be      Offering Price    Aggregate           Registration
Securities to be Registered        Registered(1)(2)    Per Share(3)     Offering Price(3)   Fee
Corning Delaware, L.P. Preferred
 Securities (2)                      1,150,000            $50           $57,500,000           $19,828
Corning Incorporated Series C
 Convertible Preferred Stock ($100
 par value)(1)(4)
Corning Incorporated Common Stock
 ($.50 par value)(1)(4)(5)
Corning Incorporated Guarantee with
 respect to Corning Delaware, L.P.
 Preferred Securities(4)

(1) There are being registered hereunder such presently indeterminate number of shares of Common Stock of Corning Incorpoated and Series C Convertible Preferred Stock of Corning Incorporated into which the Preferred Securities may be converted or exchanged and for which no separate consideration will be received.
(2) The Registrant has previously registered $316,250,000 Preferred Securities in its initial filing with the Commission and paid the registration fee relating to such securities. Includes $7,500,000 of Preferred Securities which may be sold pursuant to an over-allotment option granted to the Underwriters.
(3) Estimated solely for the purpose of calculating the registration fee.
(4) No separate consideration will be received for the Corning Incorporated Guarantee, the Corning Incorporated Series C
    Convertible Preferred Stock, or the Corning Incorporated Common Stock.
(5) Associated with the Common Stock are Preferred Share Purchase Rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.


The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


SUBJECT TO COMPLETION, DATED JULY 14, 1994


6,500,000

Corning Delaware

% Convertible Monthly Income Preferred Securities
("Convertible MIPS"*)
(liquidation preference $50 per security) guaranteed to the extent set forth herein by, and convertible into Common Stock of, Corning Incorporated


The 6,500,000    % Convertible Monthly Income Preferred Securities (the
"Preferred Securities") are being issued by Corning Delaware, L.P. ("Corning Delaware"), a Delaware limited partnership. All of the partnership interests in Corning Delaware, other than the limited partnership interests represented by the Preferred Securities, are owned by Corning Incorporated, a New York corporation ("Corning" or the "Company"), which is the general partner in Corning Delaware. The Preferred Securities will have a preference over all other partnership interests of Corning Delaware with respect to cash distributions and amounts payable on liquidation.


Holders of the Preferred Securities will be entitled to receive cumulative
cash distributions from Corning Delaware, at an annual rate of    % of the
liquidation preference of $50 per Preferred Security, accruing from       ,
1994 and payable monthly in arrears on the last day of each calendar month of
each year, commencing        , 1994 ("dividends"). See "Description of
Securities Offered--Preferred Securities--Dividends."

In the event of the liquidation of Corning Delaware, holders of Preferred Securities will be entitled to receive for each Preferred Security a liquidation preference of $50 plus accumulated and unpaid dividends to the date of payment, subject to certain limitations. See "Description of Securities Offered--Preferred Securities--Liquidation Rights."
                                                      (continued on next page)

 See "Investment Considerations" for a discussion of certain factors to be considered in connection with an investment in the Preferred Securities, including circumstances under which interest payments on the Subordinated Debentures (as defined) in which Corning Delaware will invest the proceeds from the sale of the Preferred Securities may be deferred for up to 60 months.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          Initial Public     Underwriting           Proceeds to
                                          Offering Price    Commission (1)   Corning Delaware (2) (3)
Per Corning Delaware Preferred Security        $                        (2)                 $
Total (4)                                      $                        (2)                 $

(1) Corning Delaware and Corning have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used by Corning Delaware to purchase convertible subordinated debentures of Corning, the Underwriting Agreement provides that Corning will pay to the Underwriters, as compensation
("Underwriters' Compensation"), $      per Preferred Security (or $    in the
aggregate). See "Underwriting."

(3) Expenses of the offering which are payable by Corning are estimated to be
$    .

(4) Corning Delaware and Corning have granted the Underwriters an option for 30 days to purchase up to an additional 975,000 Preferred Securities at the initial public offering price per share, solely to cover over-allotments. Corning will pay to the Underwriters, as Underwriters' Compensation, $ per Preferred Security purchased pursuant to this option. If such option is exercised in full, the total initial public offering price, underwriting commission and proceeds to Corning Delaware will be $, $and $, respectively. See "Underwriting."

The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or
about           , 1994.

Goldman, Sachs & Co.                                       Lazard Freres & Co.

                 The date of this Prospectus is       , 1994.

(continued from previous page)

Each Preferred Security is convertible through Corning Delaware at the option of the holder, at any time, unless previously redeemed or exchanged, into shares of Corning Common Stock, par value $.50 per share ("Corning Common
Stock"), at the rate of   shares of Corning Common Stock for each Preferred
Security (equivalent to a conversion price of $   per share of Corning Common
Stock), subject to adjustment in certain circumstances. See "Description of Securities Offered--Preferred Securities--Conversion Rights." The last reported sale price of Corning Common Stock, which is listed under the symbol "GLW" on the New York Stock Exchange, on July 13, 1994 was $32.125 per share. The Preferred Securities are also subject to exchange through Corning Delaware, in whole but not in part, into shares of Series C Cumulative Convertible Preferred Stock, par value $100 per share ("Corning Series C Preferred Stock"), upon a vote of the holders of a majority of the aggregate liquidation preference of all outstanding Preferred Securities upon the failure of holders of Preferred Securities to receive dividends in full for 15 consecutive months and/or upon the occurrence of a Tax Event (as defined herein). The Corning Series C Preferred Stock will have dividend, conversion and optional redemption features substantially similar to those of the Preferred Securities but will not be subject to mandatory redemption. See "Description of Securities Offered--Preferred Securities--Optional Exchange for Corning Series C Preferred Stock" and "--Description of Corning Series C Preferred Stock."

The Preferred Securities are redeemable, at the option of Corning Delaware,
in whole or in part, on or after June   , 1998, at the redemption prices set
forth herein, together with accumulated and unpaid dividends to the date fixed for redemption. The Preferred Securities are subject to mandatory redemption on the 30th anniversary of the date of original issuance. See "Description of Securities Offered--Preferred Securities--Optional Redemption" and "--Mandatory Redemption."

Corning will irrevocably and unconditionally guarantee, on a subordinated basis and to the extent set forth herein, to pay in full the dividends by Corning Delaware on the Preferred Securities (if and to the extent declared from funds legally available therefor), the redemption price (including all accumulated and unpaid dividends) payable with respect to the Preferred Securities to the extent of funds legally available therefor and payments on liquidation with respect to the Preferred Securities (to the extent of the assets of Corning Delaware available for distribution to holders of the Preferred Securities). The guarantee will be unsecured and will be subordinate to all liabilities of Corning.
The proceeds from the offering of the Preferred Securities will be invested by Corning Delaware in convertible subordinated debentures of Corning (the "Subordinated Debentures") having the terms described herein. If Corning fails to make interest payments on the Subordinated
Debentures, Corning Delaware will have insufficient funds to pay dividends on the Preferred Securities. The guarantee does not cover payment of dividends when Corning Delaware does not have sufficient funds to pay such dividends. In such event (other than as a result of an extended interest period discussed below), holders of the Preferred Securities will be entitled to elect a Special General
Partner to enforce Corning Delaware's rights under the Subordinated Debentures. See "Description of Securities Offered--Preferred Securities--Voting Rights." Interest payment periods on the Subordinated Debentures are monthly but may be extended by Corning for up to 60 months, in which event Corning Delaware would be unable to make monthly dividend payments on the Preferred Securities. If Corning selects an interest period longer than one month, it will be prohibited from paying any dividends on Junior Stock (as defined under "Description of Securities Offered--Description of the Guarantee--Subordination"). The failure of holders to receive dividends in full for 15 consecutive months would trigger the right of the holders of the Preferred Securities to cause Corning Delaware to exchange the Subordinated Debentures for shares of Corning Series C Preferred Stock and distribute such shares to the holders of the Preferred Securities in exchange for the Preferred Securities. For a discussion of the United States federal income tax consequences of such an extended interest payment period, including the fact that holders will be required to include interest accruing on the Subordinated Debentures in their gross income for United States federal income tax purposes in advance of the receipt of cash dividend payments from Corning Delaware, see "Certain Federal Income Tax Considerations--
Original Issue Discount."

The Subordinated Debentures are subordinated in right of payment to all Senior Indebtedness (as defined under "Description of Securities
Offered--Description of the Subordinated Debentures--Subordination") of Corning. As of June 19, 1994, Corning had approximately $1.9 billion of Senior Indebtedness outstanding.

Application will be made to list the Preferred Securities on the New York Stock Exchange under the symbol "GLW pfM."

The Preferred Securities will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by the participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of Securities Offered--Preferred Securities--Book-Entry-Only Issuance--The Depository Trust Company."

- ----------
*An application has been filed by Goldman, Sachs & Co. with the United States Patent and Trademark Office for the registration of the MIPS servicemark.

                            AVAILABLE INFORMATION

Corning is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Corning may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials may also be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

Corning and Corning Delaware have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.


No separate financial statements of Corning Delaware have been included herein. Corning and Corning Delaware do not consider that such financial statements would be material to holders of Preferred Securities because
Corning Delaware is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under "Corning Delaware." Further, Corning believes that financial statements of Corning Delaware are not material to the holders of the Preferred
Securities since the Preferred Securities have been structured to provide a guarantee by Corning of the Preferred Securities such that the holders of the Preferred Securities with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up are at least in the same position vis-a-vis the assets of Corning as a preferred stockholder of Corning. See "Corning Delaware" and "Description of Securities Offered-- Preferred Securities," "-Description of the Guarantee" and "-Description of the Subordinated Debentures." Corning beneficially owns directly or indirectly all of Corning Delaware's partnership interests (other than the Preferred Securities).


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission (File No. 1-3247) pursuant to the Exchange Act are incorporated herein by reference:

  1. Corning's Annual Report on Form 10-K for the fiscal year ended January 2, 1994, filed pursuant to Section 13(a) of the Exchange Act.

  2. All other reports filed by Corning pursuant to Section 13(a) or 15(d) of the Exchange Act since January 2, 1994, consisting of Corning's Quarterly Report on Form 10-Q for the twelve weeks ended March 27, 1994; and Corning's Current Reports on Form 8-K dated January 24, 1994, April 6, 1994 and June 28, 1994, respectively. Certain historical financial statements of Damon Corporation ("Damon") which was acquired in 1993 are included in Corning's Current Reports on Form 8-K dated August 4, 1993 and August 13, 1993.

  3. The description of Corning's Preferred Share Purchase Rights Plan contained in the registration statement on Form 8-A filed by Corning on July 8, 1986, including the amendment thereto on Form 8 filed by Corning on October 9, 1989.

  4. All other documents filed by Corning pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering.

Corning will provide without charge to each person, including any beneficial owner of Preferred Securities, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Corning Incorporated, One Riverfront Plaza, Corning, New York 14831, Attention:
Secretary, telephone (607) 974-9000.

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AND CORNING COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise specified, references herein to the "Company" or "Corning" refer to Corning Incorporated and its consolidated subsidiaries. Prospective investors should carefully read the entire Prospectus.

                               CORNING DELAWARE

Corning Delaware is a special purpose limited partnership formed under the laws of the State of Delaware. All of its partnership interests (other than the Preferred Securities) are currently and will be beneficially owned directly or indirectly by Corning. Corning is the sole general partner (the "General Partner") in Corning Delaware.

                                 THE COMPANY

Corning traces its origins to a glass business established by the Houghton family in 1851. The present corporation was incorporated in the State of New York in December 1936, and its name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

Corning is an international corporation competing in four broadly-based business segments: Specialty Materials, Communications, Laboratory Services and Consumer Products. Corning is engaged principally in the manufacture and sale of products made from specialty glasses and related inorganic materials having special properties of chemical stability, electrical resistance, heat resistance, light transmission and mechanical strength. Corning and its subsidiaries annually produce some 60,000 different products at 44 plants in eight countries. In addition, Corning, through subsidiaries and affiliates, engages in laboratory services businesses, including life and environmental sciences and clinical-laboratory testing, at more than 50 facilities in ten countries.

Corning has followed and will continue to follow a consistent strategy for its businesses:

  --to provide quality products and services to the four broad market segments in which it chooses to compete,

  --to be a market leader in each of its businesses, and

  --to fully utilize the talents and capabilities of all its employees.

Corning utilizes various strategies and tactics appropriate to each business and its specific markets. However, all strategies incorporate certain key elements.

In addition to the restructuring programs already under way, Corning is currently engaged in a comprehensive review of its business and cost structure. Corning expects this review to be substantially completed by the end of 1994.

Technology has been at the core of Corning's historical success. Corning's investment in research and development has been significant at $131 million in 1991; $151 million in 1992; and $173 million in 1993. Research and development spending has enabled Corning to remain at the forefront of technological advances for decades with new and improved products. Included among Corning's important technological discoveries over the years are optical fiber for telecommunications, ceramic substrates for automotive and stationary emission control devices, photosensitive glasses for various markets and mass produced television bulbs and incandescent light bulbs. Recent developments include an electrically heated automotive pollution control substrate, an expanded line of optical communications amplifiers, dispersion shifted optical fiber, a glass ceramic magnetic memory disk and active matrix liquid-crystal display glasses.

Alliances and acquisitions are utilized to leverage Corning's technologies and market position. Corning's extensive experience with alliances spans more than fifty years and includes jointly owned companies with The Dow Chemical Company ("Dow Chemical") in silicones, PPG Industries Inc. in glass block and foam glass, the Samsung Group and Asahi Glass in television bulbs, Siemens AG in opto-electronics, and Mitsubishi Heavy Industries Ltd. in stationary emission control devices.

Corning has recently completed several major strategic acquisitions, the most significant of which was the acquisition of Damon Corporation ("Damon") in August 1993. The acquisition of Damon has provided significant operating synergies with MetPath Inc. ("MetPath") and is expected to provide additional operating synergies upon full integration of Damon. Corning has also completed acquisitions in the optical-fiber and optical-cable businesses and the science products business and on June 7, 1994, merged Maryland Medical Laboratory Inc., a privately owned Baltimore, Maryland firm specializing in clinical laboratory testing for hospitals and physicians, with its MetPath clinical laboratory testing operations.

Quality is an important element of all of Corning's business strategies. This embodies an unwavering focus on satisfying the customer, continuous improvement of the processes which deliver products and services to the customer and creating an empowered workforce dedicated to serving the customer.

                             RECENT DEVELOPMENTS

Second Quarter 1994 Results
On June 28, 1994, Corning released its results for the quarter ended June 19, 1994. Corning's second quarter net income totaled $111.4 million, or $0.54 per share, compared to 1993's second quarter net income of $89.8 million, or $0.47 per share. Corning's first half net income totaled $169.4 million, or $0.82 per share, compared to 1993's first half net income of $139.6 million, or $0.73 per share.

Second quarter and first half sales increased approximately 20% to $1.1 billion and $2.1 billion, respectively. Approximately half of the increase in both periods was due to recent acquisitions, including the 1993 acquisition of Damon.

Earnings from consolidated operations increased 24% and 16% in the second quarter and first half, respectively. Sales and consolidated earnings growth in both the second quarter and first half resulted from strength across all business segments.

Equity company results for the second quarter and first half increased 24% and 46%, respectively, over the prior year period primarily due to continued improvement from operations at Dow Corning Corporation ("Dow Corning") and the elimination of losses from Vitro Corning, S.A. de C.V. ("Vitro Corning") which was divested in 1993.

Creation of Environmental Testing Services Company
On June 28, 1994, Corning and International Technology Corporation ("International Technology") created a jointly owned company to which Corning transferred the net assets of its environmental testing laboratory business and International Technology transferred the assets of its IT Analytical Services business. Corning and International Technology each own 50 percent of the company. Corning will account for its investment in the newly created company using the equity method of accounting for investments. The impact of the transaction is not expected to be material to Corning's financial statements.


Acquisition of Clinical Laboratory Testing Businesses
On June 7, 1994, Corning acquired all of the outstanding shares of Maryland Medical Laboratory Inc. and several affiliates (collectively, "Maryland Medical") for approximately 4.5 million shares of Corning Common Stock in a pooling of interests transaction. In connection with this transaction, Corning has granted to the stockholders of Maryland Medical registration rights with respect to the shares of Corning Common Stock they received. Pursuant to such rights, Corning is required to file a registration statement covering all 4.5 million shares of Corning Common Stock no later than 90 days after the written request of the designated representative of such stockholders. As of July 13, 1994, no such request had been received by Corning.

On June 1, 1994, Corning signed a definitive agreement to acquire all of the outstanding shares of the capital stock of Nichols Institute ("Nichols") in a transaction to be accounted for as a pooling of interests. Under the terms of the agreement, Corning will exchange newly issued and registered shares of Corning Common Stock with a value equal to up to $13 for each share of the capital stock of Nichols. Using an assumed price of $33 per share of Corning Common Stock and the number of shares of, and options to purchase, the capital stock of Nichols presently outstanding, approximately 6.7 million shares of Corning Common Stock and options to purchase approximately 1 million shares of Corning Common Stock will be issued in the transaction. Substantially all of the options to purchase shares of Corning Common Stock will be exercisable immediately following the closing of the transaction. In no event will more than 9.6 million shares of Corning Common Stock be issued and reserved for the exercise of options granted in connection with such transaction. The final exchange ratio of shares of Corning Common Stock for shares of Nichols capital stock will be determined by the price of Corning Common Stock during the 10-day trading period ending on the fifth trading day prior to the date of the Nichols stockholders meeting held to approve the transaction. The transaction is subject to regulatory approval and is expected to close in the second half of 1994.

Corning's consolidated financial statements for periods prior to these transactions will not be restated since the acquisitions are not material to Corning's financial position or results of operations. Corning will likely record a one-time charge of up to $10 million after-tax in the third quarter for transaction costs associated with these acquisitions and may possibly record an additional one-time charge of up to $25 million after-tax in the second half of 1994 for the integration of the Nichols and Maryland Medical operations into MetPath.

For a discussion of the registration rights granted to the stockholders of Maryland Medical and the registration of the shares of Corning Common Stock to be issued in the Nichols transaction, see "Description of Corning Capital Stock--Common Stock Eligible for Future Sale."

Sale of Parkersburg Plant
In May 1994, Corning sold its Parkersburg, W.Va., glass-tubing products plant to Schott Corporation, a subsidiary of the Schott Group, for $57 million and decided to exit several minor product lines in the specialty materials segment. The net gain from these transactions is not material.

Disposition of Clinical Laboratory Testing Operations
On April 4, 1994, MetPath sold the clinical laboratory testing operations of Damon in California for approximately $51 million in cash. No gain or loss will be recognized as a result of this transaction. The proceeds from the transaction were used to retire a portion of the debt incurred in connection with the acquisition of Damon in August 1993.


See "Investment Considerations" for a discussion of certain factors to be considered in connection with an investment in the Preferred Securities, including circumstances under which interest payments on the Subordinated Debentures (in which Corning Delaware will invest the proceeds from the sale of the Preferred Securities), may be deferred for up to 60 months.

                                 THE OFFERING


Securities Offered         6,500,000 of Corning Delaware's   % Convertible Monthly Income Preferred
                           Securities, liquidation preference of $50 per security. Additionally, Corning
                           Delaware and Corning have granted the Underwriters an option for 30 days to purchase up to an additional 975,000 Preferred Securities at the initial public offering price solely to cover over-allotments, if any.

Dividends                  Dividends on the Preferred Securities will be cumulative from        , 1994
                           and will be payable at the annual rate of   % of the liquidation preference
                           of $50 per Preferred Security. Dividends will be paid monthly in arrears on
                           the last day of each calendar month, commencing       , 1994. The proceeds from
                           the offering of the Preferred Securities will be invested in the Subordinated
                           Debentures. Interest payment periods on the Subordinated Debentures are monthly but may be extended from time to time by Corning for up to 60 months, in which event Corning Delaware would be unable to make monthly dividend payments on the Preferred Securities during the period of any such extension. During such period, interest on the Subordinated Debentures and dividends on the Preferred
                           Securities will compound monthly. The failure of holders of the Preferred Securities to receive dividends in full for 15 consecutive months or the occurrence of a Tax Event would trigger the right of such holders to cause Corning Delaware to exchange all of the Subordinated Debentures for shares of Corning Series
                           C Convertible Preferred Stock, par value $100 per share ("Corning Series C Preferred
                           Stock"), and to distribute such shares to the holders of Preferred Securities in exchange for the Preferred Securities. If the Preferred Securities remain outstanding for three months after the date of notice
                           of a Tax Event or, if occurring earlier than the end of such three-month period, the date on which a vote is taken at any special partnership meeting (or, in lieu of such a meeting, the date of a written consent) by the holders of the
                           Preferred Securities on the matter of whether to cause the exchange of all of the Subordinated Debentures for shares of Corning Series C Preferred Stock, then amounts available for distribution to holders may be reduced by Additional
                           Taxes (as defined under "Description of Securities Offered--Preferred
                           Securities--Dividends"). See "Description of Securities Offered--Description
                           of the Subordinated Debentures--Option to Extend Payment Period" and "Description
                           of Securities Offered--Preferred Securities--Optional Exchange for Corning
                           Series C Preferred Stock."

Liquidation Preference     $50 per Preferred Security, plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared).

Conversion into Corning
   Common Stock            Each Preferred Security is convertible through Corning Delaware at the option of the holder, at any time, unless previously redeemed or exchanged, into shares of Corning Common Stock, par value $.50 per share (the "Corning Common Stock"),
                           at the rate of        shares of Corning Common Stock for each Preferred Security
                           (equivalent to a conversion price of $     per share of Corning Common Stock),
                           subject to adjustment in certain circumstances. Upon receiving an irrevocable notice by a holder of a Preferred Security to exercise its conversion right,
                           Corning Delaware, on behalf of such holder, will exercise its option to convert a portion of the Subordinated Debentures into Corning Common Stock and will distribute such shares of Corning Common Stock to such holder in exchange for the Preferred Securities of such holder that have been so converted. See "Description of Securities Offered--Preferred Securities--Conversion Rights."

Redemption                 From time to time on and after      , 1998, the Preferred Securities will be
                           redeemable, at the option of Corning Delaware, in whole or in part, for cash at the redemption prices set forth herein, together with accumulated and unpaid dividends (whether or not earned or declared) to the date fixed for redemption.
                           The Preferred Securities are subject to mandatory redemption on the 30th anniversary of the date of original issuance at a redemption price of $50 per Preferred
                           Security together with accumulated and unpaid dividends (whether or not earned or declared). If Preferred Securities are called for redemption, the conversion right will terminate two calendar days prior to the redemption date.

Optional Exchange for
  Corning Series C         Upon the failure of holders of the Preferred Securities to receive, for 15 consecutive
  Preferred Stock          months, the full amount of dividend payments or the occurrence of a Tax Event, the holders of a majority of the aggregate liquidation preference of Preferred
                           Securities then outstanding may, at their option, cause Corning Delaware to exchange all (but not less than all) of the Subordinated Debentures for shares of Corning Series C Preferred Stock at the Exchange Price (as defined under
                           "Description of Securities Offered--Preferred Securities--Dividends") and
                           distribute such shares to the holders of Preferred Securities in exchange for such Preferred Securities.
                           The Corning Series C Preferred Stock will have dividend, conversion, optional redemption, and other terms substantially similar to the terms of the Preferred
                           Securities, except that, among other things, the holders of Corning Series C
                           Preferred Stock will have the right to elect two additional directors of Corning whenever dividends on the Corning Series C Preferred Stock are in arrears for
                           18 months (including for this purpose any arrearage with respect to the Preferred
                           Securities) and the Corning Series C Preferred Stock will not be subject to mandatory redemption.

Guarantee                  Pursuant to a Guarantee Agreement (the "Guarantee"), Corning will irrevocably and unconditionally agree, on a subordinated basis and to the extent set forth therein, to pay in full (a) the dividends (including any Additional Dividends thereon, as defined under "Description of Securities Offered--Preferred Securities--Additional
                           Dividends") by Corning Delaware on the Preferred Securities, if, and
                           to the extent declared from funds legally available therefor, (b) the redemption price (including all accumulated and unpaid dividends) of the Preferred Securities, to the extent of funds legally available therefor and (c) payments on liquidation with respect to the Preferred Securities, to the extent of the assets of Corning Delaware available for distribution to holders of the Preferred Securities. The Guarantee will be unsecured and will be subordinated to all liabilities of Corning and will rank pari passu with the Series B Preferred
                           Stock (as defined under "Description of Corning Capital Stock--Series Preferred
                           Stock"). A holder of Preferred Securities may enforce Corning's obligations under the Guarantee directly against Corning, and Corning waives any right or remedy to require that an action be brought against Corning Delaware or any other person or entity before proceeding against Corning. See "Description of Securities Offered--Description of the Guarantee."

Voting Rights              Generally, holders of the Preferred Securities will not have any voting rights.
                           However, upon an Event of Default under the Subordinated Debentures (as described under "Description of Securities Offered--Subordinated Debentures--Events of
                           Default"), a failure by Corning Delaware to pay dividends in full for 15 consecutive months (other than as a result of an election by Corning to defer interest payments)
                           or a default by Corning under the Guarantee, the holders of the Preferred Securities will be entitled to appoint and authorize a Special General Partner to enforce
                           Corning Delaware's rights under the Subordinated Debentures, enforce Corning's obligations under the Guarantee and declare and pay dividends on the Preferred
                           Securities to the extent funds are legally available therefor. In addition, upon the occurrence of a Tax Event, holders of the Preferred Securities will be entitled to call a special partnership meeting for the purpose of deciding whether to cause Corning Delaware to exchange all of the outstanding Subordinated
                           Debentures for shares of Corning Series C Preferred Stock at the Exchange Price
                           and distribute such shares to the holders of Preferred Securities in exchange for the Preferred Securities. See "Description of Securities Offered--Preferred
                           Securities--Dividends."

Use of Proceeds            The proceeds to be received by Corning Delaware from the sale of the Preferred
                           Securities will be invested in the Subordinated Debentures of Corning, which, after paying the expenses associated with this Offering, will use such funds to retire a significant portion of the Damon acquisition debt. See "Use of Proceeds."

Subordinated               The Subordinated Debentures will have a maturity of 30 years and will bear interest
  Debentures               at the rate of    % per annum, payable monthly in arrears. Corning has the right to select an interest payment period or periods longer than one month (during which period or periods interest will compound monthly), provided that any extended interest payment period does not exceed 60 months. If Corning selects an interest payment period longer than one month, it will be prohibited from paying dividends on any Junior Stock (as defined under "Description of Securities
                           Offered--Description of the Guarantee--Subordination") and making certain other restricted payments until monthly interest payments are resumed and all accumulated and unpaid interest (including any Additional Interest) on the Subordinated
                           Debentures is brought current. Corning will have the right to make partial payments of such interest during the extended interest payment period. The Subordinated
                           Debentures are convertible into shares of Corning Common Stock at the option of Corning Delaware and exchangeable for shares of Corning Series C Preferred
                           Stock as described above under "Optional Exchange for Corning Series C Preferred
                           Stock." On and after       , 1998, Corning may prepay the Subordinated Debentures,
                           in whole or in part. The payment of the principal and interest on the Subordinated
                           Debentures will be subordinated in right of payment to all Senior Indebtedness
                           (as defined under "Description of Securities Offered--Description of the
                           Subordinated Debentures--Subordination") of Corning. As of June 19, 1994, Corning
                           had approximately $1.9 billion of Senior Indebtedness outstanding.

                        SUMMARY FINANCIAL INFORMATION

The following is a summary of certain consolidated financial information that has been derived from the consolidated financial statements of Corning. The summary financial data set forth below for Corning for the 1989 through 1993 fiscal years are derived from its audited financial statements. The summary financial data set forth below for the first twelve weeks of 1994 and 1993 are derived from Corning's unaudited financial statements, which in the opinion of management contain all adjustments (consisting only of normal recurring items) necessary for the fair presentation of this information. The financial data should be read in conjunction with the information set forth in "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial information and related notes incorporated by reference in this Prospectus.

The unaudited pro forma combined financial information set forth below reflects the estimated impact on Corning's financial statements of the acquisition of Damon, the merger with Costar Corporation ("Costar"), the transaction with Unilab Corporation ("Unilab") and several other completed 1993 transactions, the Vitro transaction completed in January 1994, the acquisition of the optical-fiber and optical-cable businesses of Northern Telecom Limited ("NTL") by Corning and Siecor Corporation ("Siecor") in February 1994, the merger with Maryland Medical completed in June 1994, the pending acquisition of Nichols and the Offering (collectively, the "Transactions"). Such pro forma data assume the Transactions had been completed on January 4, 1993, for income statement data and by March 27, 1994, for balance sheet data. The unaudited pro forma combined financial information set forth below is derived from, and should be read in conjunction with, the unaudited pro forma combined financial information included elsewhere in this Prospectus and the historical financial statements of Corning and Damon incorporated by reference into this Prospectus. The unaudited pro forma combined financial information is presented for informational purposes only, and is not necessarily indicative of the results of operations or financial position which would have been achieved had the Transactions been completed on the dates indicated or the results that may be attained in the future.

See "Selected Consolidated Financial Data", "Corning Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Incorporation of Certain Documents by Reference."

                                Twelve
                             Weeks Ended                         Fiscal Year Ended
                           Mar.       Mar.                             Dec.       Dec.
                            27,       28,      Jan. 2,    Jan. 3,      29,        30,       Dec. 31,
                           1994       1993       1994       1993       1991       1990        1989
                                        (dollars in millions, except per share amounts)

HISTORICAL:
Income Statement Data:
Net sales               $  948.9   $  817.0   $4,004.8   $3,708.7   $3,259.2   $2,940.5    $2,439.2
Income before
  extraordinary credit
  and cumulative
  effect of changes in
  accounting
  methods(a)                58.0       49.8      (15.2 )    266.3      311.2      289.1       259.4
Net income (loss)(a)        58.0       49.8      (15.2 )    (12.6 )    316.8      292.0       261.0
Balance Sheet Data:
Total assets            $5,430.2   $4,282.6   $5,231.7   $4,286.3   $3,852.6   $3,512.0    $3,360.7
Working capital            452.5      596.6      451.4      465.2      521.0      458.4       487.3
Loans payable beyond
  one year               1,573.6      916.7    1,585.6      815.7      700.0      611.2       624.5
Common stockholders'
  equity                 1,956.1    1,808.5    1,685.8    1,803.8    2,018.8    1,850.3     1,711.2
Per Common Share Data:
Income before
  extraordinary credit
  and cumulative
  effect of changes in
  accounting
  methods(a)            $   0.28  $    0.26  $   (0.09) $    1.40  $    1.66  $    1.53   $    1.39
Net income (loss)(a)        0.28       0.26      (0.09)     (0.08)      1.69       1.55        1.40
Common dividends
  declared(b)               0.17       0.17       0.68       0.62       0.68       0.46        0.53
PRO FORMA: (c)
Income Statement Data:
Net sales               $1,050.2              $4,798.9
Net income                  53.4                   4.4
Net income per share        0.24                  0.01
Balance Sheet Data:
Total assets            $5,721.3
Working capital            434.9
Loans payable beyond
  one year               1,308.3
Common stockholders'     2,052.5
  equity


(a) Amounts for all periods other than the first quarter 1994 are significantly impacted by certain non-recurring gains and losses and the cumulative effect of changes in accounting methods. See the Notes to Selected Consolidated Financial Data contained elsewhere in this Prospectus.
(b) Includes special dividends of $0.15 and $0.1125 per common share in 1991 and 1989, respectively.
(c) See the Notes to Corning Unaudited Pro Forma Combined Financial Information contained elsewhere in this Prospectus.

                                USE OF PROCEEDS


Corning Delaware will invest the proceeds from the Offering in the Subordinated Debentures. Corning, after payment of the Underwriters' Compensation (as defined under "Underwriting") and other expenses of the Offering, will use the net proceeds from the sale of the Subordinated
Debentures to Corning Delaware of $           ($        if the Underwriters'
over-allotment option is exercised in full) to retire all or a significant portion of the debt incurred in the 1993 acquisition of Damon. The Damon debt bears a variable interest rate based on the London Interbank Offered Rate and matures on December 31, 1995. For information concerning the Damon transaction, see "Business of Corning--Laboratory Services."

                          INVESTMENT CONSIDERATIONS

Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

Subordinate Obligations Under Guarantee and Subordinated Debentures

Corning's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of Corning and the obligations of Corning under the Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of Corning. See "Description of Securities Offered--Description of the Guarantee" and "Description of Securities Offered--Description of the Subordinated Debentures--Subordination."

Option to Extend Payment Periods

Corning has the right to extend interest payment periods on the Subordinated Debentures for up to 60 months, and, as a consequence, monthly dividends on the Preferred Securities would be deferred (but will continue to compound monthly) during any such extended interest payment period. In the event that Corning exercises this right, Corning may not declare dividends on any shares of Junior Stock (as defined under "Description of Securities Offered-- Description of the Guarantee--Subordination") during any such extended period and until all dividend arrearages have been paid in full. However, in the event such a deferral continues for more than 15 months, the holders of a majority of the aggregate liquidation preference of the Preferred Securities then outstanding may cause the exchange of all of the Preferred Securities for Corning Series C Preferred Stock at the Exchange Price. See "Description of Securities Offered--Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

For a discussion of the taxation of such an exchange to holders, including the possibility that holders who exchange their Preferred Securities for Corning Series C Preferred Stock may be subject to additional income tax to the extent accrued but unpaid interest on the Subordinated Debentures is converted into accumulated and unpaid dividends on the Corning Series C Preferred Stock received in exchange for the Preferred Securities, see "Certain Federal Income Tax Considerations--Exchange of Preferred Securities for Corning Series C Preferred Stock."

Should an extended interest payment period occur, Corning Delaware, except in very limited circumstances, will continue to accrue income for United States federal income tax purposes which will be allocated, but not distributed, to holders of record of Preferred Securities. As a result, such holders would be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash dividend payments from Corning Delaware and would not receive the cash related to such income if such a holder disposes of its Preferred Securities prior to the record date for payment of dividends. See "Certain Federal Income Tax Considerations--Original Issue Discount."

Tax Event

In the case of a Tax Event, the holders of a majority of the aggregate liquidation preference of Preferred Securities then outstanding will have the right to cause all of the Preferred Securities to be exchanged for Corning Series C Preferred Stock at the Exchange Price. However, in the event that the Preferred Securities are not exchanged, the amounts available for distribution to holders may be reduced by Additional Taxes. Under certain circumstances giving rise to a Tax Event, the exchange of Preferred Securities for Corning Series C Preferred Stock would be a taxable transaction in which exchanging holders recognize gain. For a discussion of the taxation of such an exchange to holders, including the possibility that holders who exchange their Preferred Securities for Corning Series C Preferred Stock may be subject to additional income tax to the extent accrued but unpaid interest on the Subordinated Debentures is converted into accumulated and unpaid divi dends on the Corning Series C Preferred Stock received in exchange for the Preferred Securities, see "Certain Federal Income Tax
Considerations--Exchange of Preferred Securities for Corning Series C Preferred Stock."

                                CAPITALIZATION

The following table sets forth (i) the actual capitalization of Corning at March 27, 1994, (ii) the pro forma capitalization of Corning as of such date after giving effect to the completed or pending transactions and (iii) the pro forma capitalization of the Company as of such date as further adjusted to reflect the Offering, assuming no exercise of the Underwriters' over-allotment option. The table should be read in conjunction with the financial statements of Corning incorporated by reference in this Prospectus. See "Use of Proceeds," "Selected Consolidated Financial Data," "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Securities Offered--Preferred Securities."

                                                           March 27, 1994
                                                              Pro
                                                 Actual      Forma     As Adjusted
                                                  (dollars in millions, except per
                                                             share data)

Short-Term Debt:
  Total short-term debt                         $  232.5   $  308.5        $  308.5
Long-Term Debt:
  Total long-term debt                           1,573.6    1,625.3         1,308.3
Convertible Preferred Securities of
  Subsidiary:                                                                 317.0
Convertible Preferred Stock:
 Par value $100 per share: 10,000,000 shares
   authorized; 255,036 shares of 8% Series B
   Preferred Stock outstanding                      25.5       25.5            25.5
Common Stockholders' Equity:
 Common Stock, including excess over par value
   and other capital: par value $0.50 per
  share;
   authorized 500,000,000 shares; 235,988,668
   issued                                          872.9      965.5           965.5
 Retained earnings                               1,603.9    1,607.7         1,607.7
 Less cost of 27,368,018 shares of common
  stock  in treasury                              (515.8)    (515.8)         (515.8)
 Cumulative translation adjustment                  (4.9)      (4.9)           (4.9)
  Total common stockholders' equity              1,956.1    2,052.5         2,052.5
   Total capitalization                         $3,787.7   $4,011.8        $4,011.8

              RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                          PREFERRED STOCK DIVIDENDS

The following table sets forth the historical ratio of earnings to combined fixed charges and preferred stock dividends of Corning for the periods indicated:

                                                                      Fiscal Year Ended
                                        Twelve Weeks
                                            Ended        Jan.     Jan.     Dec.      Dec.
                                          March 27,       2,       3,       29,       30,     Dec. 31,
                                            1994         1994     1993     1991      1990       1989
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends                                    3.2x     1.1x     3.8x      4.4x      4.6x        5.0x

For the purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of (1) income before taxes on income, before equity in earnings and minority interest and before fixed charges (excluding interest capitalized during the period), (2) Corning's share of pre-tax earnings of fifty-percent owned companies, (3) Corning's share of pre-tax earnings of greater than fifty-percent owned unconsolidated subsidiaries, (4) dividends received from less than fifty-percent owned companies and Corning's share of losses of such companies, if any, if any debt of such companies is guaranteed by Corning and (5) previously capitalized interest amortized during the period; fixed charges consist of
(1) interest on indebtedness, (2) amortization of debt issuance costs, (3) a portion of rental expenses which represent an appropriate interest factor,
(4) Corning's share of the fixed charges of fifty-percent owned companies and
(5) fixed charges of greater than fifty-percent owned unconsolidated subsidiaries; and preferred dividends include the amount of pre-tax income required to pay preferred dividends on an after-tax basis.
            MARKET PRICES OF CORNING COMMON STOCK AND DIVIDENDS

Corning Common Stock is traded on the NYSE under the symbol "GLW." At June 23, 1994, there were 20,298 holders of record of Corning Common Stock and 213,575,956 shares outstanding. The following table sets forth the high and low sale prices for Corning Common Stock, as reported by the NYSE, and the cash dividends declared per share on Corning Common Stock, for the periods indicated.

                                         Price Range(a)
                                                           Cash Dividends
                                                            Declared Per
                                         High      Low        Share(a)
1991
 First Quarter                         $31.000  $21.063             $.125
 Second Quarter                         31.750   28.375              .125
 Third Quarter                          35.750   31.250              .125
 Fourth Quarter                         43.125   33.563              .300(b)
1992
 First Quarter                          40.313   28.750              .15
 Second Quarter                         38.625   31.500              .15
 Third Quarter                          38.625   34.375              .15
 Fourth Quarter                         39.750   34.750              .17
1993
 First Quarter                          39.000   29.000              .17
 Second Quarter                         35.875   31.500              .17
 Third Quarter                          35.125   26.875              .17
 Fourth Quarter                         28.250   24.000              .17
1994
 First Quarter                          33.125   27.625              .17
 Second Quarter                         34.125   30.250              .17
 Third Quarter (through July 13,
  1994)                                 34.625   31.250

(a) Per share amounts have been adjusted for the 2-for-1 stock split effective January 13, 1992.

(b) Includes a special dividend of $.15 per common share in the fourth quarter of 1991.

Corning has regularly paid cash dividends since 1881 and expects to continue to pay cash dividends. Corning's quarterly cash dividend is currently $.17 per share of Corning Common Stock. The payment of dividends is subject to the preferential dividend rights of any outstanding Series Preferred Stock of Corning (as defined under "Description of Corning Capital Stock--Series Preferred Stock"). Corning and its majority-owned subsidiaries would also be prohibited from paying dividends on Corning Common Stock at any time during an extended interest payment period with respect to the Subordinated Debentures, when there is an Event of Default (as defined under "Description of Securities Offered--Description of the Subordinated Debentures--Events of Default") under the Subordinated Debentures or when Corning has failed to make a payment required under the Guarantee. See "Description of Securities Offered--Description of the Guarantee--Certain Covenants of Corning." Since the declaration and payment of future dividends on Corning's capital stock will be based on a number of factors considered by Corning's Board of Directors, including current and prospective earnings, financial condition and capital requirements, and such other factors as the Board of Directors may deem relevant, there can be no assurance that dividends on Corning Common Stock will be paid in the future. See "Description of Corning Capital Stock--General--Dividend Rights and Restrictions."

                     SELECTED CONSOLIDATED FINANCIAL DATA

The following is a summary of certain consolidated financial information that has been derived from the consolidated financial statements of Corning. The summary financial data set forth below for Corning for the fiscal years 1989 through 1993 are derived from its audited financial statements. The selected consolidated financial data set forth below for the first twelve weeks of 1994 and 1993 are derived from Corning's unaudited financial statements, which in the opinion of management contain all adjustments (consisting only of normal recurring items) necessary for the fair presentation of this information. The financial data should be read in conjunction with the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial information and related notes incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

                        SELECTED CONSOLIDATED FINANCIAL DATA

                                   Twelve
                                Weeks Ended                           Fiscal Year Ended
                               Mar.      Mar.                                Dec.       Dec.
                               27,       28,       Jan. 2,      Jan. 3,       29,        30,      Dec. 31,
                               1994      1993       1994         1993        1991       1990        1989
                                             (dollars in millions, except per share amounts)
Income Statement Data:
Revenues
 Net sales                  $  948.9  $  817.0     $4,004.8     $3,708.7   $3,259.2   $2,940.5     $2,439.2
 Royalty, interest and
  dividend  income               7.7       6.4         29.9         35.3       27.6       39.9         29.6
 Non-operating gains                       4.2          4.2          7.0        8.1       69.2        107.1
                               956.6     827.6      4,038.9      3,751.0    3,294.9    3,049.6      2,575.9
Deductions
 Cost of sales                 622.1     532.1      2,597.0      2,411.3    2,121.6    1,925.7      1,600.9
 Selling, general and
  administrative  expenses     185.7     168.6        774.0        692.2      622.5      581.8        491.8
 Research and development
   expenses                     38.2      37.7        173.1        151.1      130.7      124.5        109.6
 Provision for
  restructuring costs and
   other special charges                              207.0         63.3                               54.4
 Interest expense               25.8      16.5         88.2         62.6       58.1       54.0         44.5
 Other, net                      5.8       3.1         42.9         33.9       34.6       35.5         20.9
Income before taxes on
  income                        79.0      69.6        156.7        336.6      327.4      328.1        253.8
Taxes on income                 29.6      23.9         35.3         92.5      110.6      136.1        116.9
Income before minority
  interest and equity
  earnings                      49.4      45.7        121.4        244.1      216.8      192.0        136.9
Minority interest in
  earnings of subsidiaries      (7.9)     (3.1)       (16.6)       (21.6)     (17.3)     (10.4)        (4.2)
Equity in earnings
  (losses) of associated
  companies before
  cumulative effect of
  changes in accounting
  methods                       16.5       7.2       (120.0)        43.8      111.7      107.5        126.7
Income (Loss) before
  Extraordinary Credit and
  Cumulative Effect of
  Changes in Accounting
  Methods                       58.0      49.8(a)     (15.2)(c)    266.3(d)   311.2(f)   289.1(g)     259.4(h)
 Tax benefit of loss
  carryforwards                                                      7.7        5.6        2.9          1.6
 Cumulative effect of
  changes in  accounting
  methods                                                         (286.6)
Net Income (Loss)           $   58.0  $   49.8(b)  $  (15.2)(b) $  (12.6)(e) $316.8   $  292.0     $  261.0
Balance Sheet Data:
 Total assets               $5,430.2  $4,282.6     $5,231.7     $4,286.3   $3,852.6   $3,512.0     $3,360.7
 Working capital               452.5     596.6        451.4        465.2      521.0      458.4        487.3
 Loans payable beyond one
  year                       1,573.6     916.7      1,585.6        815.7      700.0      611.2        624.5
 Common stockholders'
  equity                     1,956.1   1,808.5      1,685.8      1,803.8    2,018.8    1,850.3      1,711.2
Per Common Share Data:(i)
 Income (loss) before
  extraordinary  credit
  and cumulative effect of
   changes in accounting
  methods                   $   0.28  $   0.26     $  (0.09)    $   1.40   $   1.66   $   1.53     $   1.39
 Net income (loss)              0.28      0.26        (0.09)       (0.08)      1.69       1.55         1.40
 Common dividends
  declared(j)                   0.17      0.17         0.68         0.62       0.68       0.46         0.53

The accompanying notes are an integral part of these statements.

(a) During the first quarter 1993, Corning recognized a non-operating gain totaling $4.2 million ($2.6 million after-tax).

(b) Effective January 4, 1993, Corning and its subsidiaries adopted Financial Accounting Standard No. 109, " Accounting for Income Taxes" ("FAS 109") and Financial Accounting Standard No. 112, "Employers' Accounting for
Postemployment Benefits" ("FAS 112"). The impact of adopting FAS 109 and FAS 112 was not material to the financial statements.

(c) In 1993, Corning recognized net non-recurring losses from consolidated operations totaling $202.8 million ($117.9 million after-tax and minority interest), including a non-operating gain of $4.2 million ($2.6 million after-tax); a charge of $36.5 million ($22.0 million after tax) to reflect the settlement and related legal expenses incurred in the compromise agreement between MetPath and the Civil Division of the Department of Justice; and a restructuring charge totaling $170.5 million ($98.5 million after tax and minority interest) as a result of costs to integrate the Damon and Costar acquisitions and a planned company-wide restructuring program announced October 6, 1993 to reduce overhead costs during 1994.
Corning also recorded a $203.1 million reduction in equity earnings as a result of a charge taken by Dow Corning related to breast-implant litigation and a $9.5 million reduction in equity earnings as a result of a restructuring charge taken by Vitro Corning.

(d) In 1992, Corning recognized net non-operating gains from consolidated operations totaling $7.0 million ($21.7 million after- tax), including a gain of $10.1 million (before- and after-tax) from the sale of an additional equity interest in Corning Japan K.K. and a pre-tax loss of $7.3 million ($9.0 million after-tax gain) from the formation of the consumer housewares venture with Vitro S.A. ("Vitro"). Corning also recorded a provision of $63.3 million ($32.1 million after-tax of $22.9 million and minority interest of $8.3 million) as a result of Corning Vitro Corporation's ("Corning Vitro") decision to restructure its Brazilian operations.
Corning also recognized a $37.7 million reduction in equity earnings which included $24.5 million of costs associated with Dow Corning's terminated breast implant business and $13.2 million of restructuring charges associated with Dow Corning's exit from its Brazilian operations and other cost-reduction programs.

(e) Effective December 30, 1991, Corning and its subsidiaries adopted Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("FAS 106"). The cumulative effect of adopting FAS 106 resulted in a charge of $294.8 million (after-tax and minority interest), or $1.56 per share, in 1992. In addition, an $8.2 million gain, or $0.04 per share, from an equity company's adoption of FAS 109 was recognized in 1992.

(f) In 1991, the Company recognized net non-operating gains from consolidated operations totaling $8.1 million ($14.6 million after-tax) which included a gain of $5.3 million (before- and after-tax) on the sale of a less than 10% equity interest in Corning Japan. The Company also recognized an $8.2 million reduction in equity earnings to reflect a charge recorded by Dow Corning for costs associated with its breast implant business.

(g) In 1990, the Company recognized non-operating gains totaling $69.2 million ($29.2 million after-tax) on the sales of certain investments, including a gain on the sale of substantially all the Company's investment in Iwaki Glass Company Ltd. totaling $51.1 million ($19.4 million after-tax).

(h) In 1989, the Company recognized non-operating gains totaling $107.1 million ($61.9 million after-tax), including a gain on the sale of its 50% interest in Ciba Corning Diagnostics Corp. of $75.7 million ($41.0 million after-tax) and a gain of $21.7 million ($13.7 million after-tax) related to patent infringement matters in the optical-fiber business.
Also in 1989, the Company provided $54.4 million ($45.0 million after-tax) for the repositioning of certain businesses and facilities. The provision related primarily to consumer product operations worldwide, and to certain other operations in Europe.

(i) Per share amounts have been adjusted for the 2-for-1 stock split effective January 13, 1992.

(j) Includes special dividends of $0.15 and $0.1125 per common share in 1991 and 1989, respectively.

          CORNING UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Combined Financial Information (the "Unaudited Pro Forma Information") is presented to reflect the estimated impact on Corning's Financial Statements of the following proposed or completed transactions (collectively, the "Transactions"):

* The acquisition of Damon in August 1993, at a total purchase price of approximately $405 million, including acquisition expenses. The transaction has been accounted for as a purchase.

* The acquisition of Costar in September 1993, the transaction with Unilab in November 1993, and other acquisitions completed in 1993 (collectively, the "Other 1993 Transactions") which individually and in the aggregate are not significant. The Costar merger and the Unilab transaction are described in Notes 4 and 5, respectively.

* The acquisition of the optical-fiber and optical-cable businesses of Northern Telecom Limited ("NTL") by Corning and Siecor for $131 million in February 1994, the Vitro transaction completed in January 1994 and the merger with Maryland Medical for 4.5 million shares of Corning Common Stock in June 1994 (collectively, the "Completed 1994 Transactions"). The NTL transaction has been accounted for as a purchase and the Maryland Medical transaction will be accounted for as a pooling of interests. The Vitro transaction is described in Note 6.
The NTL and Vitro transactions were financed by the issuance of 8.0 million shares of Corning Common Stock in February 1994.

* The proposed acquisition of Nichols for an estimated 6.7 million shares of Corning Common Stock and options to purchase approximately 1 million shares of Corning Common Stock (the "Pending 1994 Transaction"). This transaction will be accounted for as a pooling of interests.


* The issuance by Corning Delaware of $325 million of Preferred Securities in the Offering and the use of the net proceeds thereof by Corning to retire a significant portion of the indebtedness incurred in connection with the Damon transaction.


The Unaudited Pro Forma Combined Statements of Income for the year ended January 2, 1994, and the twelve weeks ended March 27, 1994, assume that the Transactions had been completed on January 4, 1993. The Unaudited Pro Forma Combined Balance Sheet at March 27, 1994, assumes that the Transactions had been completed by that date. Corning's consolidated financial statements for periods prior to the two pooling of interests transactions will not be restated since the acquisitions are not material to Corning's financial position or results of operations.

The Unaudited Pro Forma Information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any synergies anticipated by Corning's management as a result of these acquisitions. The Unaudited Pro Forma Information is not necessarily indicative of the results of operations or financial position which would have been achieved had the Transactions been completed as of the beginning of the earliest period presented, nor is it necessarily indicative of Corning's future results of operations or financial position.

Corning has completed or has pending several business dispositions in 1994 which individually and in the aggregate are not significant to Corning's consolidated financial statements. As such, pro forma data on these transactions are not presented.

The Unaudited Pro Forma Information should be read in conjunction with the historical financial statements of Corning and Damon incorporated by reference into this Prospectus.

                                   CORNING
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED JANUARY 2, 1994
                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                        ---------------Pro Forma-------------
                                                                                       Adjustments
                                              Other Completed  Pending                        to
                                               1993     1994     1994                      Reflect
                                             Trans-    Trans-   Trans-  Adjust-              the        As
                                            actions   actions   action    ments  Combined Offering   Adjusted
                 Corning (1)    Damon (2)      (3)      (4)       (5)     (6)       (7)      (8)       (9)
Revenues
 Net sales           $4,004.8       $199.9   $146.1    $168.5   $279.6           $4,798.9            $4,798.9
 Royalty,
  interest
  and
   dividend
  income                 29.9                                                        29.9                29.9
 Non-operating
  gains                   4.2                                                         4.2                 4.2
                      4,038.9        199.9    146.1     168.5    279.6            4,833.0             4.833.0
Deductions
 Cost of
  sales               2,597.0        129.4    105.4     128.2    175.3  $  13.5(a)3,148.8             3,148.8
 Selling,
  general and
   administrative
   expenses             774.0         58.1     23.1      32.0     75.2              962.4               962.4
 Research and
   development
  expenses              173.1                   2.2       1.8      4.2              181.3               181.3
 Provision
  for
  restructuring
  and other
  special
  charges               207.0                                     16.0    (48.5)(b)  174.5              174.5
 Interest
  expense                88.2          5.6      3.6       1.5     11.7     14.2(c)   124.8  $(15.5)(h)  109.3
 Other, net              42.9          1.0      0.6      (0.2)     2.6     (1.0)(d)   45.9               45.9
Income (loss)
  before
  taxes on
  income                156.7          5.8     11.2       5.2     (5.4)    21.8      195.3    15.5      210.8
Tax provision
  (benefit)              35.3          2.1      3.9       1.0     (1.0)    11.9(e)    53.2     5.4(i)    58.6
Income (loss)
  before
  minority
  interest
  and equity
  earnings              121.4          3.7      7.3       4.2     (4.4)     9.9      142.1    10.1      152.2
Minority
  interest in
  earnings of
  subsidiaries          (16.6)        (2.2)             (15.1)              0.8(f)   (33.1)             (33.1)
Dividends on
  convertible
  preferred
  securities
  of
  subsidiary                                                                                 (13.7)(j)  (13.7)
Equity in
  earnings
  (loss) of
  associated
  companies            (120.0)                           19.0                      (101.0)            (101.0)
NET INCOME
  (LOSS)             $  (15.2)      $  1.5   $  7.3    $  8.1   $ (4.4) $  10.7  $    8.0   $ (3.6)      $4.4
Weighted
  Average
  Shares
  Outstanding         191.963                                            23.325(g) 215.288            215.288
Earnings Per
  Common
  Share:
NET INCOME
  (LOSS)             $  (0.09)                                                   $   0.03               $0.01

(1) Represents the historical results of operations of Corning for the year ended January 2, 1994.
(2) Represents the historical results of operations of Damon for the seven months ended July 31, 1993.
(3) Represents the historical results of operations of the businesses involved in the Other 1993 Transactions through the respective acquisition dates.
(4) Represents the historical results of operations of the businesses involved in the Completed 1994 Transactions for the year ended January 2, 1994.
(5) Represents the historical results of operations of the business to be acquired in the Pending 1994 Transaction for the year ended December 31, 1993.
(6) See Note 2 to the Unaudited Pro Forma Information--Statement of Income.
(7) Reflects the results of operations of Corning on a pro forma basis assuming the Transactions had been completed on January 4, 1993.
(8) See Note 2 to the Unaudited Pro Forma Information--Adjustments to Reflect the Offering.
(9) Reflects the results of operations of Corning on a pro forma basis assuming the Transactions and the Offering had been completed on January 4, 1993.

                                   CORNING
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      TWELVE WEEKS ENDED MARCH 27, 1994
                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                     -------------------------Pro Forma----------------------
                                                                                   Adjustments
                               Completed     Pending                                    to
                                 1994          1994                                  Reflect
                  Corning       Trans-        Trans-                                   the            As
                    (1)       actions(2)    action(3)Adjustments(4)  Combined(5)   Offering(6)   Adjusted(7)
Revenues
 Net sales         $  948.9        $31.7         $69.6                  $1,050.2                     $1,050.2
 Royalty,
  interest
  and
  dividend
  income                7.7                                                  7.7                          7.7
                      956.6         31.7          69.6                   1,057.9                      1,057.9
Deductions
 Cost of
  sales               622.1         21.8          46.5      $   1.3(a)     691.7                        691.7
 Selling,
  general and
  administrative
  expenses            185.7          9.4          18.5                     213.6                        213.6
 Research and
  development
  expenses             38.2          0.3           0.9                      39.4                         39.4
 Provision
  for
  restructuring
  and other
  special
  charges                                          1.8                       1.8                          1.8
 Interest
  expense              25.8          0.4           2.6                      28.8          $(2.5)(h)      26.3
 Other, net             5.8         (0.1)          0.6                       6.3                          6.3
Income before
  taxes on
  income               79.0         (0.1)         (1.3)        (1.3)        76.3            2.5          78.8
Tax provision
  (benefit)            29.6                        0.2         (0.3)(e)     29.5            0.9(i)       30.4
Income (loss)
  before
  minority
  interest
  and equity
  earnings             49.4         (0.1)         (1.5)        (1.0)       46.8            1.6          48.4
Minority
  interest in
  earnings of
  subsidiaries         (7.9)        (0.3)                      (0.1)(f)     (8.3)                        (8.3)
Dividends on
  convertible
  preferred
  securities
  of
  subsidiary                                                                              (3.2)(j)       (3.2)
Equity in
  earnings of
  associated
  companies            16.5                                                 16.5                         16.5
NET INCOME
  (LOSS)           $   58.0        $(0.4)        $(1.5)     $  (1.1)    $  55.0          $(1.6)       $  53.4
Weighted
  Average
  Shares
  Outstanding       202.325                                  13.867(g)   216.192                      216.192
Earnings Per
  Common
  Share:
NET INCOME         $   0.28                                             $   0.25                     $   0.24

(1) Represents the historical results of operations of Corning for the twelve weeks ended March 27, 1994.
(2) Represents the historical results of operations of the businesses involved in the Completed 1994 Transactions through the earlier of March 27, 1994 or the respective acquisition dates.
(3) Represents the historical results of operations of the business to be acquired in the Pending 1994 Transaction for the quarter ended March 31, 1994.
(4) See Note 2 to the Unaudited Pro Forma Information--Statement of Income.
(5) Reflects the results of operations of Corning on a pro forma basis assuming the Transactions had been completed on January 4, 1993.
(6) See Note 2 to the Unaudited Pro Forma Information--Adjustments to Reflect the Offering.
(7) Reflects the results of operations of Corning on a pro forma basis assuming the Transactions and the Offering had been completed on January 4, 1993.

                                   CORNING
           UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                MARCH 27, 1994
                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                          ------------------------Pro Forma--------------------
                                                                                      Adjustments
                                                                                           to
                                  Completed     Pending                                 Reflect
                                     1994         1994                                    the            As
                      Corning    Transaction  Transaction                  Combined     Offering      Adjusted
                       (1)           (2)          (3)     Adjustments        (4)          (5)            (6)
Assets
Current Assets
 Cash and
  short-term
  investments         $   98.2         $ 0.7      $ 13.5                   $  112.4                    $  112.4
 Receivables,
  net                    752.2          19.0        55.6                      826.8                       826.8
 Inventories             378.1           2.3        11.2                      391.6                       391.6
 Deferred taxes
  on income and
  other
   current assets        264.2           1.6         9.8                      275.6                       275.6
Total Current
  Assets               1,492.7          23.6        90.1                    1,606.4                     1,606.4
Investments              650.1                                                650.1                       650.1
Plant and
  Equipment, net       1,776.2          19.3        88.6                    1,884.1                     1,884.1
Goodwill and
  Intangibles,
  net                  1,193.1                      65.1                    1,258.2                     1,258.2
Other Assets             318.1           0.8         3.6                      322.5                       322.5
                      $5,430.2         $43.7      $247.4                   $5,721.3                    $5,721.3
Liabilities and
  Stockholders'
  Equity
Current
  Liabilities
 Loans payable        $  232.5         $11.1      $ 64.9                   $  308.5                    $  308.5
 Accounts
  payable                170.6           8.3        20.1                      199.0                       199.0
 Other accrued
  liabilities            637.1           4.1        22.8                      664.0                       664.0
Total Current
  Liabilities          1,040.2          23.5       107.8                    1,171.5                     1,171.5
Other
  Liabilities            652.6           0.8        10.9                      664.3                       664.3
Loans Payable
  Beyond One Year      1,573.6          13.7        38.0                    1,625.3       $(317.0)(k)   1,308.3
Minority
  Interest In
  Subsidiary
  Companies              182.2                                                182.2                       182.2
Convertible
  Preferred Stock
  of Subsidiary                                                                             317.0(k)      317.0
Convertible
  Preferred Stock         25.5                                                 25.5                        25.5
Common
  Stockholders'
  Equity               1,956.1           5.7        90.7                    2,052.5                     2,052.5
                      $5,430.2         $43.7      $247.4                   $5,721.3       $            $5,721.3


(1) Represents the historical financial position of Corning at March 27, 1994.
(2) Represents the historical financial position of the business involved in the Completed 1994 Transaction at March 31, 1994.
(3) Represents the historical financial position of the business to be acquired in the Pending 1994 Transaction at March 31, 1994.
(4) Reflects the financial position of Corning on a pro forma basis assuming the Transactions had been completed by March 27, 1994.
(5) See Note 2 to Unaudited Pro Forma Information--Adjustments to Reflect the Offering.
(6) Reflects the financial position of Corning on a pro forma basis assuming the Transactions and the Offering had been completed by March 27, 1994.

                                   CORNING
         NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1--Basis of Presentation:
The Unaudited Pro Forma Combined Statements of Income reflect Corning's results of operations for the year ended January 2, 1994, and the twelve weeks ended March 27, 1994, on a pro forma basis assuming the Transactions had been completed as of January 4, 1993. The Unaudited Pro Forma Combined Balance Sheet at March 27, 1994, assumes that the Transactions had been completed by that date.

Corning's management believes that the assumptions used in preparing the Unaudited Pro Forma Information provide a reasonable basis for presenting all of the significant effects of the Transactions, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the Unaudited Pro Forma
Information.

Note 2--Pro Forma Adjustments:
 Statement of Income
(a) The pro forma adjustment to cost of sales represents the increase in amortization of the excess of cost over fair value of tangible net assets acquired in the Damon transaction, the Other 1993 Transactions and the Completed 1994 Transactions of $5.7 million, $1.8 million, and $6.0 million, respectively, for the year ended January 2, 1994, and $1.3 million for the Completed 1994 Transactions, for the twelve weeks ended March 27, 1994.

Including $40 million of anticipated costs to restructure Damon's facilities as a result of the integration of Corning's and Damon's operations, the excess of cost over fair value of tangible net assets acquired in the Damon transaction is $552 million. The excess of cost over fair value of tangible net assets acquired has been allocated to goodwill with a life of forty years. Management believes that fair value approximates book value for all tangible assets acquired in the Damon transaction.

Goodwill totaling $258 million and $190 million resulted from the Other 1993 Transactions and the Completed 1994 Transactions, respectively, and is being amortized over 25 to 40 years.


(b) The pro forma adjustment represents the elimination of one-time restructuring costs of $40.6 million related to closing MetPath facilities as a result of the integration of Damon and MetPath and $7.9 million of Costar transaction costs recorded in Corning's results for the year ended January 2, 1994.


(c) The pro forma adjustment to interest expense represents the interest on the debt incurred in connection with the Damon transaction and the Other 1993 Transactions of $11.9 million and $2.3 million, respectively, for the year ended January 2, 1994. The weighted average interest rate on the debt incurred in connection with the Damon transaction is 4.9% and on the Other 1993 Transactions ranges from 3.5% to 6.7%.

Corning financed the Damon acquisition and the refinancing of approximately $167 million of indebtedness of Damon under short-term financing agreements entered into with certain banks to effect this transaction. During the third quarter of 1993, Corning refinanced a portion of this short-term financing by issuing approximately $200 million of longer-term debt. During the fourth quarter of 1993, Corning extended the terms of the financing agreements to December 31, 1995. The pro forma adjustment to interest expense related to the Damon transaction is calculated as the weighted average of short-term and longer-term interest rates.

(d) The pro forma adjustment represents the elimination of approximately $1 million of one-time costs incurred by Damon in connection with a terminated merger agreement with National Health Laboratories Incorporated which were charged to results of operations for the seven months ended July 31, 1993.

(e) The pro forma adjustment to tax expense represents the tax effect of the adjustments detailed in notes (a), (b), (c) and (d) above. In addition, tax expense has been adjusted to provide taxes on the income of one of the Completed 1994 Transactions which was previously a Subchapter S corporation. These adjustments are calculated at Corning's historical effective tax rate.

(f) The pro forma adjustment to minority interest represents the applicable minority interest on the historical earnings and pro forma adjustments of the Other 1993 Transactions and the Completed 1994 Transactions.

(g) The pro forma adjustment to weighted average shares outstanding represents the issuance of 5.5 million shares to complete the Costar acquisition in September 1993, 12.5 million shares in conjunction with the Completed 1994 Transactions and an estimated 6.7 million shares to be issued in conjunction with the Pending 1994 Transaction.
The number of shares to be issued in the Pending 1994 Transaction is dependent on the price of Corning Common Stock during the 10-day trading period ending on the fifth trading day prior to the date of the Nichols stockholders meeting held to approve the transaction. For purposes of this pro forma presentation, it is assumed that 6.7 million shares will be issued (based on a price of $33 per share of Corning Common Stock and the current number of Nichols common shares and options to purchase Nichols common shares outstanding). Pursuant to the agreement with Nichols, the maximum number of shares of Corning Common Stock which could be issued is 9.6 million shares (assuming the "floor" price of $26.50 per share of Corning Common Stock and exercise of all outstanding options). An increase in the number of shares to
9.6 million shares would not materially impact the pro forma earnings per share presented in the Unaudited Pro Forma Combined Statements of Income.

 Adjustments to Reflect the Offering

(h) The pro forma adjustment to interest expense reflects the decrease in interest expense assuming the issuance by Corning Delaware on January 4, 1993, of $325 million of Preferred Securities (net of an estimated $8.0 million of underwriting commissions and expenses), and the use of the net proceeds thereof by Corning to retire a significant portion of the indebtedness incurred in connection with the Damon Transaction.
</r.

(i) The pro forma adjustment to tax expense reflects the tax effects of the adjustment detailed in note (h) above.




(j) The pro forma adjustment to dividends on preferred securities of subsidiaries represents the after-tax dividends payable on the $325 million of Preferred Securities.



(k) The pro forma adjustment to loans payable beyond one year and preferred securities of subsidiaries assumes the issuance on March 27, 1994, of $325 million of Preferred Securities (net of an estimated $8.0 million of underwriting commissions and expenses).


Note 3--Earnings Per Share:
Earnings per common share are computed by dividing net income less preferred dividends on Corning's Series B Preferred Stock by the weighted average of common shares outstanding during each period. Preferred dividends amounted to $2.2 million and $.5 million during the year ended January 2, 1994, and the twelve weeks ended March 27, 1994, respectively.

Note 4--Costar Merger:
In September 1993, Corning acquired all of the outstanding shares of common stock and options to purchase common stock of Costar for approximately 5.5 million shares of Corning Common Stock and options to purchase approximately 300,000 shares of Corning Common Stock. This acquisition has been accounted for as a pooling of interests. Corning's consolidated financial statements for periods prior to the acquisition have not been restated since the acquisition is not material to Corning's financial position or results of operations.

Note 5--Unilab Transaction:
Corning, through a wholly owned subsidiary, owned 43% of Unilab. In November 1993, Corning acquired 100 percent of certain Unilab facilities in exchange for a majority of the Unilab shares owned by Corning, the assumption of approximately $70 million of Unilab debt and Corning's investment in J.S. Pathology PLC ("J.S. Pathology"). Corning retained a 12% equity investment in Unilab.

Note 6--Vitro Transaction:
On January 2, 1992, Corning entered into an alliance with Vitro, by transferring 49% of its consumer-housewares businesses to Vitro, in exchange for 49% of Vitro's consumer-products businesses and approximately $137 million in cash. The alliance consisted of two jointly owned companies. Corning owned 51% of Corning Vitro and consolidated its financial statements and 49% of Vitro Corning and accounted for its investment under the equity method.

In December 1993, Vitro and Corning reached an agreement whereby, in two separate transactions, Vitro purchased in December 1993, the shares of capital stock of Vitro Corning owned by Corning and Corning purchased in February 1994 the shares of capital stock of Corning Vitro held by Vitro. The net cost to Corning of the two transactions was $131 million. Corning and Vitro are continuing their consumer products alliance through cross distribution and supply agreements.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

First Quarter 1994 Performance
Net sales for the first quarter 1994 totaled $948.9 million, up 16 percent from the same period last year. Approximately half of the sales increase was due to the 1993 acquisition of Damon. The other 1993 acquisitions also contributed positively to sales growth. Net income was $58.0 million ($0.28 per share) for the first quarter of 1994 compared to $49.8 million ($0.26 per share) for the first quarter 1993. Excluding the impact of a non-operating gain in 1993, net income and earnings per share for the first quarter 1994 were up 23 percent and 15 percent, respectively, when compared to the same period last year.

Earnings from consolidated operations for the first quarter 1994, excluding the non-operating gain in 1993, increased 4 percent over the same period last year.

First quarter 1994 equity in earnings of associated companies was $16.5 million compared with $7.2 million in the same period last year. Increased earnings were due to strong operating performance at Dow Corning and the elimination of losses from Vitro Corning, which was divested in late 1993.

  Segment Overview
Corning's products and services are grouped into four industry segments:
Specialty Materials, Communications, Laboratory Services and Consumer Products. Sales and earnings for the first quarter 1994 increased in all segments except laboratory services which was negatively impacted by severe winter weather in the eastern half of the United States.

Sales and earnings growth in the specialty materials segment was led by the environmental products business which experienced increased demand for ceramic substrates in its North American market. The science products business, which included results of Corning Costar Corporation which was acquired in 1993, and the optical products business also contributed to the earnings growth in this segment.

Increased sales and earnings in the communications segment were primarily due to strong volume gains in the optical-fiber and optical-cable businesses. Sales and earnings in the conventional video components and projection video businesses also contributed to the growth in this segment. Earnings improvements were offset somewhat by continued development spending in the advanced display products and ceramic memory disk businesses.

First quarter sales of the laboratory services segment improved significantly over the prior year primarily as a result of the 1993 acquisition of Damon. First quarter segment earnings were level with 1993. Sales and earnings of this segment were negatively impacted by the severe winter weather in the eastern half of the United States. The Damon acquisition contributed positively to the operating results of this segment; however, the gain was offset by increased goodwill amoritization resulting from the acquisition.

Sales and earnings gains in the consumer products segment were driven by improved domestic volume. Strong manufacturing performance and a continued focus on cost controls also contributed to the earnings growth in this segment.

  Taxes on Income
Corning's effective tax rate was 37% in the first quarter 1994 and 34% in the first quarter 1993. The change in the effective tax rate was primarily due to the increase in the U.S. corporate statutory tax rate (which was effective in the third quarter 1993) and an increase in non-deductible amortization of intangibles and other expenses.


Liquidity and Capital Resources
Corning's working capital of $452.5 million at March 27, 1994 was relatively unchanged from $451.4 million at the end of 1993. The ratio of current assets to current liabilities of 1.4 was also unchanged from year-end 1993. Corning's long-term debt as a percentage of total capital was 42% at the end of the first quarter compared to 45% at year-end 1993. The improvement in this ratio is due primarily to the issuance of common stock in February 1994. Corning intends to repay all or a significant portion of the remaining $400 million Damon acquisition debt with the proceeds from the sale of the Damon laboratories in California and the net proceeds from this Offering.


  Cash Flows
Cash and short-term investments declined from year-end 1993 by $62.6 million due to operating and investing activities which used cash of $63.8 million and $334.7 million, respectively, offset by financing activities which provided cash of $335.7 million. Net cash used in operating activities increased in the first quarter 1994 compared to the same period in 1993 due primarily to an increase in accounts receivable. Net cash used in investing activities increased during the same period due to the acquisition of assets from Northern Telecom Limited and the purchase of Corning Vitro stock from Vitro. Net cash provided by financing activities increased in the first quarter 1994 over 1993 primarily as a result of the issuance of common stock in February 1994 to finance the Northern Telecom and Vitro transactions.

1993 Performance
Corning's consolidated sales of $4,004.8 million in 1993 were up 8% from 1992. Approximately half of this growth was attributable to recent acquisitions, with the remaining growth led by the Laboratory Services and Communications segments. Consolidated sales in 1992 increased 14% from 1991 also as a result of strong performance by the Laboratory Services segment, due in part to acquisitions, and the Communications segment.

As a result of non-recurring charges, Corning incurred a net loss in both 1993 and 1992.

Net losses totaled $15.2 million ($0.09 per common share) in 1993 and included net non-recurring charges against consolidated operations totaling $202.8 million ($117.9 million after tax and minority interest). These charges included $36.5 million for the settlement and related legal expenses incurred in the compromise agreement between MetPath, Corning's clinical-testing business, and the Civil Division of the Department of Justice; a restructuring charge of $170.5 million as a result of costs to integrate the Damon and Costar acquisitions and a planned company-wide program to reduce assets and overhead costs during the next year; and a non-operating gain of $4.2 million. Corning also recorded a $203.1 million reduction in equity earnings as a result of a charge taken by Dow Corning related to breast-implant litigation and a $9.5 million reduction in equity earnings as a result of a restructuring charge taken by Vitro Corning.

As a result of non-recurring charges in 1992, Corning recorded a net loss of $12.6 million ($0.08 per common share) compared with net income of $316.8 million ($1.69 per common share) in 1991. Non-recurring charges in 1992 included an after-tax charge of $294.8 million ($1.56 per common share) to reflect the cumulative effect of adoption of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," (FAS 106) for all consolidated and equity companies and a gain of $8.2 million ($0.04 per common share) to reflect Corning's equity in the cumulative effect of adoption of Financial Accounting Standard No. 109, "Accounting for Income Taxes," by an equity company.

Earnings from consolidated operations, excluding non-recurring gains and losses, declined 4% in 1993 when compared with 1992. This decline was principally due to weak performance in the Consumer Products segment and the cyclical businesses of the Specialty Materials segment, especially those in Europe. In addition, lower prices reduced the rate of growth in both the MetPath clinical-testing business and the optical-fiber and optical-cable businesses. Earnings were also impacted by increased interest expense on debt incurred to finance the acquisition of Damon and capital expansion programs.

Equity earnings in 1993, excluding non-recurring charges, were up 14% over 1992 primarily as a result of improved performance at Samsung-Corning Company, Ltd. ("Samsung-Corning") and Dow Corning. These gains were offset somewhat by a decline in earnings from the optical-fiber equity companies and continued poor operating performance at Vitro Corning.

In 1992, earnings from consolidated operations increased 12% over 1991 with the growth led by the Communications and Laboratory Services segments. Equity earnings in 1992 declined substantially from 1991 levels due to non-recurring charges and reduced operating earnings at Dow Corning and losses at both Vitro Corning and Unilab.
Segment Overview
In the following discussion, the sales and earnings of Corning's equity affiliates are discussed in terms of the Company's four industry segments.

Specialty Materials
(In millions)

                           1993       1992      1991
Consolidated sales        $758.7    $750.1 (1)  $704.4
Income before taxes (2)     73.6(3)   93.8 (1)    92.2

(1) The 1992 results of certain businesses which have been transferred from the Consumer Products segment to the Specialty Materials segment have been reclassified to conform to the current year's presentation.(2) Both 1992 and 1993 include the incremental expense due to the adoption of FAS 106 which totaled $8.5 million in 1992.(3) Includes $26.5 million of restructuring charges.

Consolidated operations:

Consolidated sales of this segment have increased modestly in each of the last three years. The increase in 1993 segment sales resulted primarily from the acquisition of Costar. Excluding the impact of restructuring charges, earnings have also increased over the past three years. Restructuring charges in 1993 included $8 million of transaction costs related to the Costar acquisition and $18.5 million of severance and other costs to restructure operations both in the United States and in Europe.

Segment performance in 1993 was led by the science-products businesses. Sales and earnings of the science-products businesses were up significantly over 1992 reflecting improved manufacturing efficiencies in both the plastic and glass product lines, continued strength in the market for plastic science products, and the acquisition of Costar. In the third quarter, Corning acquired Costar, a manufacturer of disposable plastic products, membrane filters, cartridge and filtration equipment used in life-science laboratories and industrial plants throughout the world. With this acquisition, Corning more than doubled the size of its existing plastics business. The modest sales growth of the science-products businesses in 1992 over 1991 was attributable to the growth in the market for plastic products. Earnings gains in 1992 were primarily due to manufacturing efficiencies in the plastics line.

Sales of the environmental-products business in 1993 were up slightly over 1992 due primarily to strong sales in North America offset by declines in the European markets. Legislation mandating the use of pollution-control devices continues to drive the increase in demand for automotive and diesel substrates. Earnings in 1993 were down when compared with 1992 due to the weak European economies. Sales and earnings of this business increased in 1992 over 1991 due to volume and manufacturing efficiency gains.

Sales of Corning's other Specialty Materials businesses, consisting of optical products, lighting, and other advanced materials, declined in 1993 and 1992. Sales of these businesses in 1993 increased in the United States but were down significantly in Europe due to weak economic conditions. Growth in the optical products business continues to be negatively impacted by plastic optical products. Earnings of these businesses in total declined in 1993 and 1992.

In December 1993, Corning sold its process systems business which had annual sales of approximately $40 million. Both the operating results of this business and impact of this transaction were not material.

Equity companies:
(In millions)

                                         1993         1992        1991
Net sales                              $2,322.4    $2,230.6     $2,090.5
Corning's share of net income (loss)     (139.2)       20.3(1)      83.5

(1) Before equity in changes in accounting methods.

Corning is an investor in and receives income from a number of equity companies in the Specialty Materials segment, including Dow Corning, Pittsburgh Corning Corporation and Pittsburgh Corning Europe, N.V. Dow Corning's sales increased in each of the last three years. Corning's equity in earnings of Dow Corning was reduced by $203.1 million, $24.5 million and $8.2 million in 1993, 1992 and 1991, respectively, as a result of charges taken by Dow Corning related to its terminated breast implant business and by restructuring charges totaling $13.2 million in 1992. Excluding special charges, earnings were up in 1993 following a decline in 1992 due to improved operating performance at Dow Corning. The 1992 decline was caused by weak worldwide economies and the increase in postretirement benefit expense caused by the adoption of FAS 106 at Dow Corning.

In September 1993, Dow Corning announced that a proposal had been developed to settle, on a global basis, matters involved in litigation over silicone breast implant products. In March 1994, Dow Corning, along with other defendants and representatives of breast implant litigation plaintiffs, signed a Breast Implant Litigation Settlement Agreement (the "Settlement Agreement"). Under the Settlement Agreement and related agreements, industry participants would contribute approximately $4.2 billion over a period of more than thirty years to establish several special purpose funds. The Settlement Agreement is subject to court approval and to withdrawal by Dow Corning and other defendants and plaintiffs in certain events. Corning is not a party to the Settlement Agreement and will not make any contributions to the settlement contemplated thereby. See "Business of Corning--Recent Developments--Breast Implant Litigation."

Dow Corning recorded an accounting charge of $415 million after tax in the fourth quarter of 1993. As disclosed in Dow Corning's financial statements, this charge included the net present value of Dow Corning's best estimate of its potential liability for breast implant litigation based on current settlement negotiations, and also included provisions for legal, administrative, and research costs related to breast implants, for a total of $1.24 billion, less expected insurance recoveries of $600 million. Future developments, including any failure of the Settlement Agreement to receive court approval and any withdrawal by Dow Corning and other defendants and plaintiffs from the Settlement Agreement, may require Dow Corning to revise its current estimates or record additional provisions.

Corning does not believe that its share of any additional accounting charge taken by Dow Corning resulting from the breast implant litigation will have a material adverse effect upon Corning's overall financial condition. However, it is possible that Corning's share of any such charge taken by Dow Corning will have a material adverse effect upon Corning's earnings in the quarter in which any such charge is recognized by Dow Corning. The amount of any such charge would be written off against Corning's investment in Dow Corning which totalled $370 million at June 19, 1994.

In early 1993, Dow Corning suspended its dividend payments to Corning and Dow Chemical. In 1992, Corning received from Dow Corning $43 million in dividends. Corning does not expect to receive dividends from Dow Corning for the next several years. Corning believes that it has sufficient liquidity and access to capital and does not believe that the suspension of these dividends will have a material impact on its liquidity or financial position.

Outlook:

The modest positive sales trend experienced in this segment over the last three years is expected to continue in 1994. Sales growth is expected to come primarily from the continued strength of the plastics science-products business and from the ceramic substrates business as new and pending environmental regulations become effective in the United States and foreign countries. Although performance of this segment will continue to be affected by the European and Japanese economies, consolidated earnings are expected to grow modestly due primarily to continued cost control and restructuring measures and manufacturing efficiencies. Dow Corning's sales and operating earnings are expected to improve in 1994.

Communications
(In millions)

                            1993        1992      1991
Consolidated sales        $1,192.0    $1,036.6   $901.8
Income before taxes (1)      243.3 (2)   230.1    189.1

(1) Both 1992 and 1993 include the incremental expense due to the adoption of FAS 106 which totaled $9.1 million in 1992.
(2)  Includes $10.7 million of restructuring charges.

Consolidated operations:

Consolidated sales in this segment have grown during the past three years driven by continued strong growth in worldwide demand for optical fiber and optical cable. The conventional-video components and advanced display products businesses also experienced strong sales increases in 1993. Excluding restructuring charges, earnings were up in 1993 due to volume growth and improved manufacturing performance in the advanced display products and conventional-video components businesses and a modest increase in earnings of the optical-fiber and optical-cable businesses. Sales and earnings in the projection-video business reached record levels in 1993. Restructuring charges of $10.7 million in 1993 included severance and other costs associated with an overhead reduction program. Segment earnings in 1992 increased over 1991.
Sales of Corning's optical-fiber and optical-cable businesses increased significantly in both 1993 and 1992. Market growth has been led by the increased use of fiber-optic cable in the feeder portions of telephone networks and the rapidly growing use of fiber in cable-television systems. Despite record volume growth, earnings of the optical-fiber and optical-cable businesses increased only slightly due to aggressive pricing to secure long-term optical-cable supply contracts. Earnings in 1992 increased over 1991. Corning continues to invest in the development of several businesses in this segment which provide a variety of optical components to bring optical fiber to the home.

In 1993, Corning increased its acquisition activity in this segment to expand its market for optical-fiber products and related optical components. In the third quarter of 1993, Siecor acquired the telecommunications business of GTE Control Devices Incorporated which manufactures single- and multi-line network interface devices, solid state protection devices for central office and building entrance terminals, and optical hardware products. In February 1994, Corning and Siecor acquired the assets relating to the optical-fiber and optical-cable businesses of NTL for $130 million in a transaction accounted for as a purchase. NTL is a major supplier of optical fiber and optical cable to Canadian and international markets.

Sales in the conventional-video components and projection-video businesses increased significantly in 1993. The recovering U.S. television market and a shift in product mix from medium to larger size video components contributed to the strong sales increase. Sales in 1992 increased over 1991. Earnings were up in 1993 and 1992 as a result of higher volume and continuing manufacturing efficiency improvements.

Sales in the advanced display products business, which produces liquid-crystal display glass, increased significantly in both 1993 and 1992. As a result of the growth in sales and solid manufacturing gains, this business experienced profitability for the first time in 1993 despite continued significant investment in research and development. In 1993, Corning began construction of melting units in Japan and in the United States which will significantly increase production capacity to meet the demands of this growing market.

In 1993, Corning and Seagate Technology, Inc. ("Seagate") entered into the first major sales contract for Corning's new MemCor(tm) glass-ceramic memory disk which is used for high-performance disk drives in computers. This product significantly increases storage capacity and, because of its strength, improves reliability. Although the Seagate contract represents an important milestone in the development of this product, the profitability of this business will continue to be impacted by significant development spending.

Sales of Biosym Technologies Inc. ("Biosym"), which was acquired in the third quarter of 1992, contributed to the sales growth of this segment. Biosym specializes in the development, marketing, and support of computer-aided molecular design software. Biosym's profitability was impacted by the weak economies in Japan and Europe and a slowdown in sales to pharmaceutical companies caused by uncertainty surrounding the impact of health-care reform.

Equity companies:
(In millions)

                                 1993      1992     1991
Net sales                       $680.2    $685.8   $609.1
Corning's share of net income     35.4      37.4     25.8

Samsung-Corning, a South Korean manufacturer, produces glass panels and funnels for entertainment television and display monitors. Samsung-Corning's sales and earnings increased in 1993 and 1992. The 1993 increase in sales and earnings reflected higher volumes and share gains due to the strengthening yen along with reduced financing costs. The 1992 increase was primarily a result of increased sales and improved manufacturing performance. In 1993, Samsung-Corning completed a transaction which will expand its manufacturing capacity into Eastern Europe.

Sales and earnings of Corning's optical-fiber equity companies declined in 1993 due primarily to a decrease in volume and pricing pressures felt most heavily in Europe. Earnings were flat in 1992 compared with 1991 primarily as a result of adverse market conditions in the United Kingdom.

Outlook:
Segment performance is expected to improve in 1994. Sales volumes in the optical-fiber and optical-cable businesses are expected to continue to grow, although the rate of growth in earnings will continue to be impacted by worldwide pricing pressures. Sales and earnings of the advanced display products business are expected to continue their rapid growth trend. Sales and earnings in the conventional-video components and projection-video businesses are expected to continue their upward trend. Equity earnings in this segment are expected to decline due to the impact of two major glass furnace repairs on Samsung-Corning sales offset by a slight improvement in the optical-fiber equity companies.

Laboratory Services
(In millions)

                        1993        1992      1991
Consolidated sales    $1,319.5    $1,149.8   $884.3
Income before taxes      125.3 (1)   203.1    155.5

(1) Includes a $36.5 million charge for the MetPath settlement and $58.5 million of restructuring charges.

Consolidated operations:

Consolidated sales in this segment achieved record levels in each of the last three years, reflecting the strong performance trend in existing businesses and the impact of strategic acquisitions. Earnings were significantly impacted by non-recurring charges in 1993. Excluding these charges, earnings increased, but at a slower pace in 1993 than in prior years as a result of pricing pressures and significant uncertainty in the health care industry.

In August 1993, MetPath completed the acquisition of Damon, a clinical-testing business. In addition, in November 1993, MetPath completed a transaction with Unilab which resulted in the acquisition of Unilab's laboratories in Denver, Dallas, and Phoenix. With the completion of these transactions, MetPath is strategically positioned with efficient low-cost operations throughout the United States.

MetPath's sales increased in both 1993 and 1992. Approximately 75% of the 1993 sales growth resulted from Damon and other acquisitions. Excluding the impact of non-recurring charges, MetPath's 1993 earnings were up slightly due to the acquisition of Damon. Earnings growth in 1993 was hindered by competitive pricing pressures and an increasingly higher mix of business from lower-priced managed-care clients. MetPath recorded a $58.5 million restructuring charge in 1993 primarily for costs of closing MetPath facilities as a result of the integration of Damon and MetPath operations. This integration should provide MetPath with significant synergies and additional opportunities to reduce unit costs in 1994 and 1995.

In September 1993, MetPath recorded a charge of $36.5 million to reflect the settlement and related legal expenses associated with its compromise agreement with the Civil Division of the Department of Justice to settle claims brought on behalf of the Inspector General, U.S. Department of Health and Human Services. The claims related to the marketing, sale, pricing and billing of certain blood-test series provided to Medicare patients. The settlement does not constitute an admission by MetPath with respect to any issue arising from the civil action. In the third quarter 1993, MetPath, along with other major clinical laboratories, received subpoenas for additional information relating to certain other tests. In addition, certain payors are reviewing their reimbursement practices for laboratory tests in response to announcements by certain competitors and continued pressure by government agencies. The outcome of these events is uncertain but could increase the current downward price trend in the clinical-testing industry. See "Business of Corning--Recent Developments--Department of Justice Investigation."

Sales of the pharmaceutical services businesses have increased during the last three years. Earnings improved significantly in 1993 and 1992 primarily as a result of strong volume growth and cost-reduction actions. SciCor, Inc. ("SciCor"), which was acquired in 1991, reported increased revenues and operating profits in both 1993 and 1992 as the market for clinical drug trials continues to grow.

Sales at Enseco, the environmental-laboratory testing company, declined slightly in 1993 due to weak market conditions and a scale-back in operations. Sales in 1992 increased over 1991 levels primarily due to a late 1991 acquisition. Earnings increased slightly in both 1993 and 1992 resulting from improved operating efficiencies and cost-reduction programs.

Equity companies:
(In millions)

                                        1993     1992     1991
Net sales                              $18.0    $228.4   $198.7
Corning's share of net income (loss)    (0.5)     (8.5)     0.7

In November 1993, MetPath acquired 100% of certain Unilab facilities in exchange for a majority of the Unilab shares owned by MetPath, the assumption of approximately $70 million of Unilab debt, and MetPath's investment in J.S. Pathology PLC. MetPath retained a 12% equity investment in Unilab. At year end 1992, MetPath owned 43% of Unilab and, in contemplation of this transaction, accounted for it using the cost method of accounting for investments in 1993.

Outlook:

Sales of the Laboratory Services segment are expected to increase as a result of the Damon acquisition and volume gains in all businesses. MetPath's earnings are expected to increase as a result of significant cost reductions over the next year and synergies from the Damon acquisition offset somewhat by the continuing price pressures in the health care industry. Solid growth is expected to continue in the pharmaceutical services businesses. The environmental-laboratory testing business will continue to emphasize cost efficiencies and quality.

Consumer Products
(In millions)

                               1993      1992      1991
Consolidated sales            $734.6    $772.2 (1) $768.7
Income before taxes (2) (3)    (35.4)    (20.3)(1)   57.7

(1) The 1992 results of certain businesses which have been transferred from the Consumer Products segment to the Specialty Materials segment have been reclassified to conform to the current year's presentation.

(2) Both 1992 and 1993 include the incremental expense due to the adoption of FAS 106 which totaled $6.3 million in 1992.

(3) Includes $46.5 million and $63.3 million of restructuring charges in 1993 and 1992, respectively.

Consolidated operations:

Consolidated sales in the Consumer Products segment declined in 1993 in comparison with 1992 due to the impact of a poor worldwide retail sales environment and the recent exit from the Brazilian market. Profitability has been affected by increased promotion costs, reduced manufacturing to realign inventory levels with lower sales volumes and reserves for certain inventory and product claims. Segment profits were also adversely impacted in 1993 by restructuring charges. Sales in 1992 were up in comparison with 1991; however, earnings in 1992 were down primarily due to a restructuring provision for the shutdown of operations in Brazil.

In December 1993, Corning and Vitro of Mexico agreed to end their cross ownership of Corning Vitro in the United States and Vitro Corning in Mexico. As a result of the agreement, in December 1993, Vitro purchased the shares of capital stock of Vitro Corning owned by Corning and, in February 1994, Corning purchased the shares of capital stock of Corning Vitro held by Vitro. The net cost to Corning was $131 million. As a result of the transactions, Corning Vitro has changed its name to Corning Consumer Products Company. Corning and Vitro will continue their consumer products alliance through cross distribution and supply agreements.

Corning Consumer Products' sales decreased in the North American and European markets in 1993. The decline in the U.S. market was attributable primarily to trade inventory corrections and reduced promotional activity. European sales continue to be impacted by the weak economy. In 1992, sales increased in North America but declined in Europe. Sales improved in Asia-Pacific in both 1993 and 1992.

Sales of Corning Ware(R) cookware and Pyrex(R) ware improved in 1993 compared with 1992. These increases were offset, however, by declines in sales of Visions(R) ware, due partially to Corning Consumer Products' exit from Brazil. Sales of Corelle(R) dinnerware and Revere Ware(R) cookware declined slightly. Corelle(R) dinnerware volume was affected by trade inventory corrections and reduced trade promotional activity.

Restructuring charges totaling $46.5 million in this segment included costs of a reduction in the salaried work force, the consolidation of Corning Ware(R) cookware and Visions(R) ware manufacturing, and the consolidation of North American packaging operations.

Sales of Steuben(R) crystal increased over 1992 due to a general increase in volume as well as the opening of several new retail stores and wholesale galleries and new product introductions. Earnings of this business improved slightly in 1993 due to improved glass melting performance and quality initiatives.

Equity companies:
(In millions)

                                        1993      1992     1991
Net sales                              $285.2    $273.4   $87.7
Corning's share of net income (loss)    (15.7)     (5.4)    1.7

Equity in earnings in 1993 continued to be negatively impacted by the poor operating results of Vitro Corning due to the combined impact of the weak Mexican economy, domestic Mexican inflation, increasing foreign competition in Mexico and the strength of the Mexican peso. Vitro Corning's 1993 operating losses were offset somewhat by a favorable non-recurring tax adjustment. Corning also recorded a $9.5 million reduction in equity earnings resulting from a restructuring charge taken by Vitro Corning in 1993. The decline in 1992 was the result of equity losses recorded by Vitro Corning, due primarily to adverse retail market conditions in Mexico.

Outlook:

Sales and earnings are expected to improve in 1994 as the benefits of restructuring programs implemented in 1993 and a focused marketing strategy positively impact performance. The change from cross ownership to distribution and supply agreements with Vitro is expected to have a modest positive impact on earnings. Economic uncertainties, especially in Europe, will continue to impact this segment.

  Other Revenues and Deductions
Non-operating gains and losses:

In 1993, Corning recognized a non-operating gain of $4.2 million ($2.6 million after tax).

In 1992, Corning recognized net non-operating gains from consolidated operations totaling $7.0 million ($21.7 million after tax), including a gain of $10.1 million (before and after tax) from the sale of an additional equity interest in Corning Japan K.K. and a pre-tax loss of $7.3 million ($9.0 million after-tax gain) from the formation of the consumer housewares venture with Vitro.

In 1991, Corning recognized net non-operating gains from consolidated operations totaling $8.1 million ($14.6 million after tax) which included a gain of $5.3 million (before and after tax) on the sale of an equity interest in Corning Japan.


Provision for restructuring and other special charges:
In the third quarter 1993, Corning recorded a charge of $207.0 million ($120.5 million after tax of $79.1 million and minority interest of $7.4 million) which included $156.0 million of restructuring charges and $51.0 million of other special charges. The restructuring charges included costs to integrate the Damon acquisition and costs of a planned company-wide restructuring program to reduce assets and overhead costs during 1994. The other special charges primarily included a charge by MetPath of $36.5 million to reflect the settlement and related legal expenses associated with its compromise agreement with the Civil Division of the Department of Justice to settle claims brought on behalf of the Inspector General, U.S. Department of Health and Human Services, and $8 million of investment banking, legal and accounting fees and other transaction expenses related to the Costar acquisition.

The costs to integrate the Damon acquisition include the costs of shutting down MetPath facilities in certain markets where duplicate MetPath and Damon facilities existed at the time of the transaction. These costs totaled $40.6 million and primarily included employee severance and other employee termination benefits ($6 million), costs of exiting leased laboratory space and the write-off of duplicate laboratory equipment ($24 million) and certain costs for continuing employees directly related to the integration of Damon and MetPath ($3.3 million). Management believes that the integration of Damon and MetPath facilities should significantly reduce operating costs of the combined companies and will be substantially complete by the end of 1994.

The costs to be incurred in the company-wide restructuring program totaled $115.4 million and included, among other items, severance and other employee termination benefits ($68.2 million) related to a company-wide program to reduce employment levels (and thus operating costs), facility and other costs to consolidate the North American packaging and worldwide Pyroceram manufacturing operations in the Consumer Products segment ($23.6 million), facility and other costs to restructure or close several environmental and pharmaceutical testing facilities ($9.1 million), consulting fees associated with company-wide in-depth studies aimed at re-engineering the organization and operating practices of the Company ($11.8 million) and certain costs for continuing employees directly related to the restructuring plans ($3.4 million). Management believes that the company-wide restructuring program will significantly reduce operating costs and will be substantially complete by the end of 1994. The Company's re-engineering studies are expected to be complete in the first half of 1995. It is possible that these studies will result in additional employee terminations, asset write-offs and other cost reduction activities beginning in late 1994 or in 1995. It is currently not possible to estimate the costs or benefits of these terminations, write-offs or other activities.

The 1993 restructuring and integration charges included severance and other termination benefits related to approximately 1,600 employees. Employee reductions primarily include employees at various MetPath laboratory locations, salaried employees at Corning Consumer Products Company (formerly known as Corning Vitro Corporation) and salaried employees in various line, research and staff organizations throughout the Company where business conditions require reduced staff levels. At the end of the second quarter 1994, approximately 1,100 employees across the Company had been terminated or notified of their termination and approximately $19.6 million of the $74.2 million severance and other termination benefits had been paid.

The 1993 restructuring and integration charges included $29.3 million of asset write-offs and $126.7 million of future cash expenditures of which approximately $5.1 million was spent in 1993 and $86.4 million, $31.2 million and $4.0 million is expected to be spent in 1994, 1995 and future years, respectively. Corning management believes these costs will be financed with cash from operations and does not anticipate any significant impact on its liquidity as a result of the restructuring plan.


In 1992, Corning recorded a charge of $63.3 million ($32.1 million after tax of $22.9 million and minority interest of $8.3 million) as a result of Corning Vitro's decision to restructure its Brazilian operations.

Equity earnings:

In 1993, Corning recognized a $203.1 million reduction in equity earnings as a result of an accounting charge taken by Dow Corning related to breast-implant litigation and a $9.5 million reduction in equity earnings as a result of a restructuring charge taken by Vitro Corning.

In 1992, Corning recognized a $37.7 million reduction in equity earnings which included $24.5 million of accounting charges associated with Dow Corning's terminated breast-implant business and $13.2 million of restructuring charges associated with Dow Corning's exit from its Brazilian operations and other cost-reduction programs.

In 1991, Corning recognized an $8.2 million reduction in equity earnings to reflect an accounting charge recorded by Dow Corning for costs associated with its terminated breast-implant business.

  Taxes
Corning's effective tax rate varies between years due primarily to the impact of certain non-operating gains and losses and restructuring charges. The effective tax rates, excluding these items, were 31% in 1993, 33% in 1992, and 37% in 1991. The reduced 1993 rate is primarily due to tax benefits associated with the sale of the process systems business and the revaluation of deferred tax assets discussed below. The reduced 1992 rate resulted from the implementation of repatriation programs and increased utilization of tax credits.

Corning adopted FAS 109 at the beginning of 1993. The impact of adoption of FAS 109 was not material. On August 10, 1993, the Revenue Reconciliation Act of 1993 (the "Act") was signed into law. The Act increased the U.S. corporate statutory tax rate from 34% to 35% for years beginning after December 31, 1992, changed the deductibility of certain expenses and extended certain tax credits. The increase in the statutory tax rate resulted in a gain from the revaluation of Corning's net deferred tax assets in the third quarter 1993 which lowered the 1993 effective tax rate. Excluding this gain, the impact of the Act did not have a material impact on Corning's effective tax rate.

  Liquidity and Capital Resources
Corning's working capital of $451.4 million at the end of 1993 declined slightly from $465.2 million at the end of 1992. The ratio of current assets to current liabilities was 1.4 at the end of 1993 compared with 1.6 at the end of 1992. Corning's ratio of long-term debt to total capital increased to 45% at the end of 1993 from 28% at the end of 1992. The change in the ratio of long-term debt to total capital is primarily due to the financing of the Damon acquisition.

In 1993, Corning increased its available bank credit lines by $155 million. In addition, Corning borrowed $600 million under agreements with two banks to finance the acquisition of Damon for approximately $405 million in cash and the refinancing of approximately $167 million of Damon's debt. In September 1993, Corning issued $200 million of long-term debt securities in public offerings and used the proceeds of such offerings to repay an equivalent amount of the acquisition debt. Corning intends to refinance all or a significant portion of the remaining acquisition debt with the net proceeds from this Offering.
[/R]

  Cash Flows
Cash flows from operating activities increased in 1993 compared with 1992 primarily due to a significant reduction in net current operating assets and liabilities (excluding the impact of acquisitions) offset by the payment by MetPath to the Department of Justice and the suspension of dividends from Dow Corning. Cash flows from operating activities increased in 1992 over 1991 primarily due to improved operations.

Cash used in investing activities increased significantly in 1993 over 1992 primarily due to the acquisition of Damon for approximately $405 million. Cash used in investing activities also increased in 1992 over 1991 primarily due to increased investments in plant and equipment and acquisitions in the Laboratory Services segment, partially offset by the receipt of $137 million of net proceeds from the formation of Corning Vitro and Vitro Corning. Capital spending increased in 1993 when compared with 1992 primarily due to the expansion of the liquid-crystal display facility in Japan and the completion of Corning's corporate headquarters building. Capital spending increased in 1992 over 1991 primarily due to the continued expansion of the Wilmington, North Carolina, optical-fiber manufacturing facility, the construction of additional facilities to support growth in the Laboratory Services segment and the construction of the corporate headquarters building. At year end 1993, Corning's capital commitments totaled approximately $199.2 million.

In 1993, cash provided by financing activities increased significantly over 1992 primarily as a result of increased borrowings to finance the acquisition of Damon and the telecommunications business of GTE Control Devices Incorporated and to finance continued capital expansion programs. In 1992, cash used in financing activities increased significantly over 1991 due to higher levels of common stock repurchases and the timing of dividend payments.

Corning repurchased 1,323,700; 2,910,500; and 1,989,000 shares of its common stock in 1993, 1992, and 1991, respectively, pursuant to a systematic plan authorized by the Board of Directors. This activity is designed to provide shares for Corning's various employee-benefit programs. Corning suspended its share repurchase program in May 1993 to conserve cash for acquisition purposes.

Dividends paid to common shareholders in 1993 totaled $134.1 million compared with $176.7 million in 1992 and $92.6 million in 1991. The higher 1992 payment resulted from a $0.15 per-share special dividend declared in 1991 and paid in 1992 and the payment of the fourth quarter 1992 dividend prior to the end of fiscal 1992. Excluding these items, the increase in dividends paid was caused by an increase in the dividend rate of 10% and 17% in 1993 and 1992, respectively, and the increase in common shares outstanding.

  Environment
Corning has been named by the Environmental Protection Agency under the Superfund Act, or by state governments under similar state laws, as a potentially responsible party for 22 hazardous waste sites. Under the Superfund Act, all parties who may have contributed any waste to a hazardous waste site, identified by such Agency, are jointly and severally liable for the cost of cleanup unless the Agency agrees otherwise. It is Corning's policy to accrue for its estimated liability based on expert analysis and continual monitoring by both internal and external consultants. Corning has accrued for its estimated liability with respect to each of these sites and has not reduced the liability for any potential insurance recoveries. The aggregate liability is not material to the Company's operations or financial position.
Effects of Inflation
Amounts reflected in the financial statements do not provide for the effect of inflation on operations or financial position. The expenses and asset values, specifically those related to long-lived assets, reflect historical cost and do not necessarily represent replacement cost or charges to operations based on replacement cost. Corning's operations are geared to provide funds from operations which would be sufficient along with other sources to replace fixed assets as necessary. Net income would be lower than reported if the effects of inflation were reflected by charging operations for replacement costs.

                             BUSINESS OF CORNING

General
Corning traces its origin to a glass business established by the Houghton family in 1851. The present corporation was incorporated in the State of New York in December 1936, and its name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

Corning is an international corporation competing in four broadly-based business segments: Specialty Materials, Communications, Laboratory Services and Consumer Products. Corning is engaged principally in the manufacture and sale of products made from specialty glasses and related inorganic materials having special properties of chemical stability, electrical resistance, heat resistance, light transmission and mechanical strength. Corning and its subsidiaries annually produce some 60,000 different products at 44 plants in eight countries. In addition, Corning, through subsidiaries and affiliates, engages in laboratory services businesses, including life and environmental sciences and clinical-laboratory testing at more than 50 facilities in ten countries.

Corning's strategy includes growth from new products developed from Corning's long-standing commitment to research and development and from mergers and acquisitions. Accordingly, Corning continuously reviews potential acquisition opportunities, primarily in the laboratory services and communications areas. However, there can be no assurance that Corning will pursue any such acquisition opportunity.

In addition to the restructuring programs already under way, Corning is currently engaged in a comprehensive review of its business and cost structure. Corning expects this review to be substantially completed by the end of 1994.

Specialty Materials
Corning's Specialty Materials segment sells more than 40,000 products and has evolved from Corning's historical business base in materials development. The major business units within the Specialty Materials segment are: automotive substrates, ophthalmic and optical products, automotive lighting, science products, and other advanced materials. Products manufactured by these businesses include cellular ceramics for automotive and stationary emission-control devices, plastic and glass ware for laboratory applications and glass optical lenses.

Corning's long standing commitment to research, development and engineering has driven the introduction of new products and technologies. In the 1970's Corning developed the technology and created products for the substrates used in emission control systems. Today the environmental products business continues to be a driving force within the Specialty Materials segment. Corning continues to develop new products and technologies to meet increasing demand as a result of tightened regulations in the United States and Europe and new regulations in other parts of the world. For example, to meet tightening clean air standards, Corning has developed as a prototype an electrically heated automotive catalytic converter substrate that begins working within seconds of ignition, which is when most of the pollutants are generated. Corning has developed a new family of materials, glass-polymers, the properties of which make them well suited for components in automobiles, aircraft, lighting systems and electronic devices.

Corning's equity company investments in this segment include Dow Corning, Pittsburgh Corning and Cormetech, Inc., an equity company which manufactures and sells stationary emission control devices for power plants.

Communications
Corning's Communications segment consists of the following major product lines: optical fiber, optical cable, optical components, liquid-crystal display glass, television bulbs, lenses for projection television, and magnetic memory disks.
Corning's Communications segment also originates from Corning's commitment to research and development in new materials. Corning led the development of the modern opto-electronics market with its invention of optical fiber in the late 1960's and is the leading supplier of optical fiber and such supporting components as couplers and signal splitters. Corning is also a leading supplier of optical cable through its 50% ownership of Siecor. In addition, Corning has several equity investments in companies that produce optical fiber internationally.

Approximately two-thirds of the revenues in the Communications segment are generated by sales of opto-electronic products. Today, optical fiber is penetrating the communications market as optical fiber is rapidly becoming the preferred way to transmit telephone, cable-TV and computer data worldwide. Optical fiber permits the transmission of substantially more data over greater distances with less distortion than does copper, the product it is principally replacing. As users of optical fiber increase applications and expand services, Corning continues to provide new and improved optical-fiber products and corollary components to an expanding market. During the next few years, management believes that more fiber will be deployed in distribution cables and that utilization of fiber to the home will increase.

Corning continues to be a leading producer of glass panels and funnels for television picture tubes through Corning Asahi Video Products Company, and is also a world leader in the production of projection television lenses through its wholly owned subsidiary, U.S. Precision Lens Inc.

The market for liquid-crystal display glass continues to grow, currently driven by notebook computer and portable-TV sales. Future applications are expected to include desktop-computer displays, projection-TV systems, video phones and automotive applications. Corning is the world's leading supplier in this market.

Another Corning invention, the MemCor(tm) glass-ceramic memory disk for high-performance hard-disk drives in computers, significantly increases storage capacity and improves reliability.

Also included in this segment is Biosym, which develops and markets computer-aided molecular design software.

Laboratory Services
Corning entered the laboratory services market in the early 1970's with its initial investment in MetPath, a regional U.S. clinical laboratory which Corning acquired in 1982. Since 1982, Corning has made several other acquisitions in the clinical, biological, pharmaceutical and environmental-services industries. In 1991 Corning combined its laboratory-service business units into a wholly owned subsidiary, Corning Life Sciences Inc. ("CLSI"), to better manage the development of its business in this rapidly growing area. Today CLSI, through subsidiaries and affiliates, operates more than 50 facilities in ten countries that provide clinical, pharmaceutical and environmental testing services.

CLSI's clinical testing subsidiary, MetPath, performs more than 1,400 different clinical tests for physicians, hospitals, laboratories, industries, health-maintenance organizations and other managed-care providers through a quick-response network of regional U.S. laboratories. MetPath is a leader in providing cost-effective and reliable clinical diagnostic testing services. See "--Recent Developments--Department of Justice Investigation."

In August 1993 Corning acquired all of the outstanding shares of common stock of Damon in a transaction accounted for as a purchase. The total purchase price of this transaction was approximately $405 million, including acquisition expenses. In addition, approximately $167 million of indebtedness of Damon has been refinanced. Corning has financed the acquisition of Damon and the refinancing of Damon's debt with financing agreements entered into with certain commercial banks. Approximately $200 million of such financing has been retired with the proceeds from the issuance of long-term debt of Corning. Corning intends to retire a significant portion of the remaining acquisition debt with the net proceeds of the Offering.

Damon's principal line of business is clinical-laboratory testing, providing to the medical profession a full range of routine and esoteric testing services that are used in the diagnosis, monitoring and treatment of disease. Damon provides its services to physicians, hospitals, nursing homes, managed care institutions, corporations and governmental agencies, including agencies of the United States of America.

On June 7, 1994, Corning acquired all of the outstanding shares of Maryland Medical and several affiliates for approximately 4.5 million shares of Corning Common Stock in a pooling of interests transaction.

On June 1, 1994, Corning signed a definitive agreement to acquire all of the outstanding shares of the capital stock of Nichols in a transaction to be accounted for as a pooling of interests. Under the terms of the agreement, Corning will exchange newly issued and registered shares of Corning Common Stock with a value equal to up to $13 for each share of the capital stock of Nichols. Using an assumed price of $33 per share of Corning Common Stock and the number of shares of, and options to purchase, the capital stock of Nichols presently outstanding, approximately 6.7 million shares of Corning Common Stock and options to purchase approximately 1 million shares of Corning Common Stock will be issued in the transaction. Substantially all of the options to purchase shares of Corning Common Stock will be exercisable immediately following the closing of the transaction. In no event will more than 9.6 million shares of Corning Common Stock be issued and reserved for the exercise of options granted in connection with such transaction.

For a discussion of the registration rights granted to the stockholders of Maryland Medical and the registration of the shares of Corning Common Stock to be issued in the Nichols transaction, see "Description of Corning Capital Stock--Common Stock Eligible for Future Sale."

CLSI's pharmaceutical-testing businesses are conducted by MetPath's wholly owned subsidiaries, G.H. Besselaar Associates, Hazelton Corporation and SciCor. These businesses perform chemical and biological testing, clinical research and data management services primarily for the pharmaceutical industry. On June 28, 1994, Corning and International Technology created a jointly owned company to which Corning transferred the net assets of MetPath's environmental testing laboratory business and International Technology transferred the assets of its IT Analytical Services business. Corning and International Technology each own 50 percent of the company. See "--Recent Developments--Creation of Environmental Testing Services Company."

Corning's Laboratory Services segment is being affected by new federal legislation implemented in January 1994. The new legislation reduces Medicare reimbursement rates and will limit future laboratory fee increases. In addition, the Clinton Administration's health-care plan calls for managed competition with limitations on total national health-care expenditures and on the annual growth of such expenditures. A health-care reform model based on managed competition will likely reduce reimbursements for clinical laboratory services as managed care networks continue to proliferate. As the plan also calls for insurance coverage for some 37 million people who currently have no such coverage, it is expected that demand for such services will increase. Demand should also increase as a result of a stronger emphasis on testing as a preventative measure. It is not clear how quickly or to what extent Medicare and Medicaid programs will be incorporated into the health reform system. Management believes that while the entire health-care industry faces dramatic challenges to build a more effective means of delivery of services, MetPath's leading market position in major geographic areas will allow Corning to continue to benefit from the ongoing and increasing consolidation in the industry.

Consumer Products
Corning is well known for its line of consumer housewares with strong brand names and consumer franchise. Key product lines are Pyrex(R) glassware, Corelle(R) tableware, Corning Ware(R), Visions(R) cookware, and Revere Ware(R) cookware. Other Corning consumer products include the prestigious Steuben(R) crystal and Serengeti(R) sunglasses.

Corning's executive offices are located at One Riverfront Plaza, Corning, New York 14831, and its telephone number at such offices is (607) 974-9000.

Recent Developments

Creation of Environmental Testing Services Company. On June 28, 1994, Corning and International Technology created a jointly owned company to which Corning transferred the net assets of its environmental testing laboratory business and International Technology transferred the assets of its IT Analytical Services business. Corning and International Technology each will own 50 percent of the company. Corning will account for its investment in the newly created company using the equity method of accounting for investments. The impact of the transaction is not expected to be material to Corning's financial statements.

Acquisition of Clinical Laboratory Testing Businesses. On June 7, 1994, Corning acquired all of the outstanding shares of Maryland Medical for approximately 4.5 million shares of Corning Common Stock in a pooling of interests transaction.

On June 1, 1994, Corning signed a definitive agreement to acquire all of the outstanding shares of the capital stock of Nichols in a transaction to be accounted for as a pooling of interests. Under the terms of the agreement, Corning will exchange newly issued and registered shares of Corning Common Stock with a value equal to up to $13 for each share of the capital stock of Nichols. Using an assumed price of $33 per share of Corning Common Stock and the number of shares of, and options to purchase, the capital stock of Nichols presently outstanding, approximately 6.7 million shares of Corning Common Stock and options to purchase approximately 1 million shares of Corning Common Stock will be issued in the transaction. Substantially all of the options to purchase shares of Corning Common Stock will be exercisable immediately following the closing of the transaction. In no event will more than 9.6 million shares of Corning Common Stock be issued and reserved for the exercise of options granted in connection with such transaction. The final exchange ratio of shares of Corning Common Stock for shares of Nichols capital stock will be determined by the price of Corning Common Stock during a 10-day trading period prior to the date of the Nichols stockholders meeting held to approve the transaction. The transaction is subject to regulatory approval and is expected to close in the second half of 1994.

Corning's consolidated financial statements for periods prior to these transactions will not be restated since the acquisitions are not material to Corning's financial position or results of operations. Corning will likely record a one-time charge of up to $10 million after-tax in the third quarter for transaction costs associated with these acquisitions and may possibly record an additional one-time charge of up to $25 million after-tax in the second half of 1994 for the integration of the Nichols and Maryland Medical operations into MetPath.

For a discussion of the registration rights granted to the stockholders of Maryland Medical and the registration of the shares of Corning Common Stock to be issued in the Nichols transaction, see "Description of Corning Capital Stock--Common Stock Eligible for Future Sale."

Sale of Parkersburg Plant. In May 1994, Corning sold its Parkersburg, W.Va., glass-tubing products plant to Schott Corporation, a subsidiary of the Schott Group, for $57 million and decided to exit several minor product lines in the specialty materials segment. The net gain from these transactions is not material.

Disposition of Clinical Laboratory Testing Operations. On April 4, 1994, MetPath sold the clinical laboratory testing operations of Damon in California for approximately $51 million in cash. No gain or loss will be recognized as a result of this transaction. The proceeds from the transaction were used to retire a portion of the debt incurred in connection with the acquisition of Damon in August 1993.

Breast Implant Litigation. Corning continues to be a defendant in two types of cases previously reported involving the silicone-gel breast implant products or materials formerly manufactured or supplied by Dow Corning or a Dow Corning subsidiary. These cases include (1) several purported federal securities class action lawsuits and shareholder derivative lawsuits filed against Corning by shareholders of Corning alleging, among other things, misrepresentations and omissions of material facts, breach of duty to shareholders and waste of corporate assets relative to the silicone-gel breast implant business conducted by Dow Corning and (2) as of May 23, 1994 over 3,490 lawsuits filed in various state courts against Corning and others (including Dow Corning) by persons claiming injury from the silicone-gel breast implant products or materials formerly manufactured by Dow Corning or a Dow Corning subsidiary. Several of such suits have been styled as class actions and others involve multiple plaintiffs.

All of the more than 3,000 tort lawsuits filed against Corning in federal courts were consolidated in the United States District Court, Northern District of Alabama, and in early December 1993, Corning was dismissed from these cases. This decision by the District Court is non-appealable and, although the District Court noted that it was "highly unlikely" that additional discovery would produce new evidence, the decision is subject to reconsideration if additional information is discovered or if there is a change in state law. Certain state court tort cases against Corning have also been consolidated for the purposes of discovery and pretrial matters. During 1994, Corning has made several motions for summary judgment in state courts and judges have dismissed Corning from all of the over 2,500 tort cases filed in California, Michigan, New York and Pennsylvania, some of which are on appeal. Corning's motions seeking dismissal remain pending in various other states. The federal securities suits are all pending in the United States District Court for the Southern District of New York.

Corning's management does not believe that the purported securities class action lawsuits or the purported shareholder derivative lawsuits or the tort actions filed against Corning described above will have a material adverse effect on Corning's financial condition or the results of its operations.

Dow Corning has informed Corning that as of April 15, 1994, Dow Corning has been named in 45 purported breast implant product liability class action lawsuits and approximately 14,500 individual breast implant product liability lawsuits (which number includes all or substantially all of the 3,490 lawsuits referred to above) and that Dow Corning anticipates that it will be named as a defendant in additional breast implant lawsuits in the future. Dow Corning has also stated that it is vigorously defending this litigation.

Verdicts in breast implant litigation against Dow Corning and other defendants which have gone to judgment have varied widely, ranging from dismissal to the award of significant compensatory and punitive damages.

Dow Corning has also informed Corning that Dow Corning believes that a substantial portion of the indemnity and defense costs related to the breast implant litigation brought and to be brought against it is and will be covered by product liability insurance available to it but that the insurance companies issuing the policies in question have reserved the right to deny coverage under various theories and in many cases have refused to pay defense and indemnity costs which have been incurred by Dow Corning. In this regard, on June 30, 1993, Dow Corning instituted litigation in California against certain insurance companies which had issued product liability insurance policies to it from 1962 through 1985 seeking declaratory judgments that the insurance company defendants are liable to indemnify Dow Corning for such liabilities and costs and, in the case of certain insurance company defendants, damages including punitive damages. In September 1993, several of Dow Corning's insurers filed a complaint against Dow Corning and other insurers for declaratory relief in Michigan and moved for the action brought by Dow Corning in California to be dismissed in favor of the Michigan litigation. In October 1993, this motion was granted. In March 1994, the Michigan court ruled that certain of Dow Corning's primary insurers had a duty to defend Dow Corning with respect to certain breast implant product liability lawsuits. These insurers were directed to reimburse Dow Corning for certain defense costs previously incurred. Dow Corning has informed Corning that it is continuing negotiations with such insurance companies to obtain an agreement on a formula for the allocation among these insurers of payments of defense and indemnity expenses related to breast implant products liability lawsuits and claims.

In March 1994, Dow Corning, along with other defendants and representatives of breast implant litigation plaintiffs, signed the Settlement Agreement. The Settlement Agreement is subject to court approval and to withdrawal by Dow Corning and other defendants and plaintiffs. Under the Settlement Agreement and related agreements, industry participants (the "Funding Participants") would contribute approximately $4.2 billion over a period of more than thirty years to establish several special purpose funds. The Settlement Agreement, if implemented, would provide for a claims based structured resolution of claims arising out of silicone breast implants, define the circumstances under which payments from the funds would be made and include a number of other provisions related to claims and administration. The Settlement Agreement defines periods during which breast implant plaintiffs may elect not to settle their claims by way of the Settlement Agreement and to continue their individual breast implant litigation against manufacturers and other defendants (the "Opt Out Plaintiffs"). In certain circumstances, if Dow Corning considers the number of Opt Out Plaintiffs to be excessive, Dow Corning is entitled to withdraw from participation in the Settlement Agreement. Corning is not a party to the Settlement Agreement and will not make any contribution to the settlement contemplated thereby.

In April 1994, the U.S. District Court for the Northern District of Alabama preliminarily approved the Settlement Agreement and temporarily stayed and suspended federal and state class action certification or notice proceedings relative to federal or state class action lawsuits filed by plaintiffs included in the settlement class.


In April 1994, the Court also notified the breast implant plaintiffs eligible to participate in the settlement of a 60-day period during which they have the ability to become initial Opt Out Plaintiffs. Unless the current schedule is extended by the Court, Dow Corning would expect to decide whether or not to exercise its option to withdraw from the Settlement Agreement by mid-August 1994. A Court-supervised fairness review process of the Settlement Agreement must be completed before the Settlement Agreement can be implemented. Once the Settlement Agreement is approved by the Court, claims can then be validated. The Court's approval of the Settlement Agreement would be subject to appeal.


Dow Corning recorded a pre-tax charge of $640 million ($415 million after tax) against its earnings for the fourth quarter of 1993 to reflect its best estimate as of January 1994 of the net present value of its net liabilities and costs as a result of its involvement in breast implant litigation and, as a result of Dow Corning's decision to take this charge, Corning recorded a charge of $203 million after tax against its equity in earnings of associated companies for the fourth quarter of 1993 and against the carrying value of its investment in Dow Corning at the end of fiscal 1993.


On July 12, 1994, Reuters Information Services, Inc. published a report indicating that results of preliminary experiments by researchers at the U.S. National Cancer Institute showed that silicon gel from Dow Corning breast implants injected into genetically susceptible mice causes a form of cancer. The Reuters report indicates that this study is to be published in the July 20, 1994 edition of the Journal of the National Cancer Institute. Dow Corning has not yet had an opportunity to review this study or assess the study's potential impact on its financial condition or results of operations.


If the tort actions filed against Dow Corning or any settlement of the breast implant controversy should require Dow Corning to record any additional charges against income, the effect on Corning of any such additional charges would be limited to their consequent impact (in the amount of approximately 50% of the amount thereof) on Corning's reported equity in earnings of associated companies for the period such charges were recognized, on the book value of Corning's equity investment in Dow Corning and on Corning's retained earnings. Corning does not believe that its share of any additional charges taken by Dow Corning resulting from the breast implant controversy will have a material adverse effect upon Corning's financial condition. However, it is possible that Corning's shares of any such additional charges taken by Dow Corning could have a material adverse effect upon Corning's earnings in the quarters in which any such charges were recognized by Dow Corning.

Other Dow Corning Matters. Dow Corning received a request dated July 9, 1993 from the Boston Regional Office of the Commission for certain documents and information related to silicone breast implants. The request stated that the Boston Regional Office was conducting an informal investigation which "concerns Dow Corning, its subsidiary Dow Corning Wright and parent corporations, Dow Chemical Co. and Corning Inc." Dow Corning has informed Corning that Dow Corning has responded to this request enclosing the documents and information requested along with related information and continues to cooperate with the Boston Regional Office.

During the first quarter of 1993, Dow Corning received two federal grand jury subpoenas initiated by the United States Department of Justice ("DOJ") seeking documents and information related to silicone breast implants. Dow Corning has informed Corning that it has delivered the documents and information requested and continues to cooperate with the DOJ as this grand jury investigation proceeds.

Department of Justice Investigations. In September 1993, MetPath and MetWest Inc. ("MetWest"), a wholly owned subsidiary of Unilab, in which Corning had at the time an interest of approximately 43%, entered into a Settlement Agreement (the "MetPath Settlement Agreement") with the DOJ and the Inspector General of the Department of Health and Human Services (the "Inspector General"). Pursuant to the MetPath Settlement Agreement, MetPath and MetWest paid to the United States a total of $39.8 million in settlement of civil claims by the DOJ and the Inspector General that MetPath and MetWest had wrongfully induced physicians to order certain laboratory tests without realizing that such tests would be billed to Medicare at rates higher than those the physicians believed were applicable.

Several state and private insurers have made claims based on the practices covered by the MetPath Settlement Agreement. Several have settled but it is not clear at this time what, if any, additional exposure Corning may have to these entities and to other persons who may assert claims on the basis of these or other practices.

During August 1993, MetPath, MetWest and Damon (which was acquired by Corning in that month) together with other participants in the industry received subpoenas from the Inspector General seeking information regarding their practices with respect to 14 enumerated tests offered in conjunction with automatic chemical test panels. Of these 14 tests, 5 were covered by the MetPath Settlement Agreement and consequently MetPath and MetWest are not being required to provide further information with regard to them. MetPath, MetWest and Damon have completed this process of complying with these subpoenas. MetPath also received in May 1994 two subpoenas from the Inspector General concerning, in one case, an investigation into billings for tests not performed or reported for which MetPath had voluntarily made corrective payments in 1993 and, in the other, an investigation into whether separate billings for tests which should have been grouped together had occurred. In addition, a federal grand jury in New Jersey is investigating the billings for tests not performed or reported. The results of these investigations cannot currently be predicted but the possibility that they may result in additional claims by the DOJ or the Inspector General or additional claims or settlements with parties other than the DOJ and the Inspector General cannot be excluded.

Other Legal Proceedings. During September 1993, two individuals filed in the Supreme Court of the State of New York (one in New York County and one in Suffolk County) separate purported derivative actions against Corning, as nominal defendant, and Corning's Directors and certain of its officers seeking on behalf of Corning compensatory and punitive damages in unspecified amounts (and plaintiffs' costs and disbursements including attorneys' and experts' fees) by reason of the alleged responsibility of the actual defendants for the conduct which gave rise to the settlement in the MetPath litigation described above and their alleged failure to cause Corning to make timely disclosure thereof. The parties have agreed to consolidate such actions in a single action before the Supreme Court of the State of New York in New York County.

During October 1993, two individuals instituted in the United States District Court for the Southern District of New York separate purported class actions on behalf of purchasers of Corning securities in the open market during the period from September 17 to October 6, 1993 against Corning, certain of its Directors and officers and the underwriters of Corning's offering, on September 17, 1993, of $100 million of 6.75% Debentures due on September 15, 2013. The complaints generally allege that the defendants failed to make timely disclosures of adverse developments in Corning's business and seek compensatory and punitive damages in unspecified amounts (and plaintiffs' costs and expenses including attorneys' fees and disbursements). These two actions, with respect to which the underwriters have been dismissed, have been consolidated.

Two class actions have been filed in the Court of Chancery for the State of Delaware against Damon and certain of its officers and directors. These suits allege damages arising from Damon's failure to mention in the press release that announced the initial merger agreement it had reached with a company other than Corning that an unnamed bidder (Corning) had also expressed interest in acquiring Damon. The class of plaintiffs are those who sold their stock at the price offered by the other company, rather than the higher amount later offered and paid by Corning.

Corning's management does not believe that the purported class action lawsuits or the purported shareholder derivative lawsuits described above will have a material adverse effect on Corning's financial condition or the results of its operations.

                               CORNING DELAWARE


Corning Delaware is a special purpose limited partnership formed under the laws of the State of Delaware. All of its partnership interests (other than the Preferred Securities and any interests of any Special General Partner) are and will be beneficially owned directly or indirectly by Corning. Corning is the sole general partner in Corning Delaware. Corning Finance Corporation, a Delaware corporation and a wholly-owned subsidiary of Corning ("Corning Finance"), initially will be the sole limited partner in Corning Delaware. Upon issuance of the Preferred Securities, which securities represent limited partnership interests in Corning Delaware, the holders of such Preferred Securities will become limited partners in Corning Delaware and Corning Finance will withdraw as a limited partner. The General Partner will agree to contribute capital to the extent required so its initial capital contributions are equal to at least 21% of all the capital contributed to Corning Delaware. The General Partner will invest 99% of the total contributions in Corning Delaware in the Subordinated Debentures and the remaining 1% in Eligible Investments as provided in the Amended and Restated Limited Partnership Agreement (the "Limited Partnership Agreement"). Corning Delaware will exist for a maximum term of 45 years, unless earlier dissolved. The
Limited Partnership Agreement of Corning Delaware provides that the
General Partner will have liability for the debts and obligations of Corning Delaware (including certain tax obligations as provided herein, but excluding obligations to holders of Preferred Securities in their capacities as holders, such obligations being separately guaranteed pursuant to the Guarantee). Under Delaware law, limited partners in a Delaware limited partnership (i.e., holders of the Preferred Securities) will not be personally liable for the debts, obligations and liabilities of such limited partnership, whether arising in contract, tort or otherwise, solely by reason of being a limited partner of Corning Delaware (subject to any obligation such holders have to repay any funds that may have been wrongfully distributed to them). All of Corning Delaware's business and affairs will be conducted by the General Partner. The location of the principal executive offices of the General Partner is One Riverfront Plaza, Corning, New York 14831, telephone number (607) 974-9000. Corning Delaware exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in the Subordinated Debentures and Eligible Investments, as described above.


                      DESCRIPTION OF SECURITIES OFFERED

The securities offered hereby are    % Convertible Monthly Income Preferred
Securities of Corning Delaware with a liquidation preference of $50 per security. The Preferred Securities are convertible at the option of the holder through Corning Delaware into shares of Corning Common Stock at an
initial conversion rate of             shares of Corning Common Stock for
each $50 principal amount of Subordinated Debentures (equivalent to a
conversion rate of        shares of Corning Common Stock for each Preferred
Security), subject to adjustment in certain circumstances. The Preferred Securities are guaranteed, to the extent described herein, by Corning as to dividends, the Redemption Price and cash and other distributions payable on liquidation. In certain circumstances the holders can cause Corning Delaware to exchange all of the Subordinated Debentures for shares of Corning Series C Preferred Stock and distribute such shares in exchange for the Preferred Securities.

The following is a description of the principal terms of the Preferred Securities; the Corning Common Stock and the Corning Series C Preferred Stock into or for which the Preferred Securities may be con verted or exchanged; the Guarantee pursuant to which Corning will guarantee, to the extent described therein, certain payments with respect to the Preferred Securities; and the Subordinated Debentures and the fiscal agency agreement pursuant to which the Subordinated Debentures will be issued (the "Fiscal Agency Agreement").

Preferred Securities

The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Limited PartnershipAgreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

General

All of the partnership interests in Corning Delaware other than the Preferred Securities (and any interests of any Special General Partner) will be owned directly by Corning at all times while the Preferred Securities are outstanding. The Limited Partnership Agreement authorizes and creates the Preferred Securities, which represent limited partnership interests in Corning Delaware. The limited partnership interests represented by the Preferred Securities will have a preference with respect to cash distributions and amounts payable on liquidation and redemption over the other partnership interests in Corning Delaware. The Limited Partnership Agreement does not permit the issuance of other partnership interests without the prior approval of holders of not less than 66-2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding.

Holders of Preferred Securities will have no preemptive rights.

Holders of the Preferred Securities will not have the right to remove or replace the General Partner.

  Dividends
Holders of the Preferred Securities will be entitled to receive cumulative
cash distributions from Corning Delaware, accruing from          , 1994 and
payable monthly in arrears on the last day of each calendar month of each
year, commencing            , 1994 ("dividends"). The dividends payable on
each Preferred Security will be fixed at a rate per annum of $            or
    % of the liquidation preference of $50. The amount of dividends payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full month, will be computed on the basis of the actual number of days elapsed in such period.

Dividends on the Preferred Securities must be declared monthly and paid on the last day of each calendar month to the extent that Corning Delaware has funds legally available for the payment of such dividends and cash on hand sufficient to make such payments. It is anticipated that Corning Delaware's funds will be limited principally to payments received under the Subordinated Debentures in which Corning Delaware will invest the proceeds from this Offering. See "--Description of the Subordinated Debentures."

Corning has the right under the Subordinated Debentures to extend, from time to time, the interest payment periods on the Subordinated Debentures for up to 60 months. Monthly dividends on the Preferred Securities would be deferred (but would continue to compound interest monthly) by Corning Delaware during any such extended interest payment period. See "Investment Considerations--Option to Extend Payment Periods", "--Additional Dividends" and "--Option to Extend Interest Payment Period." The failure of holders of Preferred Securities to receive dividends in full for 15 consecutive months would trigger the right of holders of a majority of the aggregate liquidation preference of the Preferred Securities then outstanding to cause Corning Delaware to exchange all of the Subordinated Debentures for shares of Corning Series C Preferred Stock at the Exchange Price and to distribute such shares to the holders of Preferred Securities in exchange for all of the Preferred Securities then outstanding. "Exchange Price" means one share of Corning Series C Preferred Stock for each $100 principal amount of Subordinated Debentures (which rate of exchange is equivalent to one share of Corning Series C Preferred Stock for two Preferred Securities). See "--Optional Exchange for Corning Series C Preferred Stock."

If a Tax Event occurs, then all dividends and distributions (including distributions to the General Partner) shall be reduced by Additional Taxes, commencing on the date that is the earlier of (i) three months after the date of notice of such Tax Event and (ii) the date of a vote taken at a special partnership meeting (or, in lieu of such a meeting, the date of written consent) by the holders of the Preferred Securities on the matter of whether to cause the exchange of all Preferred Securities for shares of Corning Series C Preferred Stock (such earlier date being referred to herein as the "Tax Event Date"). Prior to the Tax Event

Date, no reduction will be made on account of Additional Taxes and any Additional Taxes will be paid by Corning. See "--Optional Exchange for Corning Series C Preferred Stock."

"Tax Event" means that Corning shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that on or after the date of this Prospectus, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this Prospectus, there is more than an insubstantial risk that (i) Corning Delaware is subject to federal income tax with respect to interest accrued or received on the Subordinated Debentures, or (ii) Corning Delaware is subject to more than a de minimis amount of taxes, duties or other governmental charges.

"Additional Taxes" means the sum of any additional income taxes, duties and other governmental charges to which Corning Delaware has become subject from time to time as a result of a Tax Event, except for United States withholding taxes.

Corning will agree as General Partner in the Limited Partnership Agreement to pay any and all Additional Taxes, liabilities, costs and expenses with respect to such Additional Taxes of Corning Delaware for the period from the formation of Corning Delaware through the Tax Event Date.

Dividends declared on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of Corning Delaware on the relevant record dates, which will be one Business Day (as defined below) prior to the relevant payment dates. Subject to any applicable laws and regulations and the Limited Partnership Agreement, each such payment will be made as described under "--Book-Entry-Only Issuance--The Depository Trust Company" below. In the event that any date on which dividends are payable on the Preferred Securities is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" means any day other than a day on which banking institutions in The City of New York or Chicago are authorized or obligated by law or executive order to close.

Additional Dividends

Corning Delaware shall be required to declare and pay additional dividends at
a rate of     % per annum on the Preferred Securities upon any dividend
arrearages in respect of the Preferred Securities in order to provide, in effect, monthly compounding on such dividend arrearages. (The amounts payable to effect such monthly compounding on dividend arrearages in respect of the Preferred Securities being referred to herein as "Additional Dividends").

Certain Restrictions on Corning Delaware

If accumulated and unpaid dividends have not been paid in full on the Preferred Securities, Corning Delaware may not:

  (i) pay, or declare and set aside for payment, any dividends on any other partnership interests; or

  (ii) redeem, purchase, or otherwise acquire any other partnership interests;
until, in each case, such time as all accumulated and unpaid dividends on all of the Preferred Securities, including any Additional Dividends thereon, shall have been paid in full for all dividend periods terminating on or prior to the date of such payment or the date of such redemption, purchase, or acquisition, as the case may be.

If accumulated and unpaid dividends have been paid in full on the Preferred Securities for all prior whole dividend periods, then holders of Preferred Securities will not be entitled to receive or share in any dividends paid, declared or set aside for payment on any other partnership interest in Corning Delaware.
Optional Redemption

Corning Delaware may not redeem the Preferred Securities prior to      ,
1998. On and after such date, Corning Delaware at its option may redeem the Preferred Securities, in whole or in part, on not fewer than 35 nor more than 60 days' prior notice, at any time or from time to time, during the
twelve-month periods beginning on                   in each of the following
years at the redemption price (expressed as a percentage of the liquidation preference) indicated below, plus accumulated and unpaid dividends (the "Redemption Price"):

 Date                          Redemption Price
   , 1998                                        %
   , 1999
   , 2000
   , 2001
   , 2002
   , 2003
   , 2004 and thereafter                     100

Corning Delaware may not redeem the Preferred Securities in part unless all accumulated and unpaid dividends have been paid in full on all Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption. In the event there is a redemption (optional or mandatory) of Preferred Securities after the Tax Event Date, then the Redemption Price for such Preferred Securities will be reduced by the amount of Additional Taxes, if any, that are attributable to such redemption of such Preferred Securities.


Mandatory Redemption

Upon repayment or prepayment by Corning of the Subordinated Debentures, including as a result of the acceleration of the Subordinated Debentures upon the occurrence of an "Event of Default" described under "Description of Securities Offered--Description of the Subordinated Debentures--Events of Default", the proceeds from such repayment or prepayment will be applied to redeem the allocable portion of the Preferred Securities at the applicable Redemption Price.

Redemption Procedures

Notice of any redemption (optional or mandatory) of Preferred Securities (which notice will be irrevocable) will be given by Corning Delaware to Corning and each record holder of Preferred Securities that are being redeemed not fewer than 35 nor more than 60 days prior to the date fixed for redemption thereof. If Corning Delaware gives a notice of redemption, then on the redemption date, Corning will repay an aggregate principal amount of the Subordinated Debentures plus accrued and unpaid interest in an amount equal to the applicable Redemption Price for the Preferred Securities to be redeemed. Corning Delaware will irrevocably deposit such funds with The Depository Trust Company ("DTC") or the Paying and Conversion Agent, as the case may be, and give DTC or the Paying and Conversion Agent, as the case may be, irrevocable instructions and authority to pay the applicable Redemption Price to the holders of the Preferred Securities to be redeemed. See "--Book-Entry-Only Issuance--The Depository Trust Company." If notice of redemption has been given and funds deposited with DTC or the Paying and Conversion Agent, as the case may be, as required, then immediately prior to the close of business on the date of such deposit, all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders to receive the Redemption Price, but without additional interest. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price is improperly withheld or refused and not paid by either Corning Delaware or Corning pursuant to the Guarantee described under "--Description of the Guarantee" below, dividends on the Preferred Securities called for redemption will continue to accumulate at the then applicable rate, from the original redemption date to the date that the Redemption Price is actually paid and the holders of such Preferred Securities may exercise all of their rights as holders of the Preferred Securities.

In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities to be redeemed will be selected by lot as described under "--Book-Entry-Only Issuance--The Depository Trust Company" below.
Conversion Rights

General. The Preferred Securities will be convertible at any time, at the option of the holder thereof, through Corning Delaware into shares of Corning
Common Stock at an initial conversion rate of           shares of Corning
Common Stock for each Preferred Security (equivalent to a conversion price of
$        per share of Corning Common Stock), subject to adjustment as described under "--Conversion Price Adjustments" below. Upon receiving an irrevocable notice by a holder of a Preferred Security to exercise its conversion right, Corning Delaware, on behalf of such holder, will exercise its option to convert an equivalent portion of the Subordinated Debentures into Corning Common Stock and will distribute such shares of Corning Common Stock to such holder in exchange for a corresponding portion of such holder's Preferred Securities. Preferred Securities that have been called for redemption will not be convertible after the close of business two calendar days preceding the date fixed for redemption, unless Corning Delaware defaults in making payment of the amount payable upon such redemption date. Conversion rights will terminate upon the making of an Exchange Election referred to below under "--Optional Exchange for Corning Series C Preferred Stock" and upon the issuance of Corning Series C Preferred Stock pursuant to such Exchange Election.

Holders of Preferred Securities at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such securities on the corresponding dividend payment date notwithstanding the conversion of such Preferred Securities following such dividend payment record date. Except as provided in the immediately preceding sentence, Corning Delaware will make no payment or allowance for accumulated and unpaid dividends, whether or not in arrears, on converted Preferred Securities. Corning will make no payment or allowance for dividends on the shares of Corning Common Stock issued upon such conversion except with respect to dividends or distributions as of record dates subsequent to such conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which notice was received by Corning Delaware.

No fractional shares of Corning Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid in cash.

Conversion Price Adjustments--General. The conversion price will be subject to adjustment in certain events including, without duplication: (i) the payment of dividends (and other distributions) payable in Corning Common Stock on any class of capital stock of Corning; (ii) the issuance to all holders of Corning Common Stock of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase Corning Common Stock at less than the current market price; (iii) subdivisions and combinations of Corning Common Stock; (iv) the payment of dividends (and other distributions) to all holders of Corning Common Stock in the form of evidences of indebtedness of Corning, securities or capital stock, cash, or assets (including securities, but excluding those rights, warrants, dividends, and distributions referred to in clause (ii) and dividends and distributions paid exclusively in cash); (v) the payment of dividends (and other distributions) on Corning Common Stock paid exclusively in cash, excluding (A) cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (vi) of this sentence), or (B) cash dividends if the annualized per share amount thereof does not exceed 15% of the current market price of Corning Common Stock on the trading day immediately preceding the date of declaration of such dividend; and (vi) payment in respect of a tender or exchange offer (other than an odd-lot offer) by Corning or any subsidiary of Corning for Corning Common Stock in excess of 10% of the current market price of Corning Common Stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

If after the Distribution Date for the preferred share purchase rights (the "Rights") of Corning, as presently constituted or under any similar plan (see "Description of Corning Capital Stock--Preferred Share Purchase Rights"), converting holders of the Preferred Securities are not entitled to receive the Rights that would otherwise be attributable (but for the date of conversion) to the shares of Corning Common Stock received upon such conversion, then adjustment of the conversion price shall be made under clause (iv) of the preceding paragraph as if the Rights were then being distributed to the common stockholders. If such an adjustment is made and the Rights are later redeemed, invalidated, or terminated, then a corresponding reversing adjustment shall be made to the conversion price, on an equitable basis, to take account of such event.

Corning from time to time may reduce the conversion price by any amount selected by Corning for any period of at least 20 days, in which case Corning shall give at least 15 days' notice of such reduction.
Corning may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Corning Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

No adjustment of the conversion price will be made upon the issuance of any shares of Corning Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Corning and the investment of additional optional amounts in shares of Corning Common Stock under any such plan, or the issuance of any shares of Corning Common Stock or options or rights to purchase such shares pursuant to any present or future employee benefit plan or program of Corning or pursuant to any option, warrant, right, or exercisable, exchangeable, or convertible security outstanding as of the date the Preferred Securities were first designated. There shall also be no adjustment of the conversion price in case of the issuance of any Corning Common Stock (or securities convertible into or exchangeable for Corning Common Stock) of Corning, except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the Preferred Securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

Conversion Price Adjustments--Merger, Consolidation or Sale of Assets of Corning. In the event that Corning is a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of Corning's assets, recapitalization or reclassification of Corning Common Stock or any compulsory share exchange (each of the foregoing being referred to as a "Transaction")), in each case, as a result of which shares of Corning Common Stock shall be converted into the right (i) in the case of any Transaction other than a Transaction involving a Common Stock Fundamental Change (as defined below) to receive securities, cash, or other property, each Preferred Security shall thereafter be convertible into the kind and amount of securities, cash, and other property receivable upon the consummation of such Transaction by a holder of that number of shares of Corning Common Stock into which a Preferred Security was convertible immediately prior to such Transaction, or (ii) in the case of a Transaction involving a Common Stock Fundamental Change to receive common stock of the kind received by holders of Corning Common Stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change).

If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each Preferred Security shall be convertible solely into common stock of the kind received by holders of Corning Common Stock as a result of such Common Stock Fundamental Change.

The conversion price in the case of any Transaction involving a Fundamental Change will be adjusted immediately after such Fundamental Change:

  (i) in the case of a Non-Stock Fundamental Change (as defined below), the conversion price of the Preferred Security will thereupon become the lower of
(A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction of which the numerator will be $50 and the denominator will be the then current redemption price per Preferred Security
(or, for periods prior to          , 1998, an amount per Preferred Security
of $       (for the twelve month period ended           , 1995), $       (for
the twelve month period ended           , 1996), $       (for the twelve
month period ended           , 1997) and $       (for the twelve month period
ended           , 1998)); and

  (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Preferred Securities in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be the Purchaser Stock Price (as defined below) and the denominator will be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Corning Common Stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Corning Common Stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the Preferred Securities in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be one and the denominator will be the number of securities of common stock of the successor, acquiror, or other third party received by a holder of one share of Corning Common Stock as a result of such Common Stock Fundamental Change.

In the absence of the Fundamental Change provisions, in the case of a Transaction each Preferred Security would become convertible into the securities, cash, or property receivable by a holder of the number of shares of Corning Common Stock into which such Preferred Security was convertible immediately prior to such Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Preferred Securities. For example, if Corning were acquired in a cash merger, each Preferred Security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of Corning and other factors.

The foregoing conversion price adjustments are designed, in "Fundamental Change" transactions where all or substantially all the Corning Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of Corning Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc. (a "Non-Stock Fundamental Change," as defined below), to increase the securities, cash, or property into which each Preferred Security is convertible.

In a Non-Stock Fundamental Change transaction where the initial value received per share of Corning Common Stock (measured as described in the definition of Applicable Price below) is lower than the then applicable conversion price of a Preferred Security but greater than or equal to the
"Reference Market Price" (initially $       but subject to adjustment in
certain events as described below), the conversion price will be adjusted as described above with the effect that each Preferred Security will be convertible into securities, cash, or property of the same type received by the holders of Corning Common Stock in the transaction but in an amount that would at the time of the transaction have had a value equal to the then current Redemption Price per Preferred Security (or, for periods prior to
             , 1998, the amounts per Preferred Security for such periods set forth in clause (i) above with respect to conversion prices for Non-Stock Fundamental Changes).

In a Non-Stock Fundamental Change transaction where the initial value received per share of Corning Common Stock (measured as described in the definition of Applicable Price) is lower than both the Applicable Conversion Price of a Preferred Security and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

In a Fundamental Change transaction where all or substantially all the Corning Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of Corning Common Stock consists of listed or National Market System traded common stock (a "Common Stock Fundamental Change," as defined below), the foregoing adjustments are designed to provide in effect that (a) where Corning Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each Preferred Security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of "Purchaser Stock Price" below) equals the value of the shares of Corning Common Stock into which such Preferred Security was convertible immediately before the transaction (measured as aforesaid) and (b) where Corning Common Stock is converted solely into such common stock, each Preferred Security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Corning Common Stock into which such Preferred Security was convertible immediately before such transaction.

The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of the Corning Common Stock receive only cash, the amount of cash received by the holder of one share of Corning Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices for the Corning Common

Stock during the ten trading days prior to and including the record date for the determination of the holders of Corning Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the Corning Common Stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to the "Entitlement Date"), in each case as adjusted in good faith by the General Partner to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "--Conversion Price Adjustments--General."

The term "Closing Price" means on any day the reported last sales price on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on the New York Stock Exchange Composite Tape or, if the stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which such stock is listed or admitted to trading or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm, selected by the General Partner for that purpose.

The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of Corning) of the consideration received by holders of Corning Common Stock consists of common stock that for each of the ten consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc.; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) Corning continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Securities continue to exist as outstanding Preferred Securities or (ii) not later than the occurrence of such Fundamental Change, the outstanding Preferred Securities are converted into or exchanged for shares of convertible preferred stock of an entity succeeding to the business of Corning, which convertible preferred stock has powers, preferences, and relative, participating, optional, or other rights, and qualifications, limitations, and restrictions, substantially similar to those of the Preferred Securities.

The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the Corning Common Stock shall be exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash, or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, or otherwise), provided, that, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Corning Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment shall be based upon the highest weighted average per share consideration that a holder of Corning Common Stock could have received in such transaction or event as a result of which more than 50% of the Corning Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property.

The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by the General Partner to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "--Conversion Price Adjustments--General."

The term "Reference Market Price" shall initially mean $       (which is an
amount equal to 66-2/3% of the reported last sale price for the Corning
Common Stock on the NYSE on            , 1994), and in the event of any
adjustment to the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $ to the initial conversion price of the Preferred Securities.
Optional Exchange for Corning Series C Preferred Stock

Upon the occurrence of an Exchange Event (as defined below), the holders of not less than a majority of the aggregate liquidation preference of Preferred Securities then outstanding, voting as a class or by written consent, may, at their option, cause Corning Delaware to exchange all of the Subordinated Debentures for shares of Corning Series C Preferred Stock at the Exchange Price and distribute such shares to the holders of Preferred Securities in exchange for the Preferred Securities.

The Corning Series C Preferred Stock issued upon any such exchange will have terms substantially similar to the terms of the Preferred Securities, except that, among other things, the Corning Series C Preferred Stock will have the right to elect two additional directors of Corning whenever dividends on the Corning Series C Preferred Stock are in arrears for 18 months (including for this purpose any arrearage with respect to the Preferred Securities) and will not be subject to mandatory redemption. See "--Description of Corning Series C Preferred Stock." The terms of the Corning Series C Preferred Stock provide that all accumulated and unpaid dividends (including any Additional Dividends) on the Preferred Securities that are not paid at the time of making an Exchange Election shall be treated as accrued and unpaid dividends on the Corning Series C Preferred Stock. For a discussion of the taxation of such an exchange to holders, including the possibility that holders who exchange their Preferred Securities for Corning Series C Preferred Stock may be subject to additional income tax to the extent accrued but unpaid interest on the Subordinated Debentures is converted into accumulated and unpaid dividends on the Corning Series C Preferred Stock received in exchange for the Preferred Securities, see "Certain Federal Income Tax Considerations--Exchange of Preferred Securities for Corning Series C Preferred Stock."

The following events are "Exchange Events":

  (a) The failure of holders of Preferred Securities to receive, for 15 consecutive months, the full amount of dividend payments on the Preferred Securities; or

  (b) The occurrence of a Tax Event.

As soon as practicable, but in no event later than 30 days after the occurrence of an Exchange Event, the General Partner will convene a meeting of the holders of Preferred Securities (an "Exchange Election Meeting") for the purpose of acting on the matter of whether to cause Corning Delaware to exchange the Subordinated Debentures for shares of Corning Series C Preferred Stock. If the General Partner fails to convene such Exchange Election Meeting within such 30-day period, the holders of not less than 10% of the aggregate liquidation preference of the outstanding Preferred Securities will be entitled to convene such Exchange Election Meeting. Upon the affirmative vote of the holders of Preferred Securities representing not less than a majority of the aggregate liquidation preference of the Preferred Securities then outstanding at an Exchange Election Meeting or, in the absence of such meeting, upon receipt by Corning Delaware of written consents signed by the holders of a majority of the aggregate liquidation preference of the outstanding Preferred Securities, an election to exchange all outstanding Preferred Securities on the basis described above (an "Exchange Election") will be deemed to have been made. In the case of a Tax Event, Corning Delaware will continue to pay dividends on the Preferred Securities without adjustment for Additional Taxes until the Tax Event Date. During such time, Corning will pay any and all Additional Taxes of Corning Delaware.

Holders of Preferred Securities, by purchasing such Preferred Securities, will be deemed to have agreed to be bound by these optional exchange provisions in regard to the exchange of such Preferred Securities for Corning Series C Preferred Stock on the terms described above.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of Corning Delaware, the holders of Preferred Securities at the time outstanding will be entitled to receive a liquidation preference of $50 per Preferred Security plus all accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends thereon, to the date of payment (the "Liquidation Distribution") out of the assets of Corning Delaware legally available for distribution to partners prior to any distribution by Corning Delaware on its other partnership interests.

If, upon any liquidation of Corning Delaware, the holders of Preferred Securities are paid in full the aggregate Liquidation Distribution to which they are entitled, then such holders will not be entitled to receive or share in any other assets of Corning Delaware thereafter available for distribution to any other holders of partnership interests in Corning Delaware.
Pursuant to the Limited Partnership Agreement, Corning Delaware shall be dissolved and its affairs shall be wound up upon the earliest to occur of:
(i) the expiration of the term of Corning Delaware; (ii) any bankruptcy, dissolution or insolvency of the General Partner; (iii) upon the entry of a decree of a judicial dissolution; or (iv) upon the written consent of all partners of Corning Delaware.

Merger, Consolidation or Sale of Assets of Corning Delaware

The General Partner is authorized and directed to conduct its affairs and to operate Corning Delaware in such a way that Corning Delaware will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940 (the "1940 Act") or taxed as a corporation for federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of Corning for federal income tax purposes. In this connection, the General Partner is authorized to take any action not inconsistent with applicable law, the Certificate of Limited Partnership of Corning Delaware or the Limited Partnership Agreement that does not adversely affect the interests of the holders of the Preferred Securities and that the General Partner determines in its discretion to be necessary or desirable for such purposes.

Corning Delaware may not consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below. Corning Delaware may, for purposes of changing its state of domicile in order to avoid federal income tax or 1940 Act consequences adverse to Corning or Corning Delaware or to the holders of the Preferred Securities, without the consent of the holders of the Preferred Securities, consolidate or merge with or into a limited partnership or trust organized as such under the laws of any state of the United States of America; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of Corning Delaware under the Preferred Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as high as the Preferred Securities rank with respect to participation in the profits or assets of Corning Delaware, (ii) Corning expressly acknowledges such successor entity as the holder of the Subordinated Debentures, (iii) such merger or consolidation does not cause the Preferred Securities (or any Successor Securities) to be delisted by any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger or consolidation does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger or consolidation does not adversely affect the powers, preferences and other special rights of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) prior to such merger or consolidation Corning has received an opinion of nationally recognized independent counsel to Corning Delaware experienced in such matters to the effect that (x) such successor entity will be treated as a partnership for federal income tax purposes, (y) following such merger or consolidation, Corning and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company and (z) such merger or consolidation will not adversely affect the limited liability of the holders of the Preferred Securities.

Voting Rights

Except as provided below and under "--Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Limited Partnership Agreement, the holders of the Preferred Securities will have no voting rights.

If (i) Corning Delaware fails to pay dividends in full on the Preferred Securities for 15 consecutive months (other than as a result of a determination by Corning to defer interest payments on the Subordinated Debentures as described under "Description of Securities Offered--Description of the Subordinated Debentures--Option to Extend Interest Payment Period");
(ii) an Event of Default (as defined under "Description of Securities Offered--Description of the Subordinated Debentures--Events of Default") occurs and is continuing with respect to the Subordinated Debentures; or
(iii) Corning is in default under any of its payment obligations under the Guarantee (as described under "--Description of the Guarantee"), then the holders of the Preferred Securities, upon the affirmative vote of not less than a majority in aggregate liquidation preference of the Preferred Securities then outstanding, will be entitled to appoint and authorize a special general partner (a "Special General Partner") to enforce Corning Delaware's rights under the Subordinated Debentures, enforce the rights of the holders of Preferred Securities under the Guarantee and enforce the rights of the holders to receive dividends on the Preferred Securities. For pur-

poses of determining whether Corning Delaware has failed to pay dividends in full for 15 consecutive months, dividends shall be deemed to remain in arrears, notwithstanding any partial payments in respect thereof, until all accumulated and unpaid dividends have been or contemporaneously are paid. Not later than 30 days after such right to appoint a Special General Partner arises, the General Partner will convene a meeting to elect a Special General Partner. If the General Partner fails to convene such meeting within such 30-day period, the holders of not less than 10% of the aggregate liquidation preference of the Preferred Securities then outstanding will be entitled to convene such meeting. Any Special General Partner so appointed shall vacate office immediately if Corning Delaware (or Corning pursuant to the Guarantee) shall have paid in full all accumulated and unpaid dividends on the Preferred Securities or such Event of Default or default, as the case may be, shall have been cured. Notwithstanding the appointment of any such Special General Partner, Corning will retain all rights as obligor under the Subordinated Debentures, including the right to extend the interest payment period as provided under "--Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

If any proposed amendment to the Limited Partnership Agreement provides for, or the General Partner otherwise proposes to effect, (x) any action that would materially adversely affect the powers, preferences or special rights of the Preferred Securities, whether by way of amendment to the Limited Partnership Agreement or otherwise (including, without limitation, the authorization or issuance of any additional limited partnership interests in Corning Delaware), or (y) the dissolution, winding-up or termination of Corning Delaware (other than in connection with the exchange of Corning Series C Preferred Stock for Preferred Securities upon the occurrence of an Exchange Event or as described under "--Merger, Consolidation or Sale of Assets of Corning Delaware"), then the holders of outstanding Preferred Securities will be entitled to vote on such amendment or action of the General Partner (but not on any other amendment or action), and such amendment or action shall not be effective except with the approval of the holders of not less than 66-2/3% or more of the aggregate liquidation preference of the Preferred Securities then outstanding; provided, however, that no such approval shall be required if the dissolution, winding-up or termination of Corning Delaware is proposed or initiated pursuant to the Limited Partnership Agreement.

The rights attached to the Preferred Securities will be deemed to be materially adversely affected by the creation or issue of, and a vote of the holders of Preferred Securities will be required for the creation or issue of, any partnership interests in Corning Delaware other than the interests represented by the Preferred Securities, the interests of the General Partner and the interests of any Special General Partner.

So long as any Subordinated Debentures are held by Corning Delaware, the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Special General Partner (as defined under "Description of Securities Offered--Description of the Subordinated Debentures"), or exercising any trust or power conferred on the Special General Partner with respect to the Subordinated Debentures, (ii) waive any past default, which is waivable under the Fiscal Agency Agreement,
(iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable, (iv) consent to any amendment, modification or termination of the Subordinated Debentures or of the Fiscal Agency Agreement without, in each case, obtaining the prior approval of the holders of at least 66-2/3% or more of the aggregate liquidation preference of the Preferred Securities then outstanding, provided, however, that where a consent under the Subordinated Debentures would require the consent of each holder affected thereby, no such consent shall be given by the General Partner without the prior consent of each holder of the Preferred Securities. The General Partner shall not revoke any action previously authorized or approved by the Special General Partner or by a vote of Preferred Securities, without the approval of the holders of Preferred Securities representing not less than 66-2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding. The General Partner shall notify all holders of Preferred Securities of any notice of default received from the Fiscal Agent with respect to the Subordinated Debentures.

Any required approval of holders of Preferred Securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. Corning Delaware will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. Book-Entry-Only Issuance--The Depository Trust Company

DTC will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully-registered global Preferred Security certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of a Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except upon a resignation of DTC, upon the occurrence of an Event of Default under the Subordinated Debentures or upon a decision by Corning Delaware to discontinue the book-entry system for the Preferred Securities.

DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct
Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such securities to be redeemed.

Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to Corning Delaware as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Dividend payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and cus tomary practices and will be the responsibility of such Participant and not of DTC, Corning Delaware or Corning, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is the responsibility of Corning Delaware, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to Corning Delaware. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the Preferred Securities will be printed and delivered. If an Event of Default occurs under the Subordinated Debentures or if Corning Delaware decides to discontinue use of the system of book-entry transfers through DTC (or a successor depository), certificates representing the Preferred Securities will be printed and delivered.

Transfer Agent, Registrar, Paying and Conversion Agent

Harris Trust and Savings Bank will act as Transfer Agent, Registrar and Paying and Conversion Agent for the Preferred Securities.

Registration of transfers of Preferred Securities will be effected without charge by or on behalf of Corning Delaware, but upon payment (with the giving of such indemnity as Corning Delaware may require) in respect of any tax or other government charges which may be imposed in relation to it.

Description of Corning Series C Preferred Stock

As described under "--Preferred Securities--Optional Exchange for Corning Series C Preferred Stock" above, the Preferred Securities may be exchanged in certain circumstances through Corning Delaware for Corning Series C Preferred Stock. The following description of the principal terms of the Corning Series C Preferred Stock does not purport to be complete or to give full effect to the provisions of statutory or other law and is qualified in its entirety by reference to the Corning Restated Certificate of Incorporation as amended (the "Restated Certificate") and the Certificate of Amendment, Preferences and Rights of the Corning Series C Preferred Stock (the "Certificate of Amendment"), which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

The Board of Directors of Corning has designated, and Corning will keep
available,           shares (          shares if the Underwriters'
over-allotment option is exercised in full) of Corning Series C Preferred Stock for issuance upon exchange of the Preferred Securities (as described under " --Preferred Securities--Optional Exchange for Corning Series C Preferred Stock" above). At the time the Preferred Securities are issued, all corporate action required in connection with the issuance of the Corning Series C Preferred Stock upon the making of an Exchange Election will have been taken. The terms of the Corning Series C Preferred Stock are substantially similar to those of the Preferred Securities with the following principal exceptions:

  (a) Accumulated and unpaid dividends (including any Additional Dividends thereon) on the Preferred Securities, if any, at the time of the making of an Exchange Election will become accumulated and unpaid dividends on the Corning Series C Preferred Stock;

  (b) If dividends are not paid on the Corning Series C Preferred Stock for 18 monthly dividend periods (including for this purpose any arrearage with respect to the Preferred Securities), the number of directors of Corning shall be increased by two persons and the holders of the Corning Series C Preferred Stock will be entitled to elect the persons to fill such positions;

  (c) Dividends on the Corning Series C Preferred Stock need not be declared even if Corning has funds legally available therefor and cash on hand sufficient to pay dividends. However, if Corning fails to declare such dividends, no dividends would be payable on any Junior Stock (as defined under "--Description of the Guarantee--Subordination") of Corning ranking junior to the Corning Series C Preferred Stock; and

  (d) The Corning Series C Preferred Stock will not be subject to mandatory redemption.

The Corning Series C Preferred Stock will rank senior to the Corning Common Stock and the Corning Series A Preferred Stock (as defined below under "Description of Corning Capital Stock--Series Preferred
Stock") with respect to the payment of dividends and amounts on liquidation, dissolution and winding-up. The Corning Series C Preferred Stock will rank on a parity with the Series B Preferred Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding-up. In the event dividends are not paid in full on either the Corning Series B or Series C Preferred Stock, the holders of the Corning Series B and Series C Preferred Stock will share ratably with respect to any dividend payment in proportion to the respective amounts of the accumulated and unpaid dividends due on such preferred stock .

In the event of a voluntary or involuntary bankruptcy, liquidation, dissolution or winding-up of Corning, the holders of Corning Series C Preferred Stock are entitled to receive out of the net assets of Corning, but before any distribution is made on any class of securities ranking junior to the Corning Series C Preferred Stock, $100 per share in cash plus accumulated and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of shares of Corning Series C Preferred Stock will not be entitled to any further participation in any distribution of assets of Corning. In the event that the assets available for distribution are insufficient to pay in full the liquidation preference to the holders of the Corning Series B and Series C Preferred Stock and any other pari passu preferred stock, the holders of such preferred stock will share in the remaining assets, based on the proportion of their liquidation preference to the entire amount of unpaid liquidation preference.

So long as the Subordinated Debentures are exchangeable for the Corning Series C Preferred Stock, Corning may not authorize or issue any other preferred stock ranking senior to the Corning Series C Preferred Stock without the approval of the holders of not less than 66-2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding. However, no such vote shall be required for the issuance by Corning of additional preferred stock ranking pari passu to the Corning Series C Preferred Stock as to the payment of dividends and amounts upon liquidation, dissolution and winding-up.

Description of the Guarantee

The following is a description of the principal terms and provisions of the Guarantee Agreement (the "Guarantee"), which will be executed and delivered by Corning for the benefit of the holders from time to time of the Preferred Securities. The following description is qualified in its entirety by reference to such agreement, a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

General

Pursuant to the Guarantee, Corning will irrevocably and unconditionally agree, on a subordinated basis and to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined below) (except to the extent previously paid by Corning Delaware), as and when due, regardless of any defense, right of set-off or counterclaim that Corning Delaware may have or assert. The following payments, to the extent not paid by Corning Delaware, are the "Guarantee Payments": (a) any accumulated and unpaid dividends (including any Additional Dividends thereon) that have been theretofore declared on the Preferred Securities from monies legally available therefor; (b) the Redemption Price payable with respect to Preferred Securities called for redemption by Corning Delaware out of funds legally available therefor; and (c) upon a liquidation of Corning Delaware, the lesser of (i) the Liquidation Distribution and (ii) the amount of assets of Corning Delaware available for distribution to holders of Preferred Securities in liquidation of Corning Delaware. Corning's obligation to make a Guarantee Payment may be satisfied by Corning's direct payment of the required amounts to the holders of Preferred Securities or by Corning's causing Corning Delaware to pay such amounts to such holders.

If Corning fails to make interest payments on the Subordinated Debentures purchased by Corning Delaware, Corning Delaware will have insufficient funds to pay dividends on the Preferred Securities. The Guarantee does not cover payment of dividends when Corning Delaware does not have sufficient funds to pay such dividends.

Corning's obligations under the Guarantee will constitute a guarantee of payment and not of collection. A holder of Preferred Securities may enforce such obligations directly against Corning, and Corning waives any right or remedy to require that any action be brought against Corning Delaware or any other person or entity before proceeding against Corning. Such obligations will not be discharged except by payment of the Guarantee Payments in full.

Certain Covenants of Corning

In the Guarantee, Corning will covenant and agree that, so long as any Preferred Securities are outstanding, neither Corning nor any majority owned subsidiary of Corning shall declare or pay any dividend or distribution on, or redeem, purchase or otherwise acquire or make a liquidation payment with respect to, any Junior Stock (as defined below under "--Subordination") (other than as a result of a reclassification of Junior Stock or the exchange or conversion of one class or series of Junior Stock for another class or series of Junior Stock) or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee or dividends or guarantee payments to Corning), if at such time Corning has exercised its option to extend the interest payment period on the Subordinated Debentures and such extension is continuing, Corning is in default with respect to its payment or other obligations under the Guarantee or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Subordinated Debentures. When dividends are not paid in full, all dividends declared upon the Preferred Securities and all dividends declared upon any Pari Passu Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Preferred Securities and accumulated and unpaid on such Pari Passu Stock. "Pari Passu Stock" means Corning's Series B Preferred Stock, and any guarantee now or hereafter entered into by Corning in respect of any preferred or preference stock of any affiliate of Corning, and any other class or series of preferred stock of Corning, ranking as to the payment of dividends and amounts upon liquidation, dissolution and winding-up on a parity with the Series B Preferred Stock. Corning will covenant to take all actions necessary to ensure the compliance of its subsidiaries with the above covenant.

Corning will also covenant that, so long as any Preferred Securities are outstanding, it will (a) maintain direct 100% ownership of the partnership interests and any other interests in Corning Delaware other than the Preferred Securities, except as permitted in the Limited Partnership Agreement, (b) cause at least 21% of the total value of Corning Delaware and at least 21% of all interest in the capital, income, gain, loss, deduction and credit of Corning Delaware to be held by Corning, as General Partner, except as permitted in the Limited Partnership Agreement, (c) not voluntarily dissolve, wind-up or liquidate itself or Corning Delaware, (d) remain the General Partner and timely perform all of its duties as General Partner of Corning Delaware (including the duty to cause Corning Delaware to declare and pay dividends on the Preferred Securities), unless a permitted successor General Partner is appointed, and (e) subject to the terms of the Preferred Securities, use reasonable efforts to cause Corning Delaware to remain a Delaware limited partnership and otherwise continue to be treated as a partnership for United States federal income tax purposes.

Subordination

Corning's obligations under the Guarantee to make Guarantee Payments will constitute an unsecured obligation of Corning that will rank (i) subordinate and junior in right of payment to all liabilities of Corning, (ii) pari passu with the Series B Preferred Stock, with any guarantee now or hereafter entered into by Corning in respect of any preferred or preference stock of any affiliate of Corning and any other class or series of Corning preferred stock ranking as to the payment of dividends and amounts upon liquidation, dissolution and winding up on a parity with the Series B Preferred Stock and
(iii) senior to Corning Common Stock, the Series A Preferred Stock and any other class or series of capital stock issued by Corning or any of its affiliates which by its express terms ranks junior in the payment of dividends and amounts on liquidation, dissolution, and winding-up to the Preferred Securities ("Junior Stock").

Amendments and Assignment

The terms of the Guarantee may be amended only with the prior approval of the holders of not less than 66-2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in "--Preferred Securities--Voting Rights." All provisions contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of Corning and will inure to the benefit of the holders of the Preferred Securities. Except in connection with any merger or consolidation of Corning with or into another entity or any sale, transfer or lease of Corning's assets to another entity complying with the provisions under "--Consolidation, Merger or Sale of Assets" below. Corning may not assign its rights or delegate its obligations under the Guarantee without the prior approval of the holders of not less than 66-2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding.

Termination

Corning's obligation to make Guarantee Payments under the Guarantee will terminate as to each holder of Preferred Securities and be of no further force and effect upon (a) full payment of the Redemption Price of such holder's Preferred Securities, (b) full payment of the amounts payable to such holder upon liquidation of Corning Delaware, (c) the distribution of Corning Common Stock to such holder in respect of the conversion of all of such holder's Preferred Securities into Corning Common Stock or (d) the distribution of Corning Series C Preferred Stock to such holder in respect of the exchange of the Subordinated Debentures for Corning Series C Preferred Stock. Notwithstanding the foregoing, Corning's obligation to make Guarantee Payments will continue to be effective or will be reinstated, as the case may be, as to a holder if at any time such holder must restore payment of any sums paid under the Preferred Securities or under the Guarantee for any reason whatsoever.

Consolidation, Merger or Sale of Assets

The Guarantee provides that Corning may merge or consolidate with or into another entity, may permit another entity to merge or consolidate with or into Corning and may sell, transfer or lease all or substantially all of its assets to another entity if (i) at such time no Event of Default (as defined in the Fiscal Agency Agreement) shall have occurred and be continuing, or would occur as a result of such merger, consolidation, sale, transfer or lease and (ii) the survivor of such merger or consolidation or entity to which Corning's assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof, becomes the General Partner, assumes all of Corning's obligations under the Guarantee and has a net worth equal to at least 10% of the total contributions to Corning Delaware.

Governing Law

The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Description of the Subordinated Debentures

The following summary of the principal terms and provisions of the Subordinated Debentures in which Corning Delaware will invest the proceeds of the issuance and sale of the Preferred Securities and substantially all of the capital contributed to Corning Delaware by the General Partner (the "General Partner Payment") does not purport to be complete and is qualified in its entirety by reference to the Fiscal Agency Agreement among Corning, Corning Delaware and Harris Trust and Savings Bank, as fiscal agent (the "Fiscal Agent"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. All of the Subordinated Debentures will be issued under the Fiscal Agency Agreement.

General

The Subordinated Debentures will be limited in aggregate principal amount to the sum of the aggregate amount of the proceeds received by Corning Delaware from the Offering and the General Partner Payment less 1% of such sum.

The entire principal amount of the Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including
Additional Interest (as defined below), on the earliest of            , 2024
or the date upon which Corning Delaware is dissolved, wound-up, liquidated or terminated.

Prepayment

Corning will have the right to prepay the Subordinated Debentures, in whole or in part (together with any accrued but unpaid interest on the portion
being prepaid), at any time on or after       , 1998, during the twelve-month
periods beginning on             in each of the following years at the
following prepayment prices (expressed as a percentage of the principal amount of the Subordinated Debentures being prepaid):

                              Prepayment Price
Year                       (% of principal amount)
1998                                               %
1999
2000
2001
2002
2003
2004 and thereafter

Interest

The Subordinated Debentures will bear interest at the rate of     % per annum
from the original date of issuance, payable monthly in arrears on the last day of each calendar month of each year (each an "Interest Payment Date"),
commencing            , 1994. Interest will compound monthly and will accrue
at the annual rate of    % on any interest installment not paid monthly or
when otherwise due.

The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly interest period, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

Option to Extend Interest Payment Period

Corning shall have the right at any time and from time to time during the term of the Subordinated Debentures to extend interest payment periods for up to 60 months, during which periods interest will compound monthly and during which Corning shall have the right to make partial payments of interest and at the end of which period Corning shall pay all interest then accrued and unpaid (together with Additional Interest); provided that, during any such extended interest payment period neither Corning nor any majority owned subsidiary of Corning shall declare or pay any dividend on, or redeem, purchase, acquire for value or make a liquidation payment with respect to, any Junior Stock (other than as a result of a reclassification of Junior Stock or the exchange or conversion of one class or series of Junior Stock for another class or series of Junior Stock) or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee or dividends or guarantee payments to Corning). Prior to the termination of any such extended interest payment period, Corning may further extend the interest payment period, provided that such extended interest payment period together with all such further extensions thereof may not exceed 60 months. Corning shall give Corning Delaware notice of its selection of an extended interest payment period one Business Day prior to the earlier of (i) the date the related dividends are payable or (ii) the date Corning Delaware is required to give notice of the record or payment date of such related dividend to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities, but in any event not less than two Business Days prior to such record date. The General Partner shall give notice of Corning's selection of an extended interest payment period to the holders of the Preferred Securities.

Additional Interest

Corning shall be required to pay any interest upon interest that has not been paid on the Subordinated Debentures monthly. Accordingly, in such circumstance, Corning will pay interest upon interest in order to provide for monthly compounding on the Subordinated Debentures (the amounts of interest payable to effect monthly compounding on the Subordinated Debentures being referred to herein as "Additional Interest").

Subordination

The Fiscal Agency Agreement provides that the Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of Corning and will rank pari passu with the claims of Corning's trade creditors.

Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of Corning, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before any payment will be made in respect of the principal of or premium, if any, or interest on the Subordinated Debentures. In the event of the acceleration of the maturity of the Subordinated Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before any payment will be made upon the principal of or premium, if any, or interest on the Subordinated Debentures. No payments on account of principal, premium, if any, or interest in respect of the Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof.

By reason of such subordination, in the event of any proceeding of the type described in the preceding paragraph involving Corning, creditors of Corning who are holders of Senior Indebtedness and general unsecured creditors of Corning may recover more, ratably, than Corning Delaware.

The term "Senior Indebtedness" is defined to mean the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Fiscal Agency Agreement or thereafter incurred, created or assumed:

  (a) all indebtedness of Corning for money borrowed (including any indebtedness secured by a mortgage or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another or (ii) existing on property at the time of acquisition thereof) but, in either case, excluding trade accounts payable or similar accrued liabilities arising in the ordinary course of business;

  (b) all indebtedness of Corning for money borrowed evidenced by notes, debentures, bonds or other securities;

  (c) all lease obligations of Corning which are capitalized on the books of Corning in accordance with generally accepted accounting principles;

  (d) all indebtedness of others of the kinds described in either of the preceding clauses (a) or (b) and all lease obligations of others of the kind described in the preceding clause (c) assumed by or guaranteed in any manner by Corning or in effect guaranteed by Corning through an agreement to purchase, contingent or otherwise;

  (e) all obligations of Corning with respect to letters of credit issued in connection with indebtedness of others of the kind described in the preceding clauses (a) or (b) or lease obligations of the kind described in the preceding clause (c); and

  (f) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a), (b) or (d), all renewals or extensions of lease obligations of the kinds described in either the preceding clauses (c) and (d) and all renewals or extensions of obligations with respect to letters of credit of the kind described in the preceding clause (e);
unless, in the case of any particular indebtedness, lease obligation, renewal, extension, refunding or obligations with respect to letters of credit, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, obligation, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

As of June 19, 1994, Senior Indebtedness of Corning aggregated approximately $1.9 billion. The Fiscal Agency Agreement does not limit Corning's ability to incur Senior Indebtedness.

Certain Covenants of Corning

Corning will covenant that neither it nor any majority owned subsidiary of Corning will declare or pay any dividend on, or redeem, purchase, acquire for value or make a liquidation payment with respect to, any Junior Stock, or make any guarantee payments with respect to the foregoing if at such time (i) there shall have occurred any event that, with the giving of notice or the lapse of time or both would constitute an Event of Default

(as defined below) under the Subordinated Debentures, (ii) Corning shall be in default with respect to its payment or other obligations under the Guarantee or (iii) Corning shall have given notice of its selection of an extended interest payment period as provided in the Subordinated Debentures and such period or any extension thereof shall be continuing. Corning will also covenant (i) to remain the General Partner of Corning Delaware, provided that any permitted successor of Corning under the Limited Partnership Agreement may succeed to Corning's duties as General Partner, (ii) to cause at least 21% of the total value of Corning Delaware and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of Corning Delaware to be held by Corning as General Parter, (iii) not to voluntarily dissolve, wind-up or liquidate Corning Delaware, (iv) to perform timely all of its duties as General Partner (including the duty to pay dividends on the Preferred Securities as described under "--Description of the Guarantee--General"), (v) to maintain direct ownership of all partnership interests of Corning Delaware other than the Preferred Securities and any Special General Partnership Interest, (vi) to use its reasonable efforts to cause Corning Delaware to remain a limited partnership and otherwise to continue to be treated as a partnership for United States federal income tax purposes and (vii) to deliver shares of Corning Series C Preferred Stock or Corning Common Stock upon an election by Corning Delaware to exchange or convert the Subordinated Debentures.

Events of Default

If one or more of the following events (each an "Event of Default") shall occur and be continuing :

  (a) failure to pay any principal of the Subordinated Debentures when due;

  (b) failure to pay any interest on the Subordinated Debentures, including any Additional Interest, when due and such failure continues for a period of 10 days; provided that a valid extension of the interest payment period by Corning shall not constitute a default in the payment of interest for this purpose;

  (c) failure by Corning to deliver shares of Corning Series C Preferred Stock or Corning Common Stock upon an election by Corning Delaware to exchange or convert the Subordinated Debentures;

  (d) failure by Corning to perform in any material respect any other covenant in the Fiscal Agency Agreement for the benefit of the holders of Subordinated Debentures continued for a period of 60 days after written notice to Corning from Corning Delaware or any holder of Preferred Securities;

  (e) the dissolution, winding-up, liquidation or termination of Corning Delaware; or

  (f) certain events of bankruptcy, insolvency or liquidation of Corning; then Corning Delaware, or any subsequent holder of the Subordinated Debentures, will have the right to declare the principal of and the interest on the Subordinated Debentures (including any Additional Interest) and any other amounts payable under the Subordinated Debentures to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debentures. Additionally, under the terms of the Preferred Securities, the holders of outstanding Preferred Securities will have the rights described above under "--Preferred Securities--Voting Rights," including the right to appoint a Special General Partner, which Special General Partner shall be authorized to exercise Corning Delaware's right to accelerate the principal amount of the Subordinated Debentures and accrued interest (including any Additional Interest) thereon and to enforce Corning Delaware's other rights as a creditor under the Subordinated Debentures.

Conversion of the Subordinated Debentures

The Subordinated Debentures will be convertible into Corning Common Stock at the option of Corning Delaware at any time on or before the close of business on the maturity date thereof at the initial conversion price set forth on the cover page of this Prospectus subject to the adjustments described under "--Preferred Securities--Conversion Rights." Upon conversion of the Preferred Securities, Corning Delaware will convert $50 principal amount of the Subordinated Debentures for every Preferred Security so converted. Corning's delivery to Corning Delaware of the fixed number of shares of Corning Common Stock into which the Subordinated Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy Corning's obligation to pay the principal amount of the Subordinated Debentures, including any applicable redemption premium, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or duly provided for.

  Exchange of the Subordinated Debentures
The Subordinated Debentures will be exchangeable for shares of Corning Series C Preferred Stock upon an Exchange Event on or before the close of business on the maturity date thereof at the rate of one share of Corning Series C Preferred Stock for each $100 principal amount of the Subordinated Debentures. Accrued and unpaid interest (including Additional Interest) on the Subordinated Debentures will be treated as accrued and unpaid dividends on the Corning Series C Preferred Stock.

Modification of the Fiscal Agency Agreement

The Fiscal Agency Agreement may be amended by mutual consent of the parties in any manner the parties shall agree; provided that, so long as any of the Preferred Securities remain outstanding, no such amendment may be made that adversely affects the holders of Preferred Securities, and no termination of the Fiscal Agency Agreement may occur, and no Event of Default or compliance with any covenant under the Fiscal Agency Agreement may be waived by Corning Delaware, without the prior consent of the holders of at least 66-2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding unless and until the Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full.

Governing Law

The Fiscal Agency Agreement and the Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Fiscal Agent

The Fiscal Agent is an agent of Corning and owes no duty to the holders of Subordinated Debentures or holders of the Preferred Securities. Corning and Corning Delaware have agreed in the Fiscal Agency Agreement to indemnify and hold harmless the Fiscal Agent against any losses or damages it may suffer as Fiscal Agent.

Harris Trust and Savings Bank, the Fiscal Agent under the Fiscal Agency Agreement, has from time to time engaged in transactions with, or performed services for, Corning in the ordinary course of business.

                     DESCRIPTION OF CORNING CAPITAL STOCK

General
The following is a brief summary of certain provisions of the Restated Certificate and does not relate to or give effect to provisions of statutory or other law except as specifically stated. The Restated Certificate authorizes the issuance of 500,000,000 shares of Common Stock. As of June 23, 1994, 213,575,956 shares of Common Stock were outstanding. The rights of holders of Corning Common Stock are governed by the Restated Certificate, the Company's By-Laws and by the New York Business Corporation Law (the "NYBCL").

 Voting Rights
Subject to the voting of any shares of Series Preferred Stock that may be outstanding, voting power is vested in the Common Stock, each share having one vote.

 Preemptive Rights
The Restated Certificate provides that no holder of Common Stock or Series Preferred Stock (as defined below) of the Company shall have any preemptive rights except as the Board of Directors of the Company may determine from time to time. No such rights have been granted by the Board of Directors of the Company.

 Liquidation Rights
Subject to the preferential rights of any outstanding Series Preferred Stock, in the event of any liquidation of the Company, holders of Common Stock then outstanding are entitled to share ratably in the assets of the Company available for distribution to such holders.

 Dividend Rights and Restrictions
Subject to any preferential rights of any outstanding Series Preferred Stock and any outstanding Preferred Securities, such dividends as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor. The Company has regularly paid cash dividends since 1881 and currently expects to continue to pay cash dividends. The Company's current quarterly cash dividend is $.17 per share of Common Stock. The continued declaration of dividends by the Board of Directors of the Company is subject to, among other things, the Company's current and prospective earnings, financial condition and capital requirements and such other factors as the Board of Directors may deem relevant.

Other Provisions
The Common Stock has no redemption, sinking fund or conversion privileges applicable thereto and holders of Common Stock are not liable to assessments or to further call.

 Common Stock Eligible for Future Sale
In connection with the acquisition by Corning on June 7, 1994 of all of the outstanding shares of Maryland Medical for approximately 4.5 million shares of Corning Common Stock, Corning granted to the stockholders of Maryland Medical registration rights for such shares of Corning Common Stock. Pursuant to such rights, Corning is required to file a registration statement covering all 4.5 million shares of Corning Common Stock no later than 90 days after the written request of the designated representative of such stockholders. As of June 27, 1994, no such request had been received by Corning.

On June 1, 1994 Corning signed a definitive agreement to acquire all of the outstanding shares of the capital stock of Nichols in a transaction to be accounted for as a pooling of interests. Under the terms of the agreement, Corning will exchange newly issued and registered shares of Corning Common Stock with a value equal to up to $13 for each share of the capital stock of Nichols outstanding. Using an assumed price of $33 per share of Corning Common Stock and the number of shares of the capital stock of Nichols presently outstanding, approximately 6.7 million shares of Corning Common Stock will be issued in such exchange. The final exchange ratio of shares of Corning Common Stock for shares of Nichols capital stock will be determined by the price of Corning Common Stock during the 10-day trading period ending on the fifth trading day prior to the date of the Nichols stockholders meeting held to approve the transaction. In no event will more than 8.4 million shares of Corning Common Stock be issued in exchange for the outstanding shares of the capital stock of Nichols.

At the closing of the Nichols transaction, outstanding options to purchase the capital stock of Nichols will be converted to options to purchase Corning Common Stock in accordance with the final exchange ratio. At a value of $13 per share of capital stock of Nichols, substantially all of the options to purchase the capital stock of Nichols are "in the money." Using an assumed price of $33 per share of Corning Common Stock and the number of options to purchase the capital stock of Nichols presently outstanding, approximately
1.0 million shares of Corning Common Stock will be reserved for issuance upon the exercise of such options. Substantially all of such options to purchase Corning Common Stock will be exercisable immediately following the closing of the transaction. In no event will more than 1.2 million shares of Corning Common Stock be issued upon the exercise of outstanding options. Corning believes that approximately 85% of the shares of Corning Common Stock to be issued in the Nichols transaction will be freely transferable upon consummation of the acquisition.

The Nichols transaction is subject to regulatory approval and is expected to close in the second half of 1994.

Series Preferred Stock
The Restated Certificate authorizes the issuance of up to 10,000,000 shares of Series Preferred Stock, par value $100 per share (the "Series Preferred Stock"). The Company's Board of Directors has the authority to issue such shares from time to time, without stockholder approval, and the authority to determine the designations, preferences, rights, including voting rights, and restrictions of such shares, subject to the NYBCL. Pursuant to this authority, the Board of Directors has designated 600,000 shares of Series Preferred Stock as Series A Preferred Stock (the "Series A Preferred Stock"), 500,000 shares of Series Preferred Stock as Series B Preferred Stock (the
"Series B Preferred Stock"), and     shares of Series Preferred Stock as
Series C Preferred Stock. No other class of Series Preferred Stock has been designated by the Board of Directors. For a description of the Corning Series C Preferred Stock, see "Description of Securities Offered--Corning Series C Preferred Stock."

 Series B Preferred Stock
Cumulative cash dividends at the rate of 8% per annum are payable on shares of the Series B Preferred Stock that have been issued. The Company has regularly paid dividends on the Series B Preferred Stock. No dividends may be paid or declared on the Series A Preferred Stock or the Common Stock unless all dividends for all prior dividend periods have been paid or declared on the Series B Preferred Stock, the Series C Preferred Stock and the Preferred Securities.

Holders of Series B Preferred Stock are entitled to vote, voting together with the Common Stock and not as a separate class, on all matters submitted to holders of the Common Stock, each share of Series B Preferred Stock having four votes, subject to adjustment.
Holders of Series B Preferred Stock have no preemptive rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Series B Preferred Stock shall be entitled to receive a distribution in the amount of $100 per share, plus accrued and unpaid dividends, before any distribution on the Common Stock or Series A Preferred Stock. The Series B Preferred Stock ranks pari passu with the Corning Series C Preferred Stock with respect to the payment of dividends and amounts on liquidation, dissolution and winding-up. See "Description of Securities Offered--Series C Preferred Stock."

The Series B Preferred Stock is redeemable, in whole or in part, at the election of the Company, at any time, at the following redemption prices per share:

 During the Twelve-
Month Period                                             Price Per
Beginning October 1,                                       Share
1993                                                       $104.00
1994                                                       $103.00
1995                                                       $102.00
1996                                                       $101.00

  and thereafter at $100.00 per share plus, in each case, accrued and unpaid dividends.

The Series B Preferred Stock is subject to redemption, at the option of the holder, at any time upon five Business Days' notice, at a redemption price equal to $100 plus accrued and unpaid dividends, if the proceeds are necessary (i) to make a distribution pursuant to an investment election made under the employee benefit plan or (ii) to satisfy any indebtedness to which the employee benefit plan is subject, provided that such payment is necessary to remedy or prevent a default under such indebtedness.

The Company, at its option, may make payment of the redemption price required upon redemption of shares of Series B Preferred Stock in cash or in shares of Common Stock, or in any combination of such shares and cash.

The Series B Preferred Stock is convertible at the option of the holder, at any time, into Common Stock at a conversion price of $25 per share of Common Stock, each share of Series B Preferred Stock being valued at $100 for the purpose of such conversion, producing a conversion ratio equal to four shares of Common Stock for each share of Series B Preferred Stock so converted, subject to certain adjustments to prevent dilution.

Preferred Share Purchase Rights
Attached to each share of Common Stock is one preferred share purchase right ("Right"). Each Right entitles the registered holder to purchase from the Company one four-hundredth of a share of Series A Preferred Stock at a price of $62.50 per one four-hundredth of a share of Series A Preferred Stock (the "Exercise Price"), subject to adjustment. The Rights expire on July 15, 1996 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company.

The Rights represented by the certificates for Common Stock, are not exercisable, and are not transferable apart from the Common Stock, until the earlier of (i) ten days following the public announcement by the Company or an Acquiring Person (as defined below) that a person or group has acquired beneficial ownership of 20% or more of the Company's Common Stock (an "Acquiring Person") or (ii) ten business days (or such later date as the Board of Directors may determine) after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of the Company's outstanding Common Stock (the earlier of such dates being called the "Distribution Date"). Separate certificates for the Rights will be mailed to holders of record of the Common Stock as of such date. The Rights could then begin trading separately from the Common Stock.

Generally, in the event that a person or group becomes an Acquiring Person, each Right, other than the Rights owned by the Acquiring Person, will thereafter entitle the holder to receive, upon exercise of the Right, Common Stock having a value equal to two times the Exercise Price of the Right. In the event that the Company is acquired in a merger, consolidation, or other business combination transaction or more than 50% of the Company's assets, cash flow or earning power is sold or transferred, each Right, other than the Rights owned by an Acquiring Person, will thereafter entitle the holder thereof to receive, upon the exercise of the Right, common stock of the surviving corporation having a value equal to two times the Exercise Price of the Right.

The Rights are redeemable in whole, but not in part, at $.0125 per Right at any time on or prior to any person or group becoming an Acquiring Person, provided that the Rights may no longer be redeemed if such person or group shall have acquired beneficial ownership of 90% or more of the Common Stock. The right to exercise the Rights terminates at the time that the Board of Directors elects to redeem the Rights. Notice of redemption shall be given by mailing such notice to the registered holders of the Rights. At no time will the Rights have any voting rights. The Rights Agent is Harris Trust and Savings Bank (the "Rights Agent").

The exercise price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Series A Preferred Stock, (ii) upon the grant to holders of the shares of Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into shares of Series A Preferred Stock with a conversion price, less than the then current market price of the shares of Series A Preferred Stock or (iii) upon the distribution to holders of the shares of Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one four-hundredths of a share of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of, or stock dividend on, or subdivision, consolidation or combination of, the Common Stock prior to the Distribution Date. With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% in such exercise price.

Upon exercise of the Rights, no fractional shares of Series A Preferred Stock will be issued (other than fractions which are integral multiples of one four-hundredth of a share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof an adjustment in cash will be made.

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at $.0125 per Right prior to the fifteenth day after the acquisition by a person or group of beneficial ownership of 20% or more of the Common Stock (subject to certain exceptions).

The shares of Series A Preferred Stock purchasable upon exercise of the Rights will rank junior to all other series of the Company's Preferred Stock (including the Series B and Series C Preferred Stock) or any similar stock that specifically provides that they shall rank prior to the shares of Series A Preferred Stock. The shares of Series A Preferred Stock will be nonredeemable. Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend of $10 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the shares of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of the interest in a share of Series A Preferred Stock purchasable upon the exercise of each Right should approximate the value of one share of Common Stock.

The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the description of the Rights contained in the Rights Agreement, dated as of July 2, 1986 between the Company and the Rights Agent, as amended by the Amended Rights Agreement, dated as of October 4, 1989, included as an exhibit to this Registration Statement.

Corning's Fair Price Amendment
In 1985, the Company's stockholders adopted an amendment (the "Fair Price Amendment") to the Restated Certificate that, in general, requires the approval by the holders of at least 80% of the voting power of the outstanding capital stock of the Company (other than the Series C Preferred Stock) entitled to vote generally in the election of directors (the "Voting Stock") as a condition for mergers and certain other business combinations with any beneficial owner of more than 10% of such voting power unless (1) the transaction is approved by at least a majority of the Continuing Directors (as defined in the Restated Certificate) or (2) certain minimum price, form of consideration and procedural requirements are met. Certain terms used herein are defined in the Restated Certificate.

Amendment or repeal of this provision or the adoption of any provision inconsistent therewith would require the affirmative vote of at least 80% of the Voting Stock unless the proposed amendment or repeal or the adoption of the inconsistent provisions were approved by two-thirds of the entire Board of Directors and a majority of the Continuing Directors.

Certain Other Provisions of the Restated Certificate and By-Laws
In addition to the Preferred Share Purchase Rights and the Fair Price Amendment, the Restated Certificate and By-Laws contain other provisions that may discourage a third party from seeking to acquire the Company or to commence a proxy contest or other takeover-related action. The Company has classified its Board of Directors such that one-third of the Board is elected each year to three-year terms of office. In addition, holders of Common Stock may remove a Director from office at any time prior to the expiration of his or her term only with cause and by vote of a majority of holders of Common Stock outstanding. These provisions, together with provisions concerning the size of the Board and requiring that premature vacancies on the Board be filled only by a majority of the entire Board, may not be amended, altered or repealed, nor may the Company adopt any provisions inconsistent therewith, without the affirmative vote of at least 80% of the Voting Stock of the Company or the approval of two-thirds of the entire Board of Directors.

The Company's By-Laws contain certain procedural requirements with respect to the nomination of directors by stockholders that require, among other things, delivery of notice by such stockholders to the Secretary of the Company not later than 60 days nor more than 90 days prior to the date of the stockholders meeting at which such nomination is to be considered. The By-Laws do not provide that a meeting of the Board of Directors may be called by stockholders.

The Restated Certificate provides that no director will be liable to the Company or its stockholders for a breach of duty as a director except as provided by the NYBCL.

The effect of these provisions may be to deter attempts either to obtain control of the Company or to acquire a substantial amount of its stock, even if such a proposed transaction were at a significant premium over the then-prevailing market value of the Common Stock, or to deter attempts to remove the Board of Directors and management of the Company, even though some or a majority of the holders of Common Stock may believe such actions to be beneficial.

                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General
In the opinion of Shearman & Sterling, special federal income tax counsel to Corning and Corning Delaware, the following discussion accurately describes, subject to the limitations stated herein, the material federal income tax considerations relevant to the purchase, ownership and disposition of the Preferred Securities. This discussion is a summary that does not purport to deal with all aspects of federal income taxation that may be relevant to holders of the Preferred Securities, nor to certain types of holders subject to special treatment under the federal income tax laws (for example, banks, life insurance companies, dealers, tax-exempt organizations, persons whose functional currency is not the U.S. dollar or foreign persons and foreign entities). This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service ("IRS") rulings, all of which are subject to change, which change may be retroactively applied in a manner that could adversely affect a holder of the Preferred Securities. Unless otherwise indicated, the information below is directed at initial purchasers that acquire Preferred Securities at original issue for their initial offering price, and that hold Preferred Securities as capital assets (generally property held for investment.)


Prospective investors are advised to consult their own tax advisors with regard to the federal income, estate and gift tax consequences of purchasing, holding and disposing of Preferred Securities, as well as the tax consequences arising under the laws of any state, foreign country or other jurisdiction. Further, while the following summary reflects the opinion of Shearman & Sterling, an opinion of counsel is not binding on the IRS or the courts, and neither Corning nor Corning Delaware have sought, nor do they intend to seek, a ruling from the IRS that the position as reflected in the discussion below will be accepted by the IRS. Moreover, there are no cases or rulings on similar transactions and, as a result, there can be no assurance that the IRS will agree with the conclusions and discussions below.


Tax Classification
While the following matters are not free from doubt, Shearman & Sterling is of the opinion that (i) Corning Delaware will be classified as a partnership for federal income tax purposes and not as an association (or as a publicly traded partnership) taxable as a corporation, and (ii) the Subordinated Debentures will be classified as indebtedness of Corning for such purposes. This advice is based upon the terms of the Subordinated Debentures, the Limited Partnership Agreement, the Fiscal Agency Agreement and related documents and transactions as described in this Prospectus (and assumes ongoing compliance with such agreement and documents) and upon the conclusion by Shearman & Sterling that the nature of the income of Corning Delaware will exempt it from the rule that certain publicly traded partnerships are taxable as corporations (assuming Corning Delaware will not register under the 1940
Act).

Prospective investors and their advisors should be aware, however, that the proper characterization of the arrangement involving Corning Delaware, the Preferred Securities and the Subordinated Debentures is not entirely clear and the IRS has recently announced that it will scrutinize and may challenge certain aspects of transactions with some features that are similar to this arrangement. If, contrary to the opinion of tax counsel, the IRS successfully argued that Corning Delaware should be taxable as a corporation, Corning Delaware (including the income from the Subordinated Debentures) would be subject to federal income tax at corporate rates and distributions to holders of Preferred Securities likely would be taxable as dividend income to the extent of the earnings and profits of Corning Delaware. Similarly, if, contrary to the opinion of tax counsel, the IRS successfully asserted that the Subordinated Debentures were properly classified as stock or other equity in Corning, then payments on the Subordinated Debentures would not be deductible by Corning as interest, but instead likely would be treated as distributions to holders taxable as dividends to the extent of the earnings and profits of Corning and perhaps without a dividends-received deduction with respect to such dividends. Either event could have adverse tax consequences for certain holders and could result in substantially reduced amounts payable to holders, as well as resulting in holders receiving Corning Series C Preferred Stock in a taxable transaction that has other possible adverse tax consequences. See "--Exchange of Preferred Securities for Corning Series C Preferred Stock."

Prospective investors should also be aware that the IRS recently issued a proposed Treasury regulation under which the IRS can disregard or recast the form of a transaction if a partnership is formed or availed of in connection with a transaction (or series of related transactions) "with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability" in a manner inconsistent with the intent of the partnership provisions of the Code. In the view of Shearman & Sterling, based in part upon certain representations of Corning, Corning Delaware should not be considered to be formed or availed of with such a purpose because the transactions involving Corning Delaware are not of the type intended to fall within the scope of such proposed regulation. There can be no assurance, however, that the IRS will agree with this view. Unless otherwise noted, the remainder of this summary assumes, in accordance with the opinion of Shearman & Sterling, that Corning Delaware is properly classified as a partnership and the Subordinated Debentures are properly classified as indebtedness of Corning for income tax purposes.

Income from Preferred Securities
As partners in a partnership, each holder of Preferred Securities will be required to include in gross income its distributive share of the net income of Corning Delaware, which net income generally will be equal to the amount of interest received or accrued on the Subordinated Debentures. See "--Original Issue Discount" below. Any amount so included in a holder's gross income will increase its tax basis in the Preferred Securities, and the amount of distributions of cash or other property by Corning Delaware to the holder will reduce such holder's tax basis in the Preferred Securities. No portion of the amounts received on the Preferred Securities will be eligible for the dividends received deduction.

Corning Delaware does not presently intend to make an election under Section 754 of the Code. As a result, a subsequent purchaser of Preferred Securities will not be permitted to adjust the tax basis in its allocable share of Corning Delaware's assets so as to reflect any difference between its purchase price for the Preferred Securities and the underlying tax basis of Corning Delaware in its assets. As a result, a holder of a Preferred Security may be allocated a larger or smaller amount of Corning Delaware's income than would otherwise be appropriate based upon such holder's purchase price for the Preferred Security.

Under Section 708 of the Code, Corning Delaware will be deemed to terminate for federal income tax purposes if 50% or more of the capital and profits interests in Corning Delaware are sold or exchanged within a 12-month period. If such a termination occurs, there will be a closing of the partnership's taxable year for all partners and Corning Delaware will be considered to distribute its assets to the partners, who would then be treated as recontributing those assets to Corning Delaware, as a new partnership. Corning Delaware will not comply with certain technical requirements that might apply when such a constructive termination occurs. As a result, Corning Delaware may be subject to certain tax penalties and may incur additional expenses if it is required to comply with those requirements. (Furthermore, Corning Delaware might not be able to comply due to lack of data.)


Original Issue Discount
Under Treasury Regulations, the stated interest payments on the Subordinated Debentures will be treated as "original issue discount" because Corning has an option, under the terms of the Subordinated Debentures, to extend interest payment periods for up to 60 months. Under the Code, holders of debt with original issue discount must include that discount in income on an economic accrual basis and before the receipt of cash attributable to the interest regardless of their method of tax accounting. In the event that the interest payment period is extended, Corning Delaware will continue to accrue income equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest payment period.

Accrued income will be allocated, but not distributed, to holders of record on the Business Day preceding the last day of each calendar month. As a result, holders of record during an extended interest payment period will include interest in gross income in advance of the receipt of cash, and any such holders who dispose of Preferred Securities prior to the record date for the payment of dividends following such extended interest payment period will include such holder's allocable share of such interest in gross income but will not receive any cash related thereto. The tax basis of a Preferred Security will be increased by the amount of any interest that is included in income without a corresponding receipt of cash and will be decreased when and if such cash is subsequently received from Corning Delaware.

Under Treasury Regulations, no portion of the price paid for a debt instrument is to be allocated to the right to convert into, or the right to exchange for, stock of the corporation issuing the debt instrument. As such, neither Corning Delaware nor the holders of Preferred Securities should be required to allocate a portion of their purchase price to the right of Corning Delaware to convert the Subordinated Debentures into Corning Common Stock or to exchange the Subordinated Debentures for Corning Series C Preferred Stock. Nevertheless, the IRS may take a contrary view, or may require an allocation of purchase price to the Guarantee. If the IRS were successful in requiring such an allocation, a holder could be required to include an incremental amount of original issue discount (in addition to stated interest) in income over the life of the Preferred Securities. Corning intends to take the position that no allocation that would result in additional original issue discount (in excess of stated interest) is required.

Disposition of Preferred Securities
Generally, capital gain or loss will be recognized on a sale of Preferred Securities, including a complete redemption for cash, equal to the difference between the amount realized and the holder's tax basis in the Preferred Securities sold. Gain or loss recognized by a holder on the sale or exchange of a Preferred Security held for more than one year generally will be taxable as long-term capital gain or loss. The adjusted tax basis of the Preferred Securities sold by a holder will equal the amount paid by such holder for the Preferred Securities, plus the share of partnership income allocated to such holder and reduced by any cash or other property distributed to such holder by Corning Delaware. A holder acquiring Preferred
Securities at different prices may be required to maintain a single aggregate adjusted tax basis in such Preferred Securities, and, upon sale or other disposition of some of the Preferred Securities, allocate a pro rata portion of such aggregate tax basis to the Preferred Securities sold (rather than maintaining a separate tax basis in each Preferred Security for purposes of computing gain or loss on a sale of that Preferred Security).

If a holder of Preferred Securities is required to recognize an aggregate amount of income over the life of the Preferred Security that exceeds the aggregate cash distribution with respect thereto, such excess generally will result in a capital loss upon the retirement of the Preferred Securities.

Corning Delaware is obligated to redeem the Preferred Securities for cash on repayment or on any prepayment of the Subordinated Debentures. Corning will pay a prepayment premium to Corning Delaware if Corning prepays any portion
of the Subordinated Debentures before       , 2004 and Corning Delaware will
pay a corresponding redemption premium to holders of Preferred Securities
whose Preferred Securities are redeemed before          , 2004. Corning
Delaware will recognize capital gain on a prepayment of the Subordinated Debentures to the extent of the prepayment premium. Corning Delaware's gain will be allocated to the holder whose Preferred Securities are subsequently redeemed by Corning Delaware, and the allocated gain should increase the holder's adjusted tax basis in these Preferred Securities. A holder who has a basis increase due to such allocation to the holder of Corning Delaware's gain on Corning's prepayment of the Subordinated Debentures will not have additional taxable gain attributable to the redemption premium upon Corning Delaware's subsequent redemption of the holder's Preferred Securities.


Corning Delaware will allocate income to holders of record of Preferred Securities on the Business Day preceding the last day of each calendar month. As a result of such monthly allocation, a holder purchasing Preferred Securities may be allocated tax items attributable to periods before the transfer. The use of such monthly allocation may not be permitted under applicable Treasury Regulations, and, if not allowed, taxable income of Corning Delaware may be reallocated among holders of Preferred Securities. The General Partner is authorized to adjust allocations if necessary to reflect the economic income of holders or as otherwise required by the Code.



Exchange of Preferred Securities for Corning Common Stock
The Subordinated Debentures may be converted at the option of Corning
Delaware into Corning Common Stock and the Limited Partnership Agreement allows a holder to direct Corning Delaware to make such a conversion for the holder to the extent of such holder's allocable share of the Subordinated Debentures and distribute Corning Common Stock to such holder in exchange for such holder's Preferred Securities. A holder's exchange of Preferred
Securities through Corning Delaware for shares of Corning Common Stock should be treated as a distribution of Corning Common Stock by Corning Delaware in redemption of all or part of the holder's interest in a partnership. Neither a holder nor Corning Delaware should recognize gain or loss on the conversion or the exchange. However, when Corning Delaware exchanges Subordinated Debentures with Corning to obtain shares of Corning Common Stock for delivery to a holder in exchange for the holder's Preferred Securities, interest income which has accrued on that portion of the Subordinated Debentures since the last interest payment date will be allocated to the holder exchanging Preferred Securities, but no cash will be distributed in connection with this income. As a result, holders of Preferred Securities who exchange these securities, through Corning Delaware, for Corning Common Stock effective on a date other than an interest payment date (generally the last day of a calendar month) will include some interest in gross income but will not receive any cash related to that interest. This income will increase the holder's basis in its Preferred Securities. In addition, under the current advance ruling policy of the IRS, cash received by Corning Delaware in lieu of a fractional share of Corning Common Stock upon conversion of all or part of the Subordinated Debentures should be treated as a payment in exchange for the fractional share of Corning Common Stock. This treatment generally will result in Corning Delaware recognizing gain or loss, if any, measured by the difference between the cash received for the fractional share interest and Corning Delaware's tax basis in such fractional share interest. This gain will be allocated to the holder of Preferred Securities who converts those shares through Corning Delaware into shares of Corning Common Stock, and the cash which Corning Delaware receives in lieu of a fractional share interest will be distributed to that holder.


In the case of an exchange upon conversion for all of the holder's Preferred Securities, the holder's tax basis in the shares of Corning Common Stock received will equal the holder's tax basis in the Preferred Securities immediately before such exchange increased by the gain allocated to the holder on any fractional share interest redeemed by Corning and reduced by any cash distributed to the holder with respect to a fractional share interest. In the case of an exchange for less than all of a holder's Preferred Securities, the holder's tax basis in the shares of Corning Common Stock received will be the lesser of the holder's tax basis in such holder's Preferred Securities immediately before such exchange or Corning
Delaware's tax basis in the portion of the Subordinated Debentures converted for those shares of Corning Common Stock increased by any gain recognized by Corning Delaware on conversion in respect of any fractional share interest redeemed by Corning and decreased by any cash received by Corning Delaware in connection therewith. In such case, the holder's aggregate tax basis in its remaining Preferred Securities will be its aggregate tax basis in such holder's Preferred Securities immediately before such redemption, reduced (but not below zero) by the sum of Corning Delaware's tax basis in the shares of Corning Common Stock delivered in such redemption as described above, and the amount of cash paid by Corning Delaware to a holder in lieu of a fractional share interest, if any.

The holding period for Corning Common Stock received in exchange for a holder's Preferred Securities will begin on the date Corning Delaware acquired the Subordinated Debentures, except that the holding period of Corning Common Stock received by Corning Delaware in satisfaction of accrued but unpaid interest, if any, may commence on the date of conversion, although there is no authority precisely on point. Gain or loss upon a sale or other taxable disposition of the Corning Common Stock will be capital gain or loss if the Corning Common Stock is a capital asset in the hands of the holder.

Holders should be aware that the tax treatment of the conversion feature is not entirely clear and the IRS might argue that, for tax purposes, the conversion of a Subordinated Debenture into Corning Common Stock (and Corning Delaware's subsequent distribution of such stock to a holder) should be treated as an exchange by the holder of its Preferred Securities against Corning for Corning Common Stock. While unlikely, if this argument were asserted and sustained, the conversion of the Preferred Securities by a holder for Corning Common Stock would be a taxable transaction in which a holder recognizes capital gain or loss.

Adjustment of Conversion Price
Treasury Regulations promulgated under Section 305 of the Code would treat Corning Delaware (and, thus, holders of Preferred Securities) as having received a constructive distribution from Corning in the event the conversion ratio of the Subordinated Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest of Corning Delaware in the assets or earnings and profits of Corning were increased and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the stock into which the Subordinated Debentures are convertible. Thus, under certain circumstances, a reduction in the conversion price for the Subordinated Debentures is likely to be taxable to Corning Delaware as a dividend to the extent of the current or accumulated earnings and profits of Corning. The holders of the Preferred Securities would be required to include their allocable share of such constructive dividend in gross income but will not receive any cash related thereto. In addition, the failure to fully adjust the conversion price of the Subordinated Debentures to reflect distributions of stock dividends with respect to the Corning Common Stock may result in a taxable dividend to the holders of the Corning Common Stock.

Similarly, under Section 305 of the Code, adjustments to the conversion price of the Corning Series C Preferred Stock, which may occur under certain circumstances, may result in deemed dividend income to holders of the Corning Series C Preferred Stock if such adjustments are not made pursuant to a bona fide, reasonable antidilution formula, and failure to make such adjustments to the conversion price of the Corning Series C Preferred Stock may result in deemed dividend income to holders of the Corning Common Stock.

Exchange of Preferred Securities for Corning Series C Preferred Stock
Under certain circumstances, as described under the caption "Description of Securities Offered--Preferred Securities--Optional Exchange for Corning Series C Preferred Stock," Subordinated Debentures will be exchanged by Corning Delaware for Corning Series C Preferred Stock which would then be distributed to the holders of the Preferred Securities in a complete liquidation of Corning Delaware. If Corning Delaware is taxed as a partnership, Corning Delaware's subsequent distribution of the Corning Series C Preferred Stock to the holders in exchange for the holders' Preferred Securities should be treated as a non-taxable exchange to Corning Delaware and to each holder of Preferred Securities and should result in the holder of such Preferred Securities receiving an aggregate tax basis in the Corning Series C Preferred Stock equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period for the Corning Series C Preferred Stock so received in liquidation of Corning Delaware as a partnership would include the period for which the Preferred Securities were held by such holder. Under a change in law, a change in legal interpretation or the other circumstances giving rise to a Tax Event, however, the liquidation of Corning Delaware could be a taxable event to both
Corning Delaware and the holders of the Preferred Securities.

Notwithstanding partnership treatment, however, holders should be aware that the taxation of the exchange feature is not entirely clear and the IRS might argue that, for tax purposes, the exchange of Subordinated Debentures for Corning Series C Preferred Stock (and Corning Delaware's subsequent distribution of such stock to a holder) should be treated as an exchange by the holder of its Preferred Securities against Corning for Corning Series C Preferred Stock. If this argument were asserted and sustained, the exchange of the Preferred Securities by a holder for Corning Series C Preferred Stock would be a taxable transaction in which a holder recognizes capital gain or loss.

In addition, if Corning exercises its option to extend interest payment periods under the Subordinated Debentures for more than fifteen months or if a Tax Event occurs, holders will have the option of causing Corning Delaware to exchange the Subordinated Debentures for Corning Series C Preferred Stock and to distribute such stock to such holders in exchange for their Preferred Securities. Holders who exchange their Preferred Securities for Corning Series C Preferred Stock, however, may be subject to additional income tax to the extent accrued but unpaid interest (taxed as original issue discount) on the Subordinated Debentures is converted into accumulated and unpaid dividends on the Corning Series C Preferred Stock received in exchange for the Preferred Securities. This is because holders first would be subject to tax on their distributive share of Corning Delaware's unpaid interest income on the Subordinated Debentures as such interest accrues during the extended period (with a corresponding increase in the tax basis of the holders' Preferred Securities). If the holders exchange their Preferred Securities for Corning Series C Preferred Stock when there is accrued but unpaid interest due on the Subordinated Debentures and such unpaid interest is converted into accumulated and unpaid dividends on the Corning Series C Preferred Stock received in the exchange, the holders would be subject to tax again on the previously taxed accrued interest to the extent Corning subsequently paid such amount as dividends to the holders. Moreover, if such accumulated, unpaid dividends on the Corning Series C Preferred Stock were considered to cause the dividend rate on the Corning Series C Preferred Stock to decline in the future, then, under Section 1059(f) of the Code, such dividends may be treated as "extraordinary dividends" for tax purposes (regardless of the period over which a holder has or is deemed to have held the Corning Series C Preferred Stock) and corporate holders generally would be required to reduce their tax basis in their Corning Series C Preferred Stock by the "non-taxed" portion of such dividends (which portion generally reflects the dividends received deduction claimed by the corporate holder with respect to such extraordinary dividend).

Holders are urged to consult their own tax advisors as to the tax consequences to them of an exchange of their Preferred Securities for Corning Series C Preferred Stock.

Corning Delaware Information Returns and Audit Procedures
The General Partner in Corning Delaware will furnish each holder with a Schedule K-1 each year setting forth such holder's allocable share of income for the prior calendar year. The General Partner is required, under the Limited Partnership Agreement, to furnish such Schedule K-1 as soon as practicable following the end of the taxable year, but in any event prior to March 31st of each succeeding year (assuming, as anticipated, that Corning Delaware's taxable year is a calendar year).

Any person who holds Preferred Securities as nominee for another person is required to furnish to Corning Delaware (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) information as to whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Preferred Securities held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of such acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Preferred Securities they acquire, hold or transfer for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to Corning Delaware. The nominee is required to supply the beneficial owners of the Preferred Securities with the information furnished to Corning Delaware.

The General Partner, as the tax matters partner, will be responsible for representing the holders in any dispute with the IRS. The Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years since the later of the filing or the last date for filing of the partnership information return. Any adverse determination following an audit of the return of Corning Delaware by the appropriate taxing authorities could result in an adjustment of the tax returns of the holders, and, under certain circumstances, a holder may be precluded from separately litigating a proposed adjustment to the items of the partnership. An adjustment could also result in an audit of a holder's tax return and adjustments of items not related to the income and losses of Corning Delaware.

Foreign Holders
Ownership of Preferred Securities by nonresident aliens, foreign corporations and other foreign persons raises tax considerations unique to such persons and may have substantially adverse tax consequences to them. Therefore, prospective investors who are foreign persons or which are foreign entities are urged to consult with their United States tax advisors as to whether an investment in a Preferred Security represents an appropriate investment in light of those unique tax considerations and possible adverse tax consequences.

Backup Withholding and Information Reporting
In general, information reporting requirements will apply to payments to noncorporate holders of the proceeds of the sale of Preferred Securities, Corning Series C Preferred Stock or Corning Common Stock within the United States and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number.

Proposed Tax Legislation
Legislation pending before Congress would apply special rules to "large partnerships," generally defined as partnerships with at least 250 partners during a taxable year (counting towards such total each owner during the year of a partnership interest that is transferred during the year). Under the legislation, certain computations are made at the partnership level rather than the partner level. In particular, taxable income is calculated at the partnership level, and is calculated generally in the same manner as for an individual, except that 70% of miscellaneous itemized deductions (such as expenses for the production of non-business income) are disallowed. As a result, all partners (including corporations) might have a portion of their share of partnership deductions (other than interest expense) disallowed. In addition, large partnerships would become subject to new audit procedures; among other things, an adjustment to taxable income of the partnership for a prior year would flow through to current partners in the year the audit was settled, and the partnership itself (rather than the partners) would be subject to any applicable interest or penalties. Moreover, under this legislation, a large partnership would not be deemed to terminate under
Section 708 of the Code solely because 50% or more of its interests are sold or exchanged within a 12-month period. As proposed, these rules would apply to partnership taxable years ending on or after December 31, 1994.

This legislation is currently pending before Congress; however, no prediction can be made whether this proposal or similar legislation might be enacted in the future, or the ultimate effective date of such legislation or whether the number of holders would cause Corning Delaware to be considered a "large partnership."

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                 UNDERWRITING

Subject to the terms and conditions of the Underwriting Agreement, Corning Delaware has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co. and Lazard Freres & Co. are acting as representatives, has severally agreed to purchase from Corning Delaware, the respective number of Preferred Securities set forth opposite its name below:

                                   Number of
Underwriter                   Preferred Securities
Goldman, Sachs & Co.
Lazard Freres & Co.

  Total                                         ,000

Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all such Preferred Securities offered hereby, if any are taken.

The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $  .   per Preferred Security. The Underwriters
may allow, and such dealers may reallow, a concession not in excess of $ . per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

In view of the fact that the proceeds from the sale of the Preferred Securities will be used by Corning Delaware to purchase the Subordinated Debentures of Corning, the Underwriting Agreement provides that Corning will pay as compensation to the Underwriters ("Underwriters' Compensation"), a
commission of $  .   per Preferred Security.

Corning and Corning Delaware have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to
an aggregate of      additional Preferred Securities solely to cover
over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Preferred Securities to be purchased by each of them, as shown in
the foregoing table, bears to the      Preferred Securities offered.

Corning and Corning Delaware have agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Corning Common Stock, any other capital stock of Corning, any other security convertible into or exercisable or exchangeable for Corning Common Stock or any such other capital stock or debt securities substantially similar to the Subordinated Debentures for a period of 90 days after the date of this Prospectus without the prior written consent of the representatives, except for (a) the Preferred Securities offered hereby, (b) Corning Common Stock or Corning Series C Preferred Stock issued or delivered upon conversion or exchange of the Subordinated Debentures, (c) securities issued or delivered upon conversion, exchange or exercise of any other securities of Corning outstanding on the date of this Prospectus, (d) securities issued pursuant to Corning's stock option or other benefit or incentive plans maintained for its officers, directors or employees, (e) securities issued in connection with mergers, acquisitions or similar transactions, (f) partnership interests of Corning Delaware issued to Corning in connection with the sale of the over-allotment shares in order to maintain Corning's 21% interest in the total capital of Corning Delaware or
(g) Corning Common Stock issued pursuant to the Nichols transaction.

Certain of the Underwriters are customers of, or engage in transactions with, and from time to time have performed services for, Corning and its subsidiaries and associated companies in the ordinary course of business. Prior to this Offering, there has been no public market for the Preferred Securities. Application will be made to list the Preferred Securities on the New York Stock Exchange under the symbol "GLW pfM." In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 2,000 beneficial holders.

Corning and Corning Delaware have agreed to indemnify the several
Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                          VALIDITY OF THE SECURITIES

The validity of the Preferred Securities, the Guarantee, the Corning Common Stock and the Corning Series C Preferred Stock issuable upon conversion or exchange of the Subordinated Debentures will be passed upon for Corning by William C. Ughetta, Esq., Senior Vice President and General Counsel of Corning, and for the Underwriters by Sullivan & Cromwell, New York, New York. Additionally, certain matters as to (i) the formation of Corning Delaware and the authority of Corning and Corning Delaware to enter into certain agreements relating to the transaction and (ii) United States taxation will be passed upon by Shearman & Sterling, New York, New York. Mr. Ughetta owns substantially less than 1% of the outstanding shares of Corning Common Stock.

                                   EXPERTS

The consolidated financial statements of Corning and of Dow Corning incorporated in this Prospectus by reference to Corning's 1993 Annual Report on Form 10-K for the year ended January 2, 1994, have been so incorporated in reliance on the reports of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Damon, as of December 31, 1992 and 1991, and for each of the three years ended December 31, 1992, incorporated by reference in this Prospectus by reference to Corning's Current Report on Form 8-K dated August 4, 1993 have been so incorporated in reliance on the report of Arthur Andersen & Co., independent public accountants, given on the authority of said firm as experts in accounting and auditing.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Corning and Corning Delaware since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

TABLE OF CONTENTS

                                          PAGE

Available Information                         3
Incorporation of Certain Documents by
  Reference                                   3
Prospectus Summary                            4
Use of Proceeds                              11
Investment Considerations                    11
Capitalization                               12
Ratios of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends                                  13
Market Prices of Corning Common Stock
  and Dividends                              14
Selected Consolidated Financial Data         14
Corning Unaudited Pro Forma Combined
  1993 Statement of Income                   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations                                 23
Business of Corning                          33
Corning Delaware                             39
Description of Securities Offered            39
Description of Corning Capital Stock         57
Certain Federal Income Tax
  Considerations                             62
Underwriting                                 69
Validity of the Securities                   70
Experts                                      70


                                   6,500,000
                               CORNING DELAWARE
                                GUARANTEED BY

                             Corning Incorporated

                        % Convertible Monthly Income
                            Preferred Securities

                             Goldman, Sachs & Co.
                             Lazard Freres & Co.

                                  PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities to be registered, other than underwriting commissions. Corning will pay the following expenses:


 Registration Fee--Securities and Exchange
  Commission                                        $ 128,881
Filing Fee--New York Stock Exchange                    72,020
Legal Fees and Expenses                               200,000
Printing Fees                                          70,000
Accounting Fees                                        60,000
Blue Sky Fees and Expenses                             12,000
Rating Agency Fees                                    155,000
Fiscal Agent Fees                                       5,000
Miscellaneous                                           7,099
Total                                                $710,000


Item 15. Indemnification of Directors and Officers.
Sections 722 and 723 of the Business Corporation Law of the State of New York (the "NYBCL") provide that a corporation may indemnify its current and former directors and officers under certain circumstances.

Article VIII of Corning's By-Laws provides that Corning shall indemnify each director and officer against all costs and expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of his being or having been a director or officer of the registrant to the full extent permitted by, and consistent with, the NYBCL.

Item 16. Exhibits.


 Number                                       Description
1.1          Form of Underwriting Agreement*
2.1          Certificate of Limited Partnership of Corning Delaware*
2.2          Form of Amended and Restated Limited Partnership Agreement of Corning Delaware*
3.1          Restated Certificate of Incorporation, dated July 12, 1989, and the Certificate of
             Amendment, dated September 28, 1989, to the Restated Certificate of Incorporation
             of Corning (incorporated by reference to Exhibit 3(a) of Corning's Annual Report on Form 10-K for the fiscal year ended December 31, 1989)
3.2          By-laws of Corning (incorporated by reference to Exhibit 3(a) of Corning's Annual
             Report on Form 10-K for the fiscal year ended December 30, 1990)
3.3          Certificate of Amendment, dated April 30, 1992, of the Restated Certificate of
             Incorporation of Corning (incorporated by reference to Exhibit 3(a) of Corning's
             Annual Report on Form 10-K for the fiscal year ended January 3, 1993)
3.4          Form of Certificate of Amendment of the Restated Certificate of Incorporation
             of Corning, with respect to the Corning Series C Preferred Stock*
4.1          Form and terms of Corning Delaware Preferred Securities (included in Exhibit 2.2)
4.2          Form and terms of Corning Series C Preferred Stock (included in Exhibit 3.4)
4.3          Form of Fiscal Agency Agreement*
4.4          Form of Subordinated Debenture (included in Exhibit 4.3)
4.5          Form of Guarantee*
4.6          Form of Corning Common Stock Certificate (incorporated by reference to Exhibit 4 to Registration Statement on Form S-4 filed with the Commission on June 17, 1992
             (Registration Statement No. 33-48488))
4.7          Rights Agreement, dated as of July 2, 1986, between Corning Incorporated and Harris
             Trust and Savings Bank, as amended (incorporated by reference to Exhibit 1 to Registration
             Statement on Form 8-A, filed with the Commission on July 2, 1986, and Exhibit 1 to
             Amendment No. 1 on Form 8, filed with the Commission on October 10, 1989)
4.8          Form of Corning Preferred Share Purchase Right (included in Exhibit 4.7)
4.9          Registration Rights Agreement, dated as of June 7, 1994, among Corning Incorporated,
             Maryland Medical Laboratories, Inc., Maryland Medical Data, Inc., Pharmaceutical
             Laboratory Services, Inc., Passen Professional Services, P.A., and Podiatric Pathology
             Laboratories, Inc.*
5.1          Opinion of William C. Ughetta, Esq., Senior Vice President and General Counsel*
8.1          Opinion of Shearman & Sterling as to tax matters*
12.1         Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
23.1         Consent of Price Waterhouse, independent accountants
23.2         Consent of Arthur Andersen & Co., independent public accountants
23.3         Consent of William C. Ughetta, Esq. (included in Exhibit 5.1)
23.4         Consent of Shearman & Sterling (included in Exhibit 8.1)
24.1         Powers of Attorney*

* Previously filed.


Item 17. Undertakings.
Corning and Corning Delaware hereby undertake (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
(1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of Corning's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Corning and Corning Delaware hereby undertake that, (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Corning and Corning Delaware pursuant to the foregoing provisions, or otherwise, Corning and Corning Delaware have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by Corning or Corning Delaware of expenses incurred or paid by a director, officer or controlling person of Corning or Corning Delaware in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Corning and Corning Delaware will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant, Corning Delaware, L.P., a Delaware limited partnership, certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on the 13th day of July, 1994.


                                 Corning Delaware, L.P.
                                 (Registrant)
                                 By Corning Incorporated as General Partner

                                 By  /s/ William C. Ughetta
                                 William C. Ughetta, Senior Vice President


Pursuant to the requirements of the Securities Act of 1933, Corning Incorporated, a New York corporation, certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on the 13th day of July, 1994.


                                 Corning Incorporated
                                 (Registrant)

                                 By  /s/ William C. Ughetta
                                 William C. Ughetta, Senior Vice President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 13, 1994 by the following directors and officers of Corning Incorporated in the capacities indicated:


         Signature                                Capacity
  /s/ James R. Houghton        Chairman of the Board, Principal Executive Officer
  (James R. Houghton)          and Director

  /s/ Van C. Campbell          Vice Chairman, Principal Financial Officer and
  (Van C. Campbell)            Director

  /s/ Larry Aiello, Jr.        Vice President, Controller, and Principal Accounting
  (Larry Aiello, Jr.)          Officer

  *
  (Roger G. Ackerman)          President, Principal Operating Officer and Director

  *
  (Robert Barker)              Director

  *
  (Mary L. Bundy)              Director

  *
  (Barber B. Conable, Jr.)     Director

  *
  (David A. Duke)              Director
  *
  (E. Martin Gibson)           Director

  *
  (Gordon Gund)                Director

  (John M. Hennessy)           Director

  *
  (Vernon E. Jordan, Jr.)      Director

  *
  (James W. Kinnear)           Director

  *
  (James J. O'Connor)          Director

  *
  (Catherine A. Rein)          Director

  *
  (Henry Rosovsky)             Director

  *
  (William D. Smithburg)       Director

  *
  (Robert G. Stone, Jr.)       Director

* By  /s/ William C. Ughetta
  (William C. Ughetta)
  Attorney-in-fact
/TABLE

                                EXHIBIT INDEX


 Exhibit                                                                                              Page
  Number                                         Description                                         Number
1.1           Form of Underwriting Agreement*
2.1           Certificate of Limited Partnership of Corning Delaware*
2.2           Form of Amended and Restated Limited Partnership Agreement of Corning Delaware*
3.1           Restated Certificate of Incorporation, dated July 12, 1989, and the Certificate of Amendment, dated September 28, 1989, to the Restated Certificate of
              Incorporation of Corning (incorporated by reference to Exhibit 3(a) of Corning's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1989)
3.2           By-laws of Corning (incorporated by reference to Exhibit 3(a) of Corning's Annual
              Report on Form 10-K for the fiscal year ended December 30, 1990)
3.3           Certificate of Amendment, dated April 30, 1992, of the Restated Certificate of
              Incorporation of Corning (incorporated by reference to Exhibit 3(a) of Corning's
              Annual Report on Form 10-K for the fiscal year ended January 3, 1993)
3.4           Form of Certificate of Amendment of the Restated Certificate of
              Incorporation of Corning, with respect to the Corning Series C Preferred Stock*
4.1           Form and terms of Corning Delaware Preferred Securities (included in Exhibit 2.2)
4.2           Form and terms of Corning Series C Preferred Stock (included in Exhibit 3.4)
4.3           Form of Fiscal Agency Agreement*
4.4           Form of Subordinated Debenture (included in Exhibit 4.3)
4.5           Form of Guarantee*
4.6           Form of Corning Common Stock Certificate (incorporated by reference to Exhibit 4 to Registration Statement on Form S-4 filed with the Commission on June 17, 1992
              (Registration Statement No. 33-48488))
4.7           Rights Agreement, dated as of July 2, 1986, between Corning Incorporated and
              Harris Trust and Savings Bank, as amended (incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A, filed with the Commission on July 2, 1986, and Exhibit 1 to Amendment No. 1 on Form 8, filed with the Commission on October
              10, 1989)
4.8           Form of Corning Preferred Share Purchase Right (included in Exhibit 4.7)
4.9           Registration Rights Agreement, dated as of June 7, 1994, among Corning
              Incorporated, Maryland Medical Laboratories, Inc., Maryland Medical Data, Inc.,
              Pharmaceutical Laboratory Services, Inc., Passen Professional Services, P.A., and
              Podiatric Pathology Laboratories, Inc.*
5.1           Opinion of William C. Ughetta, Esq., Senior Vice President and General Counsel*
8.1           Opinion of Shearman & Sterling as to tax matters*
12.1          Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
23.1          Consent of Price Waterhouse, independent accountants
23.2          Consent of Arthur Andersen & Co., independent public accountants
23.3          Consent of William C. Ughetta, Esq. (included in Exhibit 5.1)
23.4          Consent of Shearman & Sterling (included in Exhibit 8.1)
24.1          Powers of Attorney*

* Previously filed

                                                               EXHIBIT 12.1

                 COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                    FIXED CHARGES AND PREFERRED DIVIDENDS
                     (DOLLARS IN MILLIONS, EXCEPT RATIOS)

                                           12 Weeks Ended                   Fiscal Year Ended
                                           Mar.      Mar.      Jan.     Jan.     Dec.      Dec.
                                            27,       28,       2,       3,       29,       30,     DEC. 31,
                                           1994      1993      1994     1993     1991      1990       1989
Income before taxes on income             $ 79.0    $ 69.6  $ 156.7   $336.6    $327.4    $328.1      $253.8
Adjustments:
 Share of earnings (losses) before
   taxes of 50% owned companies             26.9      23.1   (137.0)   103.2     165.4     175.9       206.9
 Loss before taxes of greater than
   50% owned unconsolidated
   subsidiaries                             (1.7)     (1.4)    (3.1)    (2.1)     (2.2)     (2.0)       (1.3)
 Distributed income of less than 50%
   owned companies and share of  loss
  if debt is guaranteed                                1.5      4.5     (4.3)      6.6       0.9         3.3
 Amortization of capitalized interest        2.9       2.7     13.0     11.8      10.2       8.8         7.2
 Fixed charges net of capitalized
   interest                                 42.2      29.3    155.8    130.3     126.4     112.5        91.2
Earnings before taxes and fixed
  charges as adjusted                     $149.3    $124.8  $ 189.9   $575.5    $633.8    $624.2      $561.1
Fixed charges:
 Interest incurred                        $ 26.4    $ 18.1  $  94.0   $ 68.9    $ 60.4    $ 58.6      $ 53.0
 Share of interest incurred of 50%
   owned companies and interest on
   guaranteed debt of less than 50%
   owned companies                           9.0       6.8     40.9     42.0      47.5      45.3        33.9
 Interest incurred by greater than 50%
   owned unconsolidated subsidiaries         0.2       0.2      0.8      0.9       0.9       1.0         1.2
 Portion of rent expense which
   represents interest factor                8.2       6.8     29.9     27.6      23.0      19.7        15.8
 Share of portion of rent expense
   which represents interest factor
  for  50% owned companies                   1.3       1.5      9.1      9.2       9.0       7.6         6.9
 Portion of rent expense which
   represents interest factor for
   greater than 50% owned
   unconsolidated subsidiaries                         0.3      0.1      0.1       0.1       0.1         0.1
 Amortization of debt costs                  0.5                1.8      1.5       0.4       0.4         0.3
Total fixed charges                         45.6      33.7    176.6    150.2     141.3     132.7       111.2
Capitalized interest                        (3.4)     (4.4)   (20.8)   (19.9)    (14.9)    (20.2)      (20.0)
Total fixed charges net of capitalized
  interest                                $ 42.2    $ 29.3  $ 155.8   $130.3    $126.4    $112.5      $ 91.2
Preferred dividends:
 Preferred dividend requirement           $  0.5    $  0.5  $   2.1   $  2.2    $  2.4    $  2.5      $  0.6
 Ratio of pre-tax income to net income      1.60      1.52     1.29     1.38      1.51      1.71        1.85
 Pre-tax preferred dividend
   requirement                               0.8       0.8      2.7      3.0       3.6       4.3         1.1
Fixed charges                               45.6      33.7    176.6    150.2     141.3     132.7       111.2
Fixed charges and pre-tax preferred
  dividend requirement                    $ 46.4    $ 34.5  $ 179.3   $153.2    $144.9    $137.0      $112.3
Ratio of earnings to combined fixed
  charges and preferred dividends            3.2x      3.6x     1.1x     3.8x      4.4x      4.6x        5.0x

                                                             EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 24, 1994 (except Note 16 which is as of February 7, 1994), appearing on Page 21 of the Corning Incorporated 1993 Annual Report on Form 10-K for the year ended January 2, 1994. We also consent to the incorporation by reference of our report dated January 20, 1994 on the financial statements of Dow Corning Corporation, which appears on Page 56 of the Corning Incorporated Annual Report on Form 10-K for the year ended January 2, 1994. We also consent to the references to us under the heading "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Consolidated Financial Data".


/s/ Price Waterhouse
1177 Avenue of the Americas
New York, New York
July 11, 1994

                                                                  EXHIBIT 23.2

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 11, 1993 (except with respect to Note N, as to which the date is July 3, 1993) on the consolidated financial statements of Damon Corporation and Subsidiaries as of December 31, 1992 and 1991 and for each of the three years ended December 31, 1992 which are included in Corning's Current Report on Form 8-K filed on August 4, 1993 which is incorporated into this Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Arthur Andersen & Co.
Boston, Massachusetts
July 11, 1994